UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED OCTOBER 24, 2025

Heidrick & Struggles International, Inc.

233 South Wacker Drive

Chicago, IL 60606

Dear Stockholders:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Heidrick & Struggles International, Inc. (“Heidrick,” or the “Company”) to be held virtually on [●], at [●] a.m. Eastern Time. The Company’s stockholders will be able to virtually attend and vote at the Special Meeting via the Internet at [●]. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, dated October 5, 2025 (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Heidrick, Heron BidCo, LLC (“Parent”) and Heron Merger Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are affiliates of funds advised by Advent International, L.P. (“Advent”), a private equity firm headquartered in Boston, Massachusetts, and Corvex PE Advisors LP, a private equity firm headquartered in New York, New York (“Corvex” and, together with Advent, the “Consortium”).

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Heidrick, and the separate corporate existence of Merger Sub will thereupon cease, with Heidrick continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent (the “Merger”). If the Merger is completed, you will be entitled to receive an amount in cash equal to $59.00, without interest and subject to deduction for any applicable withholding taxes, for each share of Heidrick’s common stock, par value $0.01 per share (the “Company Common Stock”) that you own as of immediately prior to the effective time of the Merger (unless you have properly and validly exercised your appraisal rights in accordance with Section 262 of the Delaware General Corporation Law).

The Company’s Board of Directors (the “Company Board”) has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and its stockholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at a meeting of the Heidrick Stockholders and (v) subject to the terms of the Merger Agreement, recommended that the Heidrick Stockholders vote in favor of the adoption of the Merger Agreement in accordance with the General Corporation Law of the State of Delaware. At the special meeting, Heidrick will ask you and the other Company stockholders to adopt the Merger Agreement (the “Merger Agreement Proposal”).

Additionally, you will be asked to consider and vote at the Special Meeting on (i) a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Heidrick’s named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”) and (ii) a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies in favor of the Merger Agreement Proposal if there are insufficient votes at the time of the Special Meeting to approve such proposal (the “Adjournment Proposal”).

The Company Board recommends, on behalf of Heidrick, that you vote (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 9 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the proxy statement, for risks relating to the Company’s business and for a discussion of the risks that you should consider in evaluating the proposed Merger and how it may affect you.

Your vote is very important, regardless of the number of shares of Company Common Stock that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the stockholders holding a majority of the outstanding shares of Company Common Stock as of the close of business on [●], 2025, which is the record date for the Special Meeting. The failure to vote, assuming a quorum is present, will have the same effect as a vote “AGAINST”the Merger Agreement Proposal.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY

MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2025

This proxy statement is available through the “Investor Overview” section of our website at https://investors.heidrick.com/. We intend to mail these proxy materials on or about [●], 2025 to all holders of record of shares of Company Common Stock entitled to vote at the Special Meeting.

If you have any questions or need assistance voting your shares of Company Common Stock, please contact our proxy solicitor:

Alliance Advisors, LLC

Call Toll-Free: 1-855-206-1331

Email: HSII@allianceadvisors.com

On behalf of the Company Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Thomas L. Monahan III

Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2025 and, together with the enclosed form of proxy card, is first being mailed on or about [●], 2025.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED OCTOBER 24, 2025

Heidrick & Struggles International, Inc.

233 South Wacker Drive

Chicago, IL 60606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2025

Virtual Meeting Only - No Physical Location

Notice is hereby given of a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Heidrick & Struggles International, Inc., a Delaware corporation (“Heidrick,” or the “Company”), to be held on [●], 2025, at [●] a.m. Eastern Time. Heidrick’s stockholders will be able to virtually attend and vote at the Special Meeting via the Internet at [●]. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated October 5, 2025 (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Heidrick, Heron BidCo, LLC (“Parent”), and Heron Merger Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Heidrick, with Heidrick continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent (the “Merger”) (the “Merger Agreement Proposal”);

2.

To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heidrick’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.

To consider and vote on any proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, including to ensure that any necessary supplement or amendment to the accompanying proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting or to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to approve such proposal at the time of the Special Meeting (the “Adjournment Proposal”).

The foregoing matters are more fully described in the accompanying proxy statement. The accompanying proxy statement, as well as the Merger Agreement attached thereto as Annex A and all other exhibits and appendices attached thereto, are hereby incorporated by reference in this notice.

Only stockholders of record as of the close of business on [●], 2025 (the “Record Date”), are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.

If the Merger is completed, stockholders who continuously hold shares of Company common stock, par value $0.01 per share (the “Company Common Stock”), through the effective time of the Merger and who properly demand appraisal of their shares of Company Common Stock and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares of Company Common Stock in connection with the Merger. Stockholders must comply with all the requirements of Delaware law, which are summarized in the proxy statement accompanying this notice and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Heidrick’s Board of Directors (the “Company Board”) unanimously recommends, on behalf of Heidrick, that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the non-binding, advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on any additional voting instructions accompanying these proxy materials.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page  9 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the proxy statement, for risks relating to the Company’s business and for a discussion of the risks that you should consider in evaluating the proposed Merger and how it may affect you.

Tracey Heaton

Chief Legal Officer & Corporate Secretary

Dated:[●], 2025

i

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Heron Merger Sub, Inc., a direct wholly-owned subsidiary of Heron BidCo, LLC., with and into Heidrick & Struggles International, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Company,” “Heidrick,” “we,” “our,” “us” and similar words refer to Heidrick & Struggles International, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Advent International, L.P. as “Advent,” Corvex PE Advisors LP as “Corvex,” and the two together as the “Consortium,” Heron BidCo, LLC is referred to as “Parent” and Heron Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated October 5, 2025, by and among Heidrick, Parent and Merger Sub as the “Merger Agreement” (as may be amended from time to time), our common stock, par value $0.01 per share, as the “Company Common Stock” and the holders of shares of Company Common Stock as “Heidrick Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

THE SPECIAL MEETING (see page [●])

Date, Time, Place and Purpose of the Special Meeting; Record Date

A special meeting of Heidrick Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held virtually on [●], 2025, at [●] a.m. Eastern Time at [●] (the “Special Meeting”).

At the Special Meeting, Heidrick Stockholders of record as of the close of business on [●], 2025 (the “Record Date”) will be asked to consider and vote on:

•	a proposal to adopt the Merger Agreement (the “Merger Agreement Proposal”);

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heidrick’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

•

a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, including to ensure that any necessary supplement or amendment to the accompanying proxy statement is provided to Heidrick Stockholders a reasonable amount of time in advance of the Special Meeting or to solicit additional proxies to approve the Merger Agreement Proposal if there are insufficient votes to adopt such proposal at the time of the Special Meeting (the “Adjournment Proposal”).

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Shares Entitled to Vote; Quorum

You are entitled to receive notice of, and vote at, the Special Meeting if you owned shares of Company Common Stock at the close of business on the Record Date. Each holder of Company Common Stock will be entitled to one vote for each such share of Company Common Stock owned at the close of business on the Record Date on all matters properly coming before the Special Meeting.

A quorum of Heidrick Stockholders is necessary to hold a valid Special Meeting. The holders of a majority of voting power of the issued and outstanding shares of Company Common Stock entitled to vote generally, present virtually or represented by proxy, constitutes a quorum at the Special Meeting. On the Record Date, there were [●] shares of Company Common Stock outstanding and entitled to vote.

Your shares of Company Common Stock will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker, dealer, commercial bank, trust company or other nominee) or if you vote in advance by telephone or online. Once a Heidrick Stockholder entitled to vote at the Special Meeting is present via the virtual meeting website or represented by proxy at the Special Meeting, the Heidrick Stockholder’s Company Common Stock will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting, even if the Company Common Stock is not voted, including any Company Common Stock for which a Heidrick Stockholder directs to abstain from voting. If you are a “street name” holder of Company Common Stock and you provide your bank, broker, trust or other nominee with voting instructions, then your Company Common Stock will be counted in determining the presence of a quorum. If you are a “street name” holder of Company Common Stock and you do not provide your bank, broker, trust or other nominee with voting instructions, then your Company Common Stock will not be counted in determining the presence of a quorum. If there is no quorum, the Chairman of the Special Meeting or a majority of the Heidrick Stockholders represented at the Special Meeting (present virtually or represented by proxy) may adjourn the Special Meeting to another place, if any, date and time.

Vote Required; Abstentions and Broker Non-Votes

The Merger Agreement Proposal requires, assuming quorum is present, the affirmative vote of Heidrick Stockholders holding a majority of the outstanding shares of Company Common Stock as of the close of business on the Record Date (the “Company Stockholder Approval”). Because the required vote for the Merger Agreement Proposal is based on the number of votes the Heidrick Stockholders are entitled to cast rather than on the number of votes actually cast, if you (1) are a record holder and fail to authorize a proxy or (2) are a beneficial holder and fail to instruct your broker on how to vote, such failure will have the same effect as votes cast “AGAINST” the Merger Agreement Proposal. As of [●], 2025, the Record Date for the Special Meeting, [●] shares of Company Common Stock constitute a majority of the issued and outstanding shares of Company Common Stock.

Approval of the Compensation Proposal, on a non-binding, advisory basis, requires, assuming a quorum is present, the affirmative vote of the holders of a majority in voting power of the Company Common Stock present in person or represented by proxy at the Special Meeting. The approval of the Compensation Proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger.

Approval of the Adjournment Proposal to adjourn the Special Meeting, (a) when a quorum is present, requires the affirmative vote of the Heidrick Stockholders holding a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and (b) when a quorum is not present, the Chairman of the Special Meeting or a majority of the Heidrick Stockholders represented at the Special Meeting (present virtually or represented by proxy) may adjourn the Special Meeting to another place, if any, date and time.

If a Heidrick Stockholder abstains from voting, that abstention will be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as if the Heidrick Stockholder voted “AGAINST” the Merger Agreement Proposal. Assuming a quorum is present, abstentions will have no effect on the outcomes of the Compensation Proposal or the Adjournment Proposal other than reducing the number of affirmative votes required to achieve a majority of such matters by reducing the total number of shares of Company Common Stock from which the majority is calculated. If a quorum is not present, abstentions will have no effect on the Compensation Proposal or the Adjournment Proposal.

If no instructions as to how to vote is given in a validly executed, duly returned, and not revoked proxy, the proxy will be voted “FOR” (i) the proposal to adopt the Merger Agreement; (ii) the non-binding, advisory Compensation Proposal; and (iii) Adjournment Proposal.

The Company does not expect any broker non-votes at the Special Meeting because the stock exchange rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker would be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of Company Common Stock will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and will have no effect on the Compensation Proposal or the Adjournment Proposal other than reducing the number of affirmative votes required to achieve a majority of such matters by reducing the total number of shares of Company Common Stock from which the majority is calculated.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of the shares of Company Common Stock outstanding on the Record Date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Common Stock (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the non-binding, advisory Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

See the section titled “The Special Meeting” beginning on page [●], for additional information on the Special Meeting.

Voting of Proxies

(see page [●])

If you are a Heidrick Stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Computershare, our transfer agent), there are four ways to vote:

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting virtually and voting at the meeting.

A 16-digit control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company Common Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares of Company Common Stock, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares of Company Common Stock that you beneficially own, you may still vote your shares of Company Common Stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will be cancelled and not counted.

If your shares of Company Common Stock are held in “street name” through a commercial bank, dealer, broker, trust company or other nominee, you may vote through your commercial bank, dealer broker, trust company or other nominee by completing and returning the voting form provided by your commercial bank, dealer, broker, trust company or other nominee, or, if such a service is provided by your commercial bank, dealer, broker, trust company or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your commercial bank, dealer, broker, trust company or other nominee, you should follow the instructions on the voting form provided by your commercial bank, dealer, broker, trust company or other nominee.

See the section titled “The Special Meeting—Voting of Proxies” beginning on page [●] for additional information.

Revocability of Proxies

(see page [●])

If you are a Heidrick Stockholder of record entitled to vote at the Special Meeting, you can revoke or change your proxy at any time before the Special Meeting is held. If you are the record holder of your shares of Company Common Stock, you may revoke or change your proxy in any one of the following ways:

•

Attending the Special Meeting online and voting electronically during the meeting. However, your attendance online at the Special Meeting will not automatically revoke your proxy unless you properly vote electronically during the Special Meeting;

•

Specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Special Meeting to the Corporate Secretary at Heidrick’s Corporate headquarters at 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606;

•	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Duly completing a later-dated proxy card relating to the same shares of Company Common Stock and delivering it to the Corporate Secretary before the taking of the vote at the Special Meeting.

At the time the Special Meeting occurs, the most current proxy card or telephone or Internet proxy is the one that is counted.

See the section titled “The Special Meeting—Revocability of Proxies” beginning on page [●] for additional information.

Adjournments

(see page [●])

Although it is not currently expected, the Special Meeting may be adjourned to any other time and to any other place (whether virtual or not) by the Heidrick Stockholders present or represented at the Special Meeting, although less than a quorum, including for the purpose of ensuring that any necessary supplement or amendment to the accompanying proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting or soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place (whether virtual or not) of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Heidrick Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

See the section titled “The Special Meeting—Adjournments” beginning on page [●] for additional information.

The Company Board’s Recommendation

(see page [●])

After careful consideration, the Company Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and its stockholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at a meeting of the Heidrick Stockholders and (v) subject to the terms of the Merger Agreement, recommended that the Heidrick Stockholders vote in favor of the Merger Agreement Proposal in accordance with the DGCL.

Accordingly, the Company Board recommends, on behalf of Heidrick, that you vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the non-binding, advisory Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

See the section titled “The Special Meeting—the Company Board’s Recommendation” beginning on page  [●] for additional information.

THE MERGER (see page [●])

Parties Involved in the Merger

Heidrick & Struggles International, Inc.

Heidrick is a human capital leadership advisory firm providing executive search, consulting and on-demand talent services to businesses and business leaders worldwide to help them to improve the effectiveness of their leadership teams. We provide our services to a broad range of clients through the expertise of over 500 consultants located in major cities around the world. Heidrick and its predecessors have been leadership advisors for more than 70 years. Heidrick was formed as a Delaware corporation in 1999 when two of our predecessors merged to form Heidrick. Company Common Stock is listed on the Nasdaq under the symbol “HSII”.

Heron BidCo, LLC

Parent was formed in Delaware on October 2, 2025, solely for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement. Parent is a subsidiary of certain investment funds managed by Advent and Corvex. Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the structuring and negotiation of the Merger and arranging financing therefor.

Heron Merger Sub, Inc.

Merger Sub is a direct, wholly owned subsidiary of Parent and was incorporated in Delaware on October 2, 2025, solely for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the structuring and negotiation of the Merger.

For more information about Heidrick, Parent and Merger Sub, see the section titled “The Merger— Parties Involved in the Merger,” beginning on page [●].

Effect of the Merger

On the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Heidrick, with Heidrick continuing as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, Company Common Stock will no longer be publicly traded, and will be delisted from the Nasdaq. In addition, Company Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Heidrick will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to Company Common Stock. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Merger will become effective (the “Effective Time”) upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware (or at such later date or time as may be specified in the certificate of merger and agreed to in writing by the parties to the Merger Agreement in accordance with the DGCL).

For more information about the effect of the Merger, see the section titled “The Merger—Effect of the Merger” beginning on page [●].

Effect on Heidrick if the Merger is Not Completed

If the Merger Agreement is not adopted by the Heidrick Stockholders, or if the Merger is not completed for any other reason:

•	the Heidrick Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

•

(A) Heidrick will remain an independent public company, (B) Company Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and (C) Heidrick will continue to file periodic reports with the SEC;

•

Heidrick anticipates that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) Heidrick Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Heidrick’s business, prospects and results of operations, as such may be affected by, among other things, the industry in which Heidrick operates and economic conditions;

•

the price of Company Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Company Common Stock would return to the price at which it trades as of the date of this proxy statement;

•

Heidrick’s Board of Directors (the “Company Board”) will continue to evaluate and review Heidrick’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Company Board would be offered or that Heidrick’s business, prospects and results of operations would be adversely impacted); and

•

under certain specified circumstances, Heidrick may be required to pay Parent a termination fee in the amount of $38,900,000 (the “Company Termination Fee”). For more information, please see the sections of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Termination of the Merger Agreement” and “Proposal 1: the Merger Agreement Proposal—Termination Fee and Expenses.”

For more information about the effect on Heidrick if the Merger is not completed, see the section titled “The Merger—Effect on Heidrick if the Merger is Not Completed” beginning on page [●].

Merger Consideration

Company Common Stock

At the Effective Time, subject to the terms and conditions of the Merger Agreement, by virtue of the Merger, the following will occur:

•

Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time will be automatically converted into and shall thereafter represent the right to receive $59.00 in cash, without interest and subject to deduction for any applicable withholding taxes (the “Merger Consideration”) (except that no Merger Consideration will be paid with respect to (A) any shares of Company Common Stock, owned directly or indirectly by Parent, Merger Sub or any wholly-owned subsidiary of the Company, (B) any shares of Company Common Stock held in the treasury of the Company or (C) any shares of Company Common Stock held by Heidrick Stockholders properly and validly exercising and not withdrawn their demand for rights to appraisal in accordance with Section 262 of the DGCL (such shares, the “Dissenting Shares”), other than, in the case of (A) or (B), any such shares of Company Common Stock held on behalf of third parties);

•

each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, will automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

•

all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and cease to exist, and thereafter only represent the right to receive the Merger Consideration, without interest and subject to deduction for any applicable withholding taxes (except for holders of Dissenting Shares as described in this section and in the section titled “The Merger—Appraisal Rights”).

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Company Common Stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Heidrick Stockholder (except that Heidrick Stockholders who properly exercise, and do not withdraw, their appraisal rights will have a right to receive payment of the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding, as contemplated by Section 262 of the DGCL). For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”

For more information about the Merger consideration, see the section titled “The Merger—Merger Consideration,” beginning on page [●].

Treatment of Company Equity Awards

The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each restricted stock unit, whether cash-settled or stock-settled and whether vested or unvested (each, a “Company RSU”), and each performance share unit whether vested or unvested (each, a “Company PSU”), granted under the Fifth Amended and Restated Heidrick & Struggles 2012 Globalshare Program, as in effect from time to time, or any predecessor plan (the “Company Stock Plan”) that is outstanding as of immediately prior to the Effective Time will be canceled in exchange for the right to receive an amount in cash (without interest and subject to deduction for any required tax withholding) equal to the sum of:

•

the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company RSU or Company PSU (which for Company PSUs will be determined based on maximum performance, which is 100% of target for Company PSUs that vest based on the achievement of specified stock prices and 200% of target with respect to all other Company PSUs), as applicable, and

•

the amount of dividends credited to the award holder in respect of such Company RSU or Company PSU (at maximum performance—as described above), as applicable, and not yet paid, through the Closing pursuant to the award agreement governing such Company RSU or Company PSU, as applicable.

For more information about the treatment of Company equity awards see the section titled “The Merger—Merger Consideration” beginning on page [●].

Recommendation of the Company Board and Reasons for the Merger

(see page [●])

After careful consideration, the Company Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and the Heidrick Stockholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at a meeting of the Heidrick Stockholders and (v) subject to the terms of the Merger Agreement, recommended that the Heidrick Stockholders vote in favor of the adoption of the Merger Agreement in accordance with the DGCL.

Accordingly, the Company Board unanimously recommends, on behalf of Heidrick, that you vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the non-binding, advisory Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

For more information about the material factors considered by the Company Board in reaching its conclusions see the section titled “Recommendation of the Company Board and Reasons for the Merger” beginning on page [●].

Opinion of BofA Securities, Inc.

(see page [●] and Annex B)

In connection with the Merger, BofA Securities, Inc. (“BofA Securities”), Heidrick’s financial advisor, delivered to the Company Board a written opinion, dated October 5, 2025, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Company Common Stock (other than the shares of Company Common Stock held in the treasury of Heidrick or owned, directly or indirectly, by Parent, Merger Sub or a wholly-owned subsidiary of Heidrick and any Dissenting Shares (collectively, the “Excluded Shares”)). The full text of the written opinion, dated October 5, 2025, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the Company Board (in its capacity as such) for the benefit and use of the Company Board in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Heidrick or in which Heidrick might engage or as to the underlying business decision of Heidrick to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation to any Heidrick Stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

For more information about the opinion of the Company’s financial advisor see the section titled “The Merger—Opinion of BofA Securities, Inc.” beginning on page [●] and Annex B.

Interests of Heidrick’s Directors and Executive Officers in the Merger

(see page [●])

When considering the foregoing recommendation of the Company Board that the Heidrick Stockholders should vote to approve the Merger Agreement Proposal, the Heidrick Stockholders should be aware that Heidrick’s directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of the Heidrick Stockholders more generally, including those interests listed below and in the section titled “Interests of Heidrick’s Directors and Executive Officers in the Merger,” beginning on page [●]. The Company Board was aware of and considered these interests, among other matters, when (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement Proposal be approved by the Heidrick Stockholders. These interests include the following:

•	accelerated vesting and payment in respect of Company RSUs and Company PSUs, and potential direct or indirect re-investment opportunities by Company executive officers in the Surviving Corporation;

•	potential participation in a go-forward management incentive plan or similar arrangement by Company executive officers;

•	potential direct investment opportunities by certain Company employees in the Surviving Corporation;

•	potential severance benefits in the event of a qualifying termination of employment in connection with the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the Merger Agreement Proposal is approved, the shares of Company Common Stock held by the Company Board and executive officers will be treated in the same manner as outstanding shares of Company Common Stock held by all other Heidrick Stockholders. For more information, please see the section of this proxy statement titled “Interests of Heidrick’s Directors and Executive Officers in the Merger.”

Financing of the Merger

(see page [●])

The Merger is not subject to any financing condition. We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $1,350,000,000, including estimated transaction fees and expenses. Parent expects these amounts to be funded through a combination of committed debt financing and equity commitments.

In connection with the financing of the Merger, funds affiliated with Advent (collectively, the “Equity Investors”) have entered into an equity commitment letter in favor of Parent, dated as of October 5, 2025 (the “Equity Commitment Letter”), pursuant to which the Equity Investors have severally committed, subject to the terms and conditions contained therein, to provide an aggregate amount in immediately available funds equal to $1,350,000,000 to Parent and Merger Sub, for the purpose of providing Parent and Merger Sub with sufficient cash to consummate the Merger and make all cash payments required under the Merger Agreement on the Closing Date (the “Equity Financing”).

Although the Equity Financing is in an amount sufficient to pay the Merger Consideration to Heidrick Stockholders in the Merger (and related Company fees and expenses), Parent has delivered to the Company a debt commitment letter (the “Debt Commitment Letter”), dated as of October 5, 2025, by and among Parent, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., UBS AG, Stamford Branch, UBS Securities LLC and Banco Santander, S.A., New York Branch (collectively, the “Initial Lenders”, and together with any other financial institutions that become parties thereto, the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties have committed to provide debt financing consisting of a $150,000,000 revolving term loan facility and a $550,000,000 first lien term loan facility (collectively, the “Debt Financing”). The obligations of the Debt Commitment Parties to provide Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions. For more information, please see the section of this proxy statement titled “The Merger—Financing of the Merger—Debt Commitment Letter.”

The Company and each of the Equity Investors have also entered into a limited guarantee in favor of Heidrick, dated as of October 5, 2025 (the “Limited Guarantee”), pursuant to which each Equity Investor has agreed to guarantee (up to an agreed upon cap) the due and punctual payment of and discharge of its pro rata percentage of Parent’s payment obligation to pay the payment, reimbursement or indemnification obligations payable by Parent or Merger Sub (or its Representatives) under the Merger Agreement and any damages, solely in the event of a valid termination of the Merger Agreement by Heidrick in accordance therewith.

For more information, see the section titled “The Merger—Financing of the Merger” beginning on page [●].

Appraisal Rights

(see page [●])

If the Merger is consummated, Heidrick Stockholders of record and beneficial owners of shares of Company Common Stock who continuously are the holders of such shares of Company Common Stock through the Effective Time, who do not vote their shares in favor of the adoption of the Merger Agreement, who properly demand appraisal of such shares in accordance with Section 262 of the DGCL (“Section 262”), and who otherwise comply with the statutory requirements of Section 262 will be entitled to seek an appraisal by the

Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) of the “fair value” of their shares of Company Common Stock. The amount determined to be fair value by the court will be determined as of the Effective Time and could be more than, the same as or less than the Merger Consideration. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. Due to the complexity of the appraisal process, Heidrick Stockholders and beneficial owners of shares of Company Common Stock who wish to seek appraisal of their shares or who wish to preserve their rights to do so should review the section of this proxy statement titled “The Merger—Appraisal Rights” and the applicable provisions of Section 262 carefully and are encouraged to seek the advice of legal counsel and financial advisors with respect to the exercise of appraisal rights since failure to timely and fully comply with the procedures set forth therein will result in the loss of such rights.

Generally, to exercise appraisal rights, Heidrick Stockholders of record and beneficial owners of shares of Company Common Stock must: (1) properly demand appraisal of such holder’s or owner’s shares of Company Common Stock, (2) not vote in favor of the adoption of the Merger Agreement (whether by voting against the Merger Proposal, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares of Company Common Stock through the effective date of the Merger, (4) not withdraw their demands or otherwise lose their rights to appraisal, and (5) otherwise comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, in which case, such Heidrick Stockholder may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the Effective Time through the date of payment of the judgment.

Failure to follow exactly the procedures specified under Section 262 may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Heidrick unless certain stock ownership conditions are satisfied by the Heidrick Stockholders and beneficial owners of shares of Company Common Stock seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262, the relevant section of the DGCL regarding appraisal rights. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”

Certain Material U.S. Federal Income Tax Consequences of the Merger

(see page [●])

The receipt of cash by Heidrick Stockholders in exchange for shares of Company Common Stock in the Merger generally will be a taxable transaction to U.S. Holders and Non-U.S. Holders (each, as defined under the section of this proxy statement titled, “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger”).

Each Heidrick Stockholders should consult its own tax advisor in light of its particular circumstances and any specific tax consequences relating to the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences.

Regulatory Approvals Required for the Merger

(see page [●])

Completion of the Merger is subject to clearances under the HSR Act and certain other specified filings and approvals under the Antitrust Laws (as defined in the section titled “The Merger—Regulatory Approvals Required for the Merger”) of foreign jurisdictions, including the Australian Competition and Consumer Act 2010 (Cth) and the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen).

Under the terms, and subject to the conditions, of the Merger Agreement, Heidrick, Parent and Merger Sub have agreed to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Laws to consummate the transactions contemplated by the Merger Agreement at the earliest practicable date, including taking the actions further described in the section titled “The Merger—Regulatory Approvals Required for the Merger.”

Parent and Heidrick filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) on October 17, 2025. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the FTC or the DOJ issues a request for additional information and documentary materials (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

At any time before or after the consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. U.S. state attorneys general and private parties may also seek to take legal action under the Antitrust Laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Parent and Heidrick filed for approval with the German Federal Cartel Office and the Australian Competition and Consumer Commission on October 20, 2025.

For more information, please see the sections of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Termination of the Merger Agreement,” and “Proposal 1: the Merger Agreement Proposal—Termination Fee and Expenses.”

THE MERGER AGREEMENT PROPOSAL

(see page [●])

A summary of the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and which is incorporated by reference in this proxy statement, is described in the section of this proxy statement titled “Proposal 1: The Merger Agreement Proposal” beginning on page [●]. Among other things, the Merger Agreement includes the below terms and obligations.

Alternative Acquisition Proposals

(see page [●])

No Solicitation of Other Offers

During the period beginning with the date of the Merger Agreement and continuing until the earlier of (x) the valid termination of the Merger Agreement or (y) the Effective Time, Heidrick has agreed not to, and has agreed to cause its subsidiaries and their respective officers and directors not to, and has agreed to use reasonable best efforts to cause its other Representatives not to, directly or indirectly:

•

initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making of, an Acquisition Proposal (as defined in the section titled “Proposal 1: The Merger Agreement Proposal—Acquisition Proposals”);

•

other than pursuant to the terms of the Merger Agreement, engage, authorize, or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to Heidrick or any of its subsidiaries in connection with, any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal; and

•

other than as described below in accordance with the Merger Agreement, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement.

Notwithstanding the foregoing restrictions, if the Company Board receives an unsolicited bona fide written Acquisition Proposal prior to the Company Stockholder Approval (that did not result from a material breach of the non-solicitation covenants in the Merger Agreement) and following such receipt, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (as defined in the section titled “Proposal 1: The Merger Agreement Proposal—Acquisition Proposals”) and the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under the DGCL, and Parent does not propose improved terms such that the Superior Proposal is no longer a Superior Proposal, then the Company Board is permitted, subject to the terms and conditions set forth in the Merger Agreement, to effect an Adverse Recommendation Change (as defined in the section titled “Proposal 1: The Merger Agreement Proposal—Adverse Recommendation Change”) or terminate the Merger Agreement. For more information, please see the section of this proxy statement titled “Proposal 1: The Merger Agreement Proposal—Acquisition Proposals.”

If Heidrick terminates the Merger Agreement for the purpose of accepting and entering into an agreement in respect of a Superior Proposal, Heidrick is required to pay the Company Termination Fee to Parent. For more information, please see the section of this proxy statement titled “Proposal 1: The Merger Agreement Proposal—Termination Fee and Expenses.”

Conditions to the Closing of the Merger

(see page [●])

The obligations of Heidrick, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including the following:

•	the Company Stockholder Approval having been obtained;

•	the absence of any governmental entity issuing any order or other legal restraint that makes consummation of the Merger illegal or otherwise prohibits the Merger;

•

the expiration or termination of any applicable waiting period (or extension) under the HSR Act and receipt of the other approvals under Antitrust Laws of applicable foreign jurisdictions, including Australia and Germany;

•

the accuracy of the representations and warranties of Heidrick, Parent and Merger Sub in the Merger Agreement, subject to certain qualifiers, as of the closing date of the Merger (the “Closing”) or the date in respect of which such representation or warranty was specifically made;

•

the compliance in all material respects by Heidrick, Parent and Merger Sub of their respective covenants and obligations of the Merger Agreement required to be performed and complied with by Heidrick, Parent and Merger Sub at or prior to the Closing; and

•

the absence of a Material Adverse Effect (as defined in the section titled “Proposal 1: The Merger Agreement Proposal—Material Adverse Effect”) on Heidrick’s operations since the date of the Merger Agreement that has occurred and that is continuing as of the Effective Time.

For more information, please see the section of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Conditions to Consummation of the Merger.”

Termination of the Merger Agreement

(see page [●])

The Company and Parent have the right to terminate the Merger Agreement under certain circumstances. Either Heidrick or Parent may terminate the Merger Agreement if:

•	they mutually agree in writing,

•

there is a final, nonappealable order or other action by a court or governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger,

•	the Company Stockholder Approval is not obtained at the Special Meeting (or any adjournment or postponement thereof) or

•	the Merger has not been consummated by the Termination Date (as defined in the section titled “Proposal 1: The Merger Agreement Proposal—Termination of the Merger Agreement”) .

Parent may terminate the Merger Agreement if:

•	the Company Board effectuates an Adverse Recommendation Change or

•

upon a breach of any covenant or agreement made by Heidrick in the Merger Agreement, or any representation or warranty of Heidrick is inaccurate or becomes inaccurate after the date of the Merger Agreement, subject to a cure period, and in each case such that a condition to Closing will not be satisfied.

Additionally, Heidrick may terminate the Merger Agreement if:

•	prior to obtaining Company Stockholder Approval, Heidrick accepts a Superior Proposal in accordance with the terms of the Merger Agreement, or

•

upon a breach of any covenant or agreement made by Parent or Merger Sub in the Merger Agreement, or any representation or warranty of Parent or Merger Sub is inaccurate or becomes inaccurate after the date of the Merger Agreement, subject to a cure period, and in each case such that a condition to Closing will not be satisfied.

If the Merger Agreement is terminated under certain circumstances, such as if Heidrick accepts a Superior Proposal, Heidrick is obligated to pay to Parent the Company Termination Fee in the amount of $38,900,000.

For more information, please see the sections of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Termination of the Merger Agreement” and “Proposal 1: the Merger Agreement Proposal—Termination Fee and Expenses.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:

You are receiving this proxy statement and proxy card or voting instruction form in connection with the solicitation of proxies by the Company Board for use at the Special Meeting because you have been identified as a holder of Company Common Stock as of the close of business on the Record Date for the Special Meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company Common Stock with respect to such matters.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of Company Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company Common Stock is called a “proxy card.”

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on [●], 2025 at [●] a.m. Eastern Time at [●].

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on:

•	a proposal to approve the Merger Agreement Proposal, pursuant to which Merger Sub will merge with and into Heidrick and Heidrick will become a wholly-owned subsidiary of Parent;

•	a proposal to approve, on a non-binding, advisory basis, the Compensation Proposal; and

•	a proposal to approve the Adjournment Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:

Heidrick Stockholders as of the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of Company Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Company Common Stock that such holder owned as of the close of business on the Record Date.

Q:	May I attend the Special Meeting virtually and vote at the Special Meeting?

A:

Heidrick Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. If you are a Heidrick Stockholder of record, you do not need to do anything in advance to attend and/or vote your shares of Company Common Stock at the Special Meeting. However, to attend the

Special Meeting, Heidrick Stockholders of record will need to use their 16-digit control number on their Notice of Internet Availability of Proxy Materials or proxy card to log into [●].

Beneficial owners of Company Common Stock who do not have a 16-digit control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Special Meeting; instructions should also be provided on the voting instruction card provided by their commercial bank, dealer, broker, trust company or other nominees. We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin at [●] a.m. Eastern Time on [●], 2025.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive an amount in cash equal to $59.00, without interest thereon and subject to any applicable withholding taxes, for each share of Company Common Stock that you own immediately prior to the Effective Time, unless you are entitled to and have properly exercised and not withdrawn, failed to perfect or otherwise lost your appraisal rights under Section 262. For example, if you own one hundred shares of Company Common Stock, you would receive $5,900 in cash in exchange for your shares of Company Common Stock, without interest and subject to deduction for any required withholding taxes. You will not receive any shares of the capital stock in the Surviving Corporation. For more information, please see the section of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Merger Consideration.”

Q:	How does the Merger Consideration compare to the market price of Company Common Stock prior to the announcement of entry into the Merger Agreement?

A:

The Merger Consideration represents a 17.8%, 22.0% and a 25.7% premium to the price per share of Company Common Stock based on the volume weighted average price for the 30, 60 and 90 trading day periods, respectively, ending on October 3, 2025, the last trading day prior to the announcement of the transaction. On [●], 2025, the last practicable day before the printing of this proxy statement, the closing price of Company Common Stock on the Nasdaq was $[●] per share.

Q:	What will I receive for my PSUs or RSUs, as applicable, if the Merger is completed?

A:

Immediately prior to the Effective Time (but contingent upon the Effective Time), subject to the terms of the Merger Agreement, each Company RSU and each Company PSU that is outstanding, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash (without interest and subject to deduction for any required tax withholding) equal to the sum of (x) the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company RSU or Company PSU (which for Company PSUs will be determined based on maximum performance, which is 100% of target for Company PSUs that vest based on the achievement of specified stock prices and 200% of target with respect to all other Company PSUs), as applicable, and (y) the amount of dividends credited to the award holder in respect of such Company RSU or Company PSU (at maximum performance—as described above), as applicable, and not yet paid, through the Closing pursuant to the award agreement governing such Company RSU or Company PSU, as applicable, which amount will be paid by the Surviving Corporation as soon as practicable following the Effective Time.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:

The receipt of cash by Heidrick Stockholders in exchange for shares of Company Common Stock in the Merger generally will be a taxable transaction to U.S. Holders and Non-U.S. Holders (each, as defined under the section of this proxy statement titled, “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger”).

Each Heidrick Stockholders should consult its own tax advisor in light of its particular circumstances and any specific tax consequences relating to the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences.

Q:	When do you expect the Merger to be completed?

A:

In order to complete the Merger, Heidrick is required to obtain the Company Stockholder Approval described in this proxy statement, and the other closing conditions under the Merger Agreement must be satisfied or waived. Assuming timely satisfaction of necessary closing conditions, including obtaining the Company Stockholder Approval, Heidrick is currently targeting to consummate the Merger by the first quarter of 2026. Since the Merger is subject to a number of conditions, the exact timing of the Merger cannot be determined at this time.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by Heidrick Stockholders or if the Merger is not completed for any other reason, Heidrick Stockholders will not receive any payment for their shares of Company Common Stock. Instead, Heidrick will remain an independent public company, shares of Company Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Heidrick will continue to file periodic reports with the SEC. Under specified circumstances, Heidrick will be required to pay Parent the Company Termination Fee upon the termination of the Merger Agreement, as described in the sections of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Termination of the Merger Agreement” and “Proposal 1: the Merger Agreement Proposal—Termination Fee and Expenses.”

Q:	What vote is required to adopt the Merger Agreement?

A:

The affirmative vote of Heidrick Stockholders holding a majority of the outstanding shares of Company Common Stock that are issued and outstanding as of the Record Date is required to adopt the Merger Agreement.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” results when the banks, brokers, or other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The Company does not expect any broker non-votes at the Special Meeting because each of the proposals to be presented at the Special Meeting is expected to be considered “non-routine.” As a result, no broker would be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of Company Common Stock will have the same effect as a vote “AGAINST” the Merger Agreement Proposal and will have no effect on the Compensation Proposal, assuming a quorum is present, or the Adjournment Proposal.

Q:	Why are Heidrick Stockholders being asked to cast a non-binding advisory vote to approve the Compensation Proposal?

A:

The Exchange Act and applicable SEC rules thereunder require Heidrick to seek a non-binding, advisory vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?

A:

The affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting is required for approval of the Compensation Proposal, on a non-binding, advisory basis.

Q:	What will happen if Heidrick Stockholders do not approve the Compensation Proposal at the Special Meeting?

A:

Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on the Company. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Heidrick’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares of Company Common Stock can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262. If you hold your shares of Company Common Stock in “street name,” please refer to the voting instruction forms provided by your commercial bank, broker, dealer, trust company or other nominee to vote your shares of Company Common Stock.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the Merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262. Under the DGCL, Heidrick Stockholders of record who continuously hold shares of Company Common Stock through the Effective Time and do not vote in favor of adopting the Merger Agreement, and beneficial owners of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person who beneficially own shares of Company Common Stock through the Effective Time that are not voted in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the “fair value” of their shares of Company Common Stock as determined by the Delaware Court of Chancery if the Merger is completed. Appraisal rights will only be available to Heidrick Stockholders and beneficial owners of shares of Company Common Stock, as the case may be, who properly deliver a written demand for an appraisal to Heidrick prior to the vote on the Merger Agreement Proposal at the Special Meeting and do not withdraw their demands, and who otherwise comply with the procedures and requirements set forth in Section 262, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a Heidrick Stockholder will be entitled to receive under the terms of the Merger Agreement. Holders and beneficial owners of Company Common Stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. A copy of Section 262 is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. Failure to comply with the provisions of Section 262 in a timely and proper manner may result in the loss of appraisal rights. For additional information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”

Q:	What happens if I sell or otherwise transfer my shares of Company Common Stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Company Common Stock after the Record Date but before the Special Meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of Company Common Stock, but you will retain your right to vote those shares of Company Common Stock at the Special Meeting. You will also lose the ability to exercise appraisal rights in connection with the Merger with respect to the transferred shares of Company Common Stock.

Q:	What is the difference between holding shares as a Heidrick Stockholder of record and as a beneficial owner?

A:

If your shares of Company Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Heidrick.

If your shares of Company Common Stock are held through a commercial bank, broker, dealer, trust company or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your commercial bank, dealer, broker, trust company or other nominee who is considered, with respect to those shares of Company Common Stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your commercial bank, dealer, broker, trust company or other nominee how to vote your shares of Company Common Stock by following their instructions for voting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your commercial bank, dealer, broker, trust company or other nominee is permitted to vote your shares of Company Common Stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your commercial bank, dealer, broker, trust company or other nominee on how to vote. You should follow the procedures provided by your commercial bank, dealer, broker, trust company or other nominee to vote your shares of Company Common Stock. Without instructions, your shares of Company Common Stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal, and which will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	How may I vote?

A:	If you are a Heidrick Stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Computershare, our transfer agent), there are four (4) ways to vote:

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	by attending the Special Meeting virtually and voting at the meeting.

A 16-digit control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company Common Stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares of Company Common Stock, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Company Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares of Company Common Stock that you beneficially own, you may still vote your shares of Company Common Stock virtually at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote virtually, your previous vote by proxy will be cancelled and not counted.

If your shares of Company Common Stock are held in “street name” through a commercial bank, dealer, broker, trust company or other nominee, you may vote through your commercial bank, dealer broker, trust company or other nominee by completing and returning the voting form provided by your commercial bank, dealer, broker, trust company or other nominee, or, if such a service is provided by your commercial bank, dealer, broker, trust company or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your commercial bank, dealer, broker, trust company or other nominee, you should follow the instructions on the voting form provided by your commercial bank, dealer, broker, trust company or other nominee.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke or change your proxy at any time before the Special Meeting. If you are the record holder of your shares of Company Common Stock, you may revoke or change your proxy in any one of the following ways:

•

Attending the Special Meeting online and voting electronically during the meeting. However, your attendance online at the Special Meeting will not automatically revoke your proxy unless you properly vote electronically during the Special Meeting;

•

Specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Special Meeting to the Corporate Secretary at Heidrick’s Corporate headquarters at 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606;

•	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Duly completing a later-dated proxy card relating to the same shares of Company Common Stock and delivering it to the Corporate Secretary before the taking of the vote at the Special Meeting.

At the time the Special Meeting occurs, your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares of Company Common Stock are held by your broker, dealer, trust company or commercial bank as a nominee or agent, you should follow the instructions provided by your broker, dealer, trust company, or commercial bank.

Q:	How does the Company Board recommend that I vote?

A:

Heidrick’s Board of Directors unanimously recommends, on behalf of Heidrick, that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the non-binding, advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	If a Heidrick Stockholder gives a proxy, how are the shares voted?

A:

The individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company Common Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of Company Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company Common Stock should be voted on a matter, the shares represented by your properly signed proxy will be voted: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the non-binding, advisory Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Company Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company Common Stock. If you are a Heidrick Stockholder of record and your shares of Company Common Stock are registered in more than one name, you will receive more than one proxy card

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Heidrick may announce preliminary voting results at the conclusion of the Special Meeting. Heidrick intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Heidrick files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement titled “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Alliance Advisors, LLC

Overlook Corporate Center

130 Clove Road, 4th Fl.

Little Falls, NJ 07424

or

Call Toll-Free: 1-855-206-1331

Email: HSII@allianceadvisors.com

FORWARD-LOOKING STATEMENTS

This proxy statement contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Heidrick’s expectations or beliefs concerning future events, including the timing of the proposed transactions contemplated by the Merger Agreement and other information relating to the proposed transactions contemplated by the Merger Agreement (the “Transactions”). Forward-looking statements include information concerning possible or assumed future results of operations of Heidrick, the expected completion and timing of the proposed Transactions and other information relating to the proposed Transactions. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Heidrick expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond Heidrick’s control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Those following important factors and uncertainties, among others, could cause actual results to differ materially from those described in the forward-looking statements: (i) the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect Heidrick’s business and the price of the common stock of Heidrick, (ii) the failure to satisfy the conditions to the consummation of the Transactions, including the adoption of the Merger Agreement by the stockholders of Heidrick and the receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the risk that the Merger Agreement may be terminated in circumstances that require Heidrick to pay a termination fee; (v) the effect of the announcement or pendency of the Transactions on Heidrick’s business relationships, operating results and business generally, including Heidrick’s ability to attract, integrate, develop, manage, retain and motivate qualified consultants and senior leaders as a result of such effects, (vi) risks that the proposed Transactions disrupts current plans and operations, (vii) risks related to diverting management’s attention from Heidrick’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Heidrick related to the Merger Agreement or the Transactions, (ix) Heidrick’s ability to fill or obtain new executive search assignments, which could impact demand for services and affect results of operations or financial conditions, (x) unexpected costs, charges or expenses resulting from the proposed Transactions; (xi) the ability to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed Transactions; (xi) the impact of adverse macroeconomic or labor market conditions, including the impacts of inflation, volatile interest rates and effects of geopolitical instability, on demand for services, (xii) risks caused by delays in upturns or downturns being reflected in Heidrick’s financial position and results of operations, (xiii) risks that the benefits of the Transactions are not realized when and as expected, (xiv) uncertainty as to timing of completion of the proposed Transactions, (xv) failure to prevent cybersecurity incidents or the perception that confidential information is not secure and (xvi) other factors described under the heading “Risk Factors” in Heidrick’s Annual Report on Form 10-K for the year ended December 31, 2024, Heidrick’s subsequent Quarterly Reports on Form 10-Q, and in other reports and filings with the SEC. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. The Company cautions you that the important factors referenced above may not contain all of the factors that are important to you. In addition, Heidrick cannot assure you that Heidrick will realize the results or developments expected or anticipated or, even if substantially realized, that they will result in the consequences or affect Heidrick or Heidrick’s operations in the way Heidrick expects. The forward-looking statements included in this proxy statement are made only as of the date hereof. Except as required by applicable law or regulation, Heidrick does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. Heidrick Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Company Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually on [●] 2025 at [●] a.m. Eastern Time at [●] and, if applicable, at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, we will ask Heidrick Stockholders to vote on proposals to: (i) approve the Merger Agreement Proposal; (ii) approve, on a non-binding advisory basis, the Compensation Proposal; and (iii) approve the Adjournment Proposal.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting, and only matters specified in the notice of the meeting may be acted upon at the Special Meeting.

Heidrick Stockholders must approve the Merger Agreement Proposal in order for the Merger to be consummated. If the Heidrick Stockholders fail to approve the proposal to adopt the Merger Agreement, the Merger will not be consummated. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we urge you to read carefully in its entirety.

Record Date; Shares Entitled to Vote; Quorum

Only Heidrick Stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting, and to vote at the Special Meeting. A list of Heidrick Stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606, during regular business hours for a period of no less than ten days before the Special Meeting. The list of holders of shares of Company Common Stock entitled to notice of the Special Meeting will also be available for inspection by Heidrick Stockholders during the Special Meeting via the virtual meeting website at [●].

The holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting, present virtually or represented by proxy, shall constitute a quorum at the Special Meeting. On the Record Date, there were [●] shares of Company Common Stock outstanding and entitled to vote at the Special Meeting, meaning that [●] shares of Company Common Stock must be represented virtually or by proxy at the Special Meeting to have a quorum. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies to approve the Merger Agreement Proposal.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the Heidrick Stockholders holding a majority of the outstanding shares of Company Common Stock as of the Record Date is required to adopt the Merger Agreement. As of the Record Date, [●] shares constitute a majority of the outstanding shares of Company Common Stock. Adoption of the Merger Agreement by Heidrick Stockholders is a condition to the Closing.

Approval of the Compensation Proposal, on a non-binding, advisory basis, requires, assuming a quorum is present, the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. The approval of the Compensation Proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger.

Approval of the Adjournment Proposal to adjourn the Special Meeting (a) when a quorum is present, requires the affirmative vote of Heidrick Stockholders holding a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and (b) when a quorum is not present, the Chairman of the Special Meeting or a majority of the Heidrick Stockholders represented at the Special Meeting (present virtually or represented by proxy) may adjourn the Special Meeting to another place, if any, date and time.

If a Heidrick Stockholder abstains from voting, that abstention will be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as if the Heidrick Stockholder voted “AGAINST” the Merger Agreement Proposal. Assuming a quorum is present, abstentions will have no effect on the outcomes of the Compensation Proposal or the Adjournment Proposal, other than reducing the number of affirmative votes required to achieve a majority of such matters by reducing the total number of shares of Company Common Stock from which the majority is calculated. If a quorum is not present, abstentions will have no effect on the Compensation Proposal or the Adjournment Proposal.

If no instructions as to how to vote is given in a validly executed, duly returned, and not revoked proxy, the proxy will be voted “FOR” (i) the Merger Agreement Proposal; (ii) the non-binding, advisory Compensation Proposal; and (iii) Adjournment Proposal.

The Company does not expect any broker non-votes at the Special Meeting because the stock exchange rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no broker would be permitted to vote your shares of Company Common Stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of Company Common Stock will have the same effect as a vote “AGAINST” the Merger Agreement Proposal, and will have no effect on the Compensation Proposal or the Adjournment Proposal, other than reducing the number of affirmative votes required to achieve a majority of such matters by reducing the total number of shares of Company Common Stock from which the majority is calculated.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock, representing approximately [●]% of the shares of Company Common Stock outstanding on the Record Date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of Company Common Stock (i) “FOR” the Merger Agreement Proposal, (ii) “FOR” the non-binding, advisory Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

Voting of Proxies

If, at the close of business on the Record Date, your shares of Company Common Stock are registered in your name with our transfer agent, Computershare, you may cause your shares of Company Common Stock to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote virtually at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy card or Internet and telephone proxies, the proxy holders will vote your shares of Company Common Stock according to your directions.

If you plan to attend the Special Meeting and wish to vote virtually, you will need to enter the 16-digit control number found next to the label “Control Number” on your proxy card voting instruction form, or in the email sending you the proxy statement. If you attend the Special Meeting, and vote virtually, your vote will revoke any previously submitted proxy. If your shares of Company Common Stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting virtually.

Voting instructions are included on your proxy card. All shares of Company Common Stock represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the Heidrick Stockholders. Properly signed and dated proxies that do not contain voting instructions will be voted: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the non-binding, advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

If, at the close of business on the Record Date, your shares of Company Common Stock are held in “street name” through a commercial bank, dealer, broker, trust company or other nominee, you may vote through your commercial bank, dealer, broker, trust company or other nominee by completing and returning the voting form provided by your commercial bank, dealer, broker, trust company or other nominee or attending the Special Meeting and voting virtually with a “legal proxy” from your commercial bank, dealer, broker, trust company or other nominee. If such a service is provided, you may vote over the Internet or telephone through your commercial bank, dealer, broker, trust company or other nominee by following the instructions on the voting form provided by your commercial bank, dealer, broker, trust company or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your commercial bank, dealer, broker, trust company or other nominee, if possible, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your commercial bank, dealer, broker, trust company or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal, but will have no effect on the Compensation Proposal and the Adjournment Proposal.

Revocability of Proxies

Stockholder of Record: Shares Registered in Your Name

If you are a Heidrick Stockholder of record entitled to vote at the Special Meeting, you can revoke or change your proxy at any time before the Special Meeting is held. If you are the record holder of your shares of Company Common Stock, you may revoke or change your proxy in any one of the following ways:

•

Attending the Special Meeting online and voting electronically during the meeting. However, your attendance online at the Special Meeting will not automatically revoke your proxy unless you properly vote electronically during the Special Meeting;

•

Specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Special Meeting to the Corporate Secretary at Heidrick’s Corporate headquarters at 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606;

•	Properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Duly completing a later-dated proxy card relating to the same shares of Company Common Stock and delivering it to the Corporate Secretary before the taking of the vote at the Special Meeting.

At the time the Special Meeting occurs, the most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares of Company Common Stock are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned to any other time and to any other place (whether virtual or not) by the Heidrick Stockholders present or represented at the Special Meeting, although less than a quorum, including for the purpose of ensuring that any necessary supplement or amendment to the accompanying proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting or soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place (whether virtual or not) of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Heidrick Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

The Company Board’s Recommendation

After careful consideration, the Company Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and its stockholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at a meeting of the Heidrick Stockholders and (v) subject to the terms of the Merger Agreement, recommended that the Heidrick Stockholders vote in favor of the adoption of the Merger Agreement in accordance with the DGCL.

Accordingly, the Company Board recommends, on behalf of Heidrick, that you vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the non-binding, advisory Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.

Expenses of Proxy Solicitor

The expense of preparing, printing and mailing materials related to the Special Meeting is being borne by Heidrick. The Company has retained Alliance Advisors, LLC as proxy solicitor at a cost of approximately $21,000 plus expenses.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [●], 2025

This proxy statement is available through the “Investor Overview” section of our website at https://investors.heidrick.com/.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Alliance Advisors, LLC

Overlook Corporate Center

130 Clove Road, 4th Fl.

Little Falls, NJ 07424

or

Call Toll-Free: 1-855-206-1331

Email: HSII@allianceadvisors.com

THE MERGER

This description of the proposed Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Heidrick & Struggles International, Inc.

Heidrick is a human capital leadership advisory firm providing executive search, consulting and on-demand talent services to businesses and business leaders worldwide to help them to improve the effectiveness of their leadership teams. We provide our services to a broad range of clients through the expertise of over 500 consultants located in major cities around the world. Heidrick & Struggles and its predecessors have been leadership advisors for more than 70 years. Heidrick was formed as a Delaware corporation in 1999 when two of our predecessors merged to form Heidrick. Company Common Stock is listed on the Nasdaq under the symbol “HSII”.

Heron BidCo, LLC

Parent was formed in Delaware on October 2, 2025, solely for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement. Parent is a subsidiary of certain investment funds managed by Advent and Corvex. Parent has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the structuring and negotiation of the Merger and arranging financing therefor.

Heron Merger Sub, Inc.

Merger Sub is a direct, wholly-owned subsidiary of Parent and was incorporated in Delaware on October 2, 2025, solely for the purpose of engaging in the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the structuring and negotiation of the Merger.

Effect of the Merger

On the terms and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, and in accordance with the DGCL, Merger Sub will merge with and into Heidrick, with Heidrick continuing as the Surviving Corporation. As a result of the Merger, Company Common Stock will no longer be publicly traded, and will be delisted from the Nasdaq. In addition, Company Common Stock will be deregistered under the Exchange Act, and Heidrick will no longer file periodic reports with the SEC with respect to Company Common Stock. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware (or at such later date or time as may be specified in the certificate of merger and agreed to in writing by the parties to the Merger Agreement in accordance with the DGCL).

Effect on Heidrick if the Merger is Not Completed

If the Merger Agreement is not adopted by the Heidrick Stockholders, or if the Merger is not completed for any other reason:

•	the Heidrick Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Company Common Stock pursuant to the Merger Agreement;

•

(A) Heidrick will remain an independent public company, (B) Company Common Stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and (C) Heidrick will continue to file periodic reports with the SEC;

•

Heidrick anticipates that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) Heidrick Stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Heidrick’s business, prospects and results of operations, as such may be affected by, among other things, the industry in which Heidrick operates and economic conditions;

•

the price of Company Common Stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Company Common Stock would return to the price at which it trades as of the date of this proxy statement;

•

the Company Board will continue to evaluate and review Heidrick’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Company Board would be offered or that Heidrick’s business, prospects and results of operations would be adversely impacted); and

•

under certain specified circumstances, Heidrick may be required to pay Parent the Company Termination Fee. For more information, please see the sections of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Termination of the Merger Agreement,” and “Proposal 1: the Merger Agreement Proposal—Termination Fee and Expenses.”

Merger Consideration

Company Common Stock

At the Effective Time, subject to the terms and conditions of the Merger Agreement, by virtue of the Merger, the following will occur:

•

Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time will be automatically converted into and shall thereafter represent the right to the Merger Consideration (except that no Merger Consideration will be paid with respect to (A) any shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or any wholly-owned subsidiary of the Company, (B) any shares held in the treasury of the Company or (C) any Dissenting Shares; other than,o in the case of (A) and (B), any such share of Company Common Stock held on behalf of third parties);

•

each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

•

all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and cease to exist, and thereafter only represent the right to receive the Merger Consideration, without interest and subject to deduction for any applicable withholding taxes (except for holders of Dissenting Shares as described in the section and in the section titled “The Merger—Appraisal Rights”).

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Company Common Stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a Heidrick Stockholder (except that Heidrick Stockholders who properly exercise, and do not withdraw, their demand for appraisal rights will have a right to receive payment of the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding, as contemplated by the

DGCL). For more information, please see the section of this proxy statement titled “The Merger—Appraisal Rights.”

Treatment of Company Equity Awards

The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each Company RSU and Company PSU that is outstanding, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash (without interest, and subject to deduction for any required tax withholding) equal to the sum of:

•

the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company RSU or Company PSU (which for Company PSUs will be determined based on maximum performance, which is 100% of target for Company PSUs that vest based on the achievement of specified stock prices and 200% of target with respect to all other Company PSUs), as applicable, and

•

the amount of dividends credited to the award holder in respect of such Company RSU or Company PSU (at maximum performance—as described above), as applicable, and not yet paid, through the Closing pursuant to the award agreement governing such Company RSU or Company PSU, as applicable.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Company Board, Heidrick’s management, the Consortium or any other parties and the respective advisors or representatives of each of the foregoing, but is instead a summary of material developments over the course of such discussions and negotiations.

Heidrick is a human capital leadership advisory firm providing executive search, consulting and on-demand talent services to businesses and business leaders worldwide to help them to improve the effectiveness of their leadership teams. Heidrick provides services to a broad range of clients through the expertise of over 500 consultants located in major cities around the world.

As part of Heidrick’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Company Board and Heidrick management have periodically reviewed, considered and assessed Heidrick’s operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. These reviews have included, among other things, consideration of potential opportunities for acquisitions and other potential financial and strategic alternatives, in each case with a view towards enhancing stockholder value.

On or about July 30, 2024, Joe Costa, a partner at Corvex, a concentrated and fundamental value-based investment advisory firm, contacted Heidrick’s vice president of investor relations to request an opportunity to introduce himself and learn more about Heidrick and its strategy. In the months that followed, various members of Heidrick management (including Tom Monahan, Heidrick’s Chief Executive Officer) met in the ordinary course with Mr. Costa, in his capacity as an investor, including at various investor conferences and follow-up discussions. No discussions regarding a potential take-private transaction took place during these meetings.

On March 6, 2025, at the request of Mr. Costa, Mr. Monahan and Nirupam Sinha, Heidrick’s Chief Financial Officer, met with Mr. Costa and Keith Meister, a Corvex Managing Principal and separately the Chief Investment Officer of Corvex Management LP, at Corvex’s offices in New York City. During the meeting, Messrs. Meister and Costa indicated, among other things, that Corvex was interested in working with one or more additional financial investors to present a proposal pursuant to which Heidrick would be taken private. Messrs. Meister and Costa also indicated during the meeting that Corvex-advised funds had accumulated a 4.9% ownership position in the Company Common Stock through open market purchases. Although Corvex representatives did not give an indicative purchase price, they did note that they were prepared to submit a formal indication of interest to the Company Board and complete a transaction expeditiously at a “significant premium.” In response to this approach, Mr. Monahan indicated that Heidrick was not for sale but that that the Company Board would consider all proposals to create value for Heidrick stockholders. Following the meeting, Mr. Monahan briefed Adam Warby, Chairman of the Company Board, about the discussion with the Corvex representatives, and they both agreed to further discuss the matter with the Company Board at its next scheduled meeting.

On April 10, 2025, the Company Board held a meeting, via videoconference, at which members of Heidrick management were present. Mr. Monahan summarized for the Company Board the March 6, 2025 meeting with Corvex. Thereafter, the meeting was joined by representatives of Paul Hastings LLP (“Paul Hastings”), outside legal counsel to Heidrick, and representatives of BofA Securities, who previously had provided financial services to Heidrick, including leading the recent amendment of Heidrick’s credit facility. Representatives of BofA Securities provided to the Company Board their financial perspectives on Heidrick, including the initiatives that Heidrick was pursuing to drive stockholder value, Heidrick’s opportunities and challenges, review of Heidrick’s historical share price performance, and their preliminary observations on strategic alternatives (including status quo and a potential sale transaction). Among other things, representatives of BofA Securities noted that there was no natural strategic buyer for Heidrick, and that interest was more likely to come from the financial sponsor community as there was significant interest and activity in high-quality professional services businesses. At this meeting, representatives of BofA Securities were not specifically aware of and did not address the Corvex outreach. Following this discussion, representatives of BofA Securities left the meeting. Representatives of Paul Hastings provided the Company Board members with a review of their fiduciary duties.

The Company Board also discussed at the April 10, 2025 meeting the impact that a potential take-private transaction could have on Heidrick. Among other things, the Company Board discussed the nature of Heidrick’s business and its reliance on its consultants and their client relationships to drive value, and acknowledged that a poorly planned or executed transaction could jeopardize the long-term prospects of Heidrick and negatively impact stockholder value. Considering the foregoing, the Company Board directed management to meet with Corvex representatives to better assess the extent to which they had considered the unique challenges of taking Heidrick private. In addition, the Company Board also discussed the potential formation of a transaction committee of directors, as a matter of convenience, to facilitate a response to the Corvex outreach and, if deemed appropriate by the committee, the exploration of other strategic alternatives.

On April 17, 2025, as instructed by the Company Board, Messrs. Monahan and Sinha met with Messrs. Meister and Costa for a dinner meeting. During the meeting, they discussed the unique challenges of a Heidrick take-private transaction, including the important role that consultants will play in the successful completion of a transaction and the concerns they might raise in the context of a transaction with a financial sponsor, such as potential dis-synergies, post-closing consultant compensation model and post-closing leverage. Mr. Monahan thereafter reported to Mr. Warby his impression, based on the meeting, that Corvex had a sophisticated understanding of Heidrick and the various challenges associated with executing a strategic transaction involving it.

On April 30, 2025, BofA Securities sent a customary material relationships disclosure letter to Paul Hastings, which was shared with the Company Board. From April 30, 2025 through October 3, 2025, BofA Securities provided periodic updates to such disclosure to Paul Hastings, each of which was shared with the Company Board.

On May 3, 2025, the Company Board, acting by unanimous written consent, established a committee of the Company Board (the “Transaction Committee”), as a matter of convenience, for the purposes of reviewing, considering and evaluating strategic alternatives for Heidrick and any related matters arising from such strategic alternatives. The Company Board selected Adam Warby, John Berisford, Timothy Carter and Willem Mesdag as

members of the Transaction Committee. Mr. Mesdag completed his term as a Company Board member at the 2025 annual meeting of Heidrick stockholders held on May 22, 2025, but was thereafter retained as a consultant by the Company Board to continue assisting in the exploration of a potential strategic alternatives given his professional experience and knowledge of Heidrick.

On May 7, 2025, the Transaction Committee held a meeting, via videoconference, at which members of Heidrick management and representatives of BofA Securities and Paul Hastings were present. Mr. Monahan reported on the meeting held on April 17, 2025 by him and Mr. Sinha with representatives of Corvex, noting that Corvex appeared to have a sophisticated understanding of Heidrick and the industry and had considered the various challenges to executing a strategic transaction, including Heidrick’s dependence on its consultants and the highly portable nature of their individual business, and the importance of maintaining competitive cash-compensation opportunities for them. Representatives of BofA Securities discussed with the Company Board, among other things, preliminary perspectives on Heidrick’s valuation, potential process considerations, and a preliminary overview of potential financial sponsor and strategic buyers for Heidrick. In that regard, representatives of BofA Securities noted that there was no natural strategic buyer for Heidrick, as reflected in the fact that strategic companies had not historically expressed interest in pursuing a transaction with Heidrick, and that interest would be more likely to come from the financial sponsor community as there was significant interest and activity in high-quality professional services businesses. Members of Heidrick management noted that, unlike financial sponsors, strategic buyers have not historically signaled an interest in doing a strategic transaction with Heidrick. Representatives of Paul Hastings also provided the Transaction Committee members with a review of their fiduciary duties. Following discussion, the Transaction Committee authorized and directed Heidrick management to work with BofA Securities and Paul Hastings to continue discussions with Corvex, including to assess Corvex’s conviction with respect to valuation, transaction certainty and other key terms. To better assess the best sponsor buyer options, the Transaction Committee also instructed BofA Securities to conduct a high-level, informal outreach to a limited number of financial sponsors, as part of its ordinary coverage activity, to gauge their potential interest in a transaction in the talent management and executive search space, without identifying Heidrick by name.

Heidrick and BofA Securities executed an engagement letter on May 10, 2025.

On May 14, 2025, Messrs. Monahan and Sinha had a video conference with Messrs. Meister and Costa. Among other things, Messrs. Meister and Costa indicated Corvex’s continued interest in Heidrick and that Corvex Management would the next day publicly disclose on Form 13F its 4.9% ownership position in Heidrick. Messrs. Meister and Costa also indicated that they had discussions with Advent about pursuing a proposal to take Heidrick private with an investor consortium, and that Advent would finance at least 50% of the aggregate purchase price. Heidrick management was familiar with Advent as an existing significant Heidrick customer.

On May 15, 2025, Corvex Management filed a “Holdings Report” on Form 13F with the SEC, publicly disclosing that it had investment discretion over 1,002,462 shares of Company Common Stock, representing a shareholding in Heidrick of approximately 4.9%.

From May 20, 2025 through June 1, 2025, as directed by the Transaction Committee, BofA Securities conducted a high-level, preliminary outreach to a total of 13 financial sponsors, on a no-names basis, to assess their potential interest in a possible transaction in the talent management and executive search space.

On May 23, 2025, at the request of Corvex, a meeting was held among representatives of Corvex, Advent, Weil, Gotshal & Manges LLP (“Weil”), legal advisor to the Consortium, and a family office potentially interested in participating in the Consortium, on the one hand, and members of Heidrick management and representatives of BofA Securities and Paul Hastings, on the other hand. At this meeting, representatives of the Consortium indicated their interest in submitting a going-private proposal to Heidrick and that they were prepared to provide certainty of financing where Advent would finance at least 50% of the purchase price, and they would work expeditiously towards a transaction.

On May 30, 2025, the Consortium submitted an initial non-binding indication of interest to purchase all outstanding shares of Company Common Stock at a price of $52.00 per share in cash (the “May Consortium Proposal”), which represented a premium of approximately 27% to the Heidrick’s trailing 60-day volume-weighted average share price as of May 30, 2025. The Consortium also requested a 45-day exclusivity period to complete confirmatory due diligence and negotiate and finalize definitive agreements.

On June 2, 2025, the Transaction Committee held a meeting, via videoconference, at which members of Heidrick management, Mr. Mesdag and representatives of BofA Securities and Paul Hastings were present. Representatives of BofA Securities discussed with the Transaction Committee, among other things, the financial terms of the May Consortium Proposal. Representatives of BofA Securities also updated the Transaction Committee on their high-level, informal outreach to a limited number of financial sponsors, as part of its ordinary coverage activity, to gauge their potential interest in a transaction in the talent management and executive search sector, without identifying Heidrick by name. Representatives of BofA Securities reported that approximately 60% of the parties they had engaged with had expressed some level of interest in the industry, suggesting the possibility of engaging in parallel discussions with other potential financial sponsor counterparties while the May Consortium Proposal was being further explored. Representatives of BofA Securities and the Transaction Committee also discussed other potential financial sponsors and strategic parties that could be contacted. Consistent with prior meetings, representatives of BofA Securities further noted that there was no natural strategic buyer for Heidrick, and that interest would be more likely to come from financial sponsors. Representatives of Paul Hastings also discussed with the Transaction Committee members their fiduciary duties.

The Transaction Committee determined, at the June 2, 2025 meeting, to provide the Consortium (under confidentiality agreements) with an opportunity to conduct due diligence over a period of approximately 45 days, at the end of which the Consortium would be expected to submit an improved proposal. The Transaction Committee also rejected the Consortium’s request for exclusivity. In addition, the Transaction Committee directed BofA Securities to contact a limited number of potentially interested financial sponsors (the final list to be determined in consultation with Transaction Committee members) with a view to executing confidentiality agreements and providing such parties limited access to management and business diligence materials to assess their interest in a potential transaction with Heidrick. The Transaction Committee considered that bringing those parties into the process would facilitate a competitive environment that could be tightly managed to properly balance confidentiality concerns. The Transaction Committee determined not to contact strategic parties at this time.

On June 4, 2025, as directed by the Transaction Committee, representatives of BofA Securities had a discussion with representatives of the Consortium and conveyed the Transaction Committee’s feedback on the May Consortium Proposal.

Also on June 4, 2025, Paul Hastings provided a draft confidentiality agreement to Weil, which was subsequently negotiated by the parties.

On June 10, 2025, at the direction of the Transaction Committee, representatives of BofA Securities initiated outreach to a select group of financial sponsors to gauge their interest in a potential strategic transaction involving Heidrick. BofA Securities contacted a total of six financial sponsors, each of which had previously signaled to BofA Securities having an interest in pursuing a transaction in Heidrick’s space, and which had been identified, in consultation with the Transaction Committee and Heidrick management, as parties likely to have a potential interest in a strategic transaction with Heidrick and possessing meaningful experience and financial capacity to execute a transaction of the contemplated size.

On June 11, 2025, Heidrick entered into confidentiality agreements with each of Corvex and Advent, which each included a customary standstill provision, which would automatically fall away if Heidrick entered into a definitive agreement for the sale of 20% or more of Heidrick’s equity securities or consolidated assets. Each of the Corvex and Advent confidentiality agreements contained “don’t ask, don’t waive” provisions, whereby Corvex and Advent agreed not to request, for the duration of the standstill, the Company to amend or waive any provisions of the standstill sections of their respective confidentiality agreements. Such provisions, however, contained carveouts allowing each of Corvex and Advent to make confidential proposals to the Company Board or a committee thereof in a manner that would not reasonably be expected to require any public disclosure by the Company.

On June 17, 2025, Mr. Monahan and Chris Egan, Managing Partner of Advent, met to discuss the May Consortium Proposal. During this discussion, they agreed that the Consortium would participate in an in-person diligence session, at BofA Securities’ New York City offices, the following week to review and discuss high-priority diligence topics identified by the Consortium. This diligence session was held on June 25, 2025, with participation from Heidrick management and representatives of BofA Securities.

Between June 18 and July 1, 2025, Heidrick entered into confidentiality agreements with six different financial sponsors (“Party A”, “Party B”, “Party C”, “Party D”, “Party E” and “Party F”), each of which included a customary standstill provision. Each of these confidentiality agreements contained “don’t ask, don’t waive” provisions, whereby the counterparties agreed not to request, for the duration of the standstill, the Company to amend or waive any provisions of the standstill sections of their respective confidentiality agreements. Upon the execution of the Merger Agreement, the standstill provisions and related restrictions in each of these confidentiality agreements fell away automatically.

On June 23, 2025, the Company Board held a meeting, via videoconference, at which Mr. Mesdag, members of Heidrick management and representatives of BofA Securities and Paul Hastings were present. Among other things, Messrs. Monahan and Sinha led a discussion and presented a preliminary illustrative financial model projecting Heidrick’s performance through 2029 (extending beyond Heidrick’s prior three-year model) prepared by Heidrick management, including potential upside and downside drivers (the “Forecasts”, as described in the section titled “The Merger—Certain Company Financial Forecasts” beginning on page [●]). Thereafter, representatives of BofA Securities reviewed, among other things, the financial terms of the May Consortium Proposal, and preliminary valuation perspectives based on the Forecasts. The meeting attendees also further discussed the potential inclusion of strategic parties in the process. As in previous meetings, representatives of BofA Securities noted their belief that there would be limited interest from strategic parties, based on, among other things, BofA Securities’ ongoing dialogue with strategic parties from an industry coverage perspective. Representatives of BofA Securities also noted that there were few synergies between Heidrick and potential strategic buyers, giving strategic parties no clear competitive advantage over financial sponsors in a strategic process. Following discussion, the Company Board again determined not to contact strategic parties at this time.

At the end of June 2025, at the direction of the Transaction Committee, all parties that had executed confidentiality agreements received confidential financial due diligence materials, including a copy of the Forecasts, and were given the opportunity to attend a Heidrick management presentation.

Between June 23 and July 2, 2025, members of Heidrick management and representatives of BofA Securities held separate management presentations with Party A, Party B, Party C, Party D, Party E and Party F to provide an overview of Heidrick and discuss the Forecasts.

On June 25, 2025, members of Heidrick management and representatives of BofA Securities held an in-person diligence session with representatives of the Consortium to discuss their high-priority diligence request list. Later that day, Mr. Monahan, Mr. Nirupam and Tom Murray, President of Heidrick, met with representatives of the Consortium for a dinner meeting, which was also attended by representatives of BofA Securities.

On July 3, 2025, representatives of BofA Securities informed representatives of Party A, Party B, Party C, Party D, Party E and Party F by email that the deadline for submitting a non-binding indication of interest with respect to a potential strategic transaction with Heidrick would be July 17, 2025.

Following their respective management presentations, between July 3 and July 17, 2025, members of Heidrick management and representatives of BofA Securities held follow-up meetings to discuss diligence matters with the Consortium as well as Party A and Party F. During this time each of Party B, Party D and Party E informed BofA Securities of their intention not to proceed with a strategic transaction with Heidrick. Also during this period, Party C expressed no request for a follow-up meeting with Heidrick management to discuss their diligence process.

On July 10, 2025, the Company Board, Mr. Mesdag and members of Heidrick management held a meeting, via videoconference, to discuss the Forecasts, among other things. Representatives of Heidrick management discussed the key financial elements of the Forecasts and highlighted the factors underlying the projections for revenue and EBITDA growth, including organic strategy and macroeconomic conditions. At this meeting, the Board also received from Heidrick management an update on Heidrick’s strategic transaction process, including the management presentations, the ongoing diligence process and the status of the various potential counterparties. The attendees discussed these matters as well as the upcoming deadline for preliminary proposals.

On July 17, 2025, Party A submitted a non-binding indication of interest to acquire all outstanding shares of Company Common Stock at a price between $54.00 and $57.00 per share (the “Party A Proposal”).

Also on July 17, 2025, Party C submitted a non-binding indication of interest to acquire all outstanding shares of Company Common Stock at a price between $53.00 and $57.00 per share (the “Party C Proposal”).

In addition, on that same date, Party F informed BofA Securities of their intention not to proceed with a strategic transaction with Heidrick.

On July 18, 2025, the Consortium submitted a revised indication of interest to acquire all outstanding shares of Company Common Stock at a price of $54.50 per share (the “July Consortium Proposal”). The July Consortium Proposal also provided, among other things, (1) there would be no financing contingency in the definitive agreements for the proposed transaction, (2) the Consortium requested to have discussions with a small group of potential debt financing sources, (3) the Consortium would require conversations with certain top-producing Heidrick consultants, and (4) the Consortium expected to enter into a 45-day exclusive negotiation period with Heidrick in order to negotiate a definitive agreement.

On July 23, 2025, the Company Board held a meeting, via videoconference, at which Mr. Mesdag, members of Heidrick management and representatives of BofA Securities and Paul Hastings were present. At this meeting, representatives of BofA Securities gave an overview of the Party A Proposal, the Party C Proposal and the July Consortium Proposal. Representatives of BofA Securities also discussed with the Company Board their preliminary valuation analyses of Heidrick. The attendees discussed the potential benefits of outreach to other possible counterparties against the potential risks, including the risk of leaks inherent in such a process and the potential impact of a leak on the business of Heidrick and its relationships with its consultants and other employees. Following discussion and weighing the potential benefits and risks, the Company Board determined not to contact additional financial parties or strategic parties at this time. Representatives of BofA Securities noted that if the Company Board decided to move forward, the next phase of the strategic process would be expected to commence following Heidrick’s earnings release on August 4, 2025, with additional due diligence sessions and the distribution of a formal process letter requesting final bids, together with a mark-up of a merger agreement to be provided by Heidrick. A representative of Heidrick management noted that, due to confidentiality considerations, Heidrick management had thus far not permitted any direct contact between the counterparties and Heidrick consultants, and the Company Board agreed that such access should be deferred until the later stages of the process, if and when the terms of a potential agreement became clearer and the benefits of such an agreement to Heidrick and its stockholders were better understood. Representatives of Paul Hastings also reviewed with the Company Board its fiduciary duties. Following discussion, the Company Board approved continuing the strategic process on a non-exclusive basis with all three potential counterparties, and the Company Board authorized Heidrick management and Heidrick’s advisors to continue to engage with the potential counterparties accordingly. The Company Board determined to reject the Consortium’s exclusivity request.

On August 4, 2025, Heidrick reported its financial results for the quarter ended June 30, 2025.

Starting on August 5, 2025, and until the execution of the Merger Agreement, Heidrick uploaded extensive due diligence materials (including non-public information and data) to a virtual data room (the “Data Room”) that was made available to representatives of each of Party A, Party C and the Consortium. During this period, Heidrick also responded to diligence requests from these potential counterparties, with most requests coming from Party A and the Consortium, and held in-person management presentations and virtual meetings with representatives of Party A, Party C and the Consortium and their respective advisors.

On August 13, 2025, the Transaction Committee held a meeting, via videoconference, at which Mr. Mesdag, members of Heidrick management, and representatives of BofA Securities and Paul Hastings were present. Representatives of Heidrick management and BofA Securities provided an update of the discussions with Party A, Party C and the Consortium, and their respective engagement in the diligence process. Representatives of Paul Hastings provided an overview of the terms of a proposed draft merger agreement to be provided to Party A, Party C and the Consortium, which included no financing condition and a customary no-shop provision with a fiduciary out, and a proposed termination fee of 2% of the implied equity value of the transaction. The Committee indicated alignment with the merger agreement terms discussed at the meeting.

From mid-August through mid-September 2025, members of Heidrick management and representatives of BofA Securities met on various occasions with representatives of each of the Consortium, Party A and Party C to discuss ongoing diligence and process-related matters. The Consortium and Party A were also permitted, at their request, to contact a limited number of potential debt financing sources. Party C did not make a comparable request.

On August 26, 2025, at the direction of Heidrick management, representatives of BofA Securities distributed to each of the Consortium, Party A and Party C a formal process letter requesting a final proposal by September 22, 2025, and a revised draft of the merger agreement by September 16, 2025. Later that day, an initial draft of the merger agreement was made available to the Consortium, Party A and Party C in the Data Room.

On August 28, 2025, the Transaction Committee held a meeting, via videoconference, at which Mr. Mesdag, members of Heidrick management, and representatives of BofA Securities and Paul Hastings were present. At this meeting, representatives of BofA Securities provided an update on the strategic process and timeline for receiving final proposals. Without Heidrick management or representatives of BofA Securities present, representatives of Paul Hastings led a discussion regarding the equity awards treatment under the proposed draft merger agreement, and the potential impact of a change of control under Heidrick’s Change in Control Severance Plan and Management Severance Pay Plan.

On September 1, 2025, the Company Board held a meeting, via videoconference, at which Mr. Mesdag and members of Heidrick management were present. At this meeting, representatives of Heidrick management provided the Company Board with an update on the strategic process and continued their review with the Company Board of the Forecasts, including a discussion of the underlying assumptions and sensitivities under various macroeconomic scenarios.

On September 2, 2025, Messrs. Monahan, Sinha and Murray met with representatives of the Consortium for a dinner meeting, also attended by a representative of BofA Securities. Among other things, representatives of the Consortium noted their plan to put in place a large equity incentive plan to drive value creation and alignment on enhancing firm value post-closing (the “Post-Closing Equity Plan”). This plan was expected to have a total pool size of approximately 15%-17% of fully diluted equity to be awarded to key talent (including partners and management) and was intended to be in addition to existing consultant cash compensation programs.

On September 3, 2025, representatives of Party A informed representatives of BofA Securities of Party A’s decision not to continue pursuing a potential strategic transaction with Heidrick.

On September 5, 2025, representatives of Weil sent a revised draft of the merger agreement to representatives of Paul Hastings. Among other things, the revised Consortium draft merger agreement provided that funds affiliated with Advent would deliver equity commitment letters for 100% of the merger consideration, but Heidrick would be required to cooperate with the Consortium to obtain debt financing that could be used in lieu of a portion of the committed equity. The Consortium draft merger agreement also provided for a Heidrick termination fee equal to 3.5% of the transaction’s implied equity value, and tightening of various covenants relating to Heidrick’s operations between signing and closing. The Consortium draft merger agreement did not contemplate a mechanism for the Advent funds to guarantee the obligations of the buyer entity, a newly formed acquisition vehicle, for monetary damages following a termination of the merger agreement. Also, the draft noted that the Consortium (1) looked forward to a discussion of their planned Post-Closing Equity Plan with management and key Company employees and (2) was open to (but did not require) rollover participation in the transaction.

On September 10, 2025, representatives of the Consortium had a meeting with Heidrick management, and representatives of BofA Securities to preview the Post-Closing Equity Plan with two senior Heidrick consultants. The Consortium had indicated that key consultants’ reaction to the proposed transaction and Post-Closing Equity Plan was in their view key for a successful announcement and execution of the transaction.

On September 12, 2025, Heidrick uploaded a draft company disclosure letter to the Data Room.

On September 15, 2025, representatives of Weil delivered a draft of Advent’s equity commitment letter to representatives of Paul Hastings.

On September 16, 2025, representatives of Party C informed representatives of BofA Securities of Party C’s decision not to continue pursuing a potential strategic transaction with Heidrick.

On September 17, 2025, representatives of the Consortium had a meeting with Messrs. Monahan and Warby. Among other things, the discussion reflected a shared recognition of the importance of transaction value and certainty given the nature of Heidrick’s business.

On September 19, 2025, representatives of Paul Hastings sent a revised draft of the merger agreement to representatives of Weil. The revisions included a reduction of the Heidrick termination fee to 2.75% of the transaction’s implied equity value, and a request that the equity commitment letter include limited guarantee-style protections with respect to post-termination obligations. The draft also modified various covenants relating to Heidrick’s operations between signing and closing to provide sufficient flexibility for Heidrick to operate its business in the ordinary course between signing and closing.

On September 22, 2025, the Consortium submitted a revised indication of interest to purchase all outstanding shares of Company Common Stock at a price of $57.50 per share, as well as revised drafts of the merger agreement, the equity commitment letter, and the company disclosure letter (collectively, the “September Consortium Proposal”). The September Consortium Proposal provided, among other things, that the Consortium would expect to enter into an exclusive arrangement for a one-week period to complete a targeted confirmatory due diligence bring-down call and hold discussions with key producing Heidrick consultants, while finalizing the definitive merger agreement. The Consortium confirmed that equity commitment letters from funds affiliated with Advent would provide full backstop of the total amount of funds necessary for the transaction, but the Consortium also delivered executed financing commitments from three debt financing sources for an aggregate amount of up to $650 million to further support the Consortium’s ability to execute the proposed transaction with certainty. The Consortium noted that it would take no more than $550 million out of the $650 million in debt commitments, in order to preserve operational flexibility.

On September 24, 2025, the Company Board held an in-person meeting, at Heidrick’s offices in Chicago, at which members of Heidrick management and Mr. Mesdag were present. Certain members of Heidrick management and representatives of BofA Securities and Paul Hastings were present via videoconference for a portion of the meeting to discuss the September Consortium Proposal. Among other things, representatives of BofA Securities discussed the financial terms of the September Consortium Proposal and presented a preliminary valuation analysis. Representatives of Paul Hastings also reviewed the revised transaction documentation and noted the limited number of open points in the transaction documents, including the amount of the termination fee (which the Consortium had increased to 3.25% of the implied equity value) and lack of a mechanism for the Advent funds to guarantee the buyer’s obligations for monetary damages following a termination of the merger agreement. The attendees further discussed the financial merits of the revised proposal, and strategies to obtain a higher valuation from the Consortium.

On September 25, 2025, the Company Board continued its in-person meeting, also at Heidrick’s offices in Chicago, at which members of Heidrick management and Mr. Mesdag were present. Certain members of Heidrick management and representatives of BofA Securities and Paul Hastings were present via videoconference for a portion of the meeting. The attendees continued the discussion regarding potential responses to the September Consortium Proposal. The Company Board directed Paul Hastings to seek agreement from the Consortium to a reduction of Heidrick’s termination fee to 3% of the implied transaction’s equity value, and a mechanism to allow Heidrick to seek direct recourse against the Advent funds post-termination for monetary damages in an appropriate amount following a material breach of the merger agreement by the buyer. The Company Board also directed BofA Securities to request that the Consortium increase its offer price to $61.00 per share.

Later on September 25, 2025, at the direction of the Company Board, representatives of BofA Securities had a discussion with representatives of the Consortium in which they asked for the Consortium to increase its offer price to $61.00 per share. Concurrently, a representative of Paul Hasting had a discussion with a representative of Weil regarding the material open points in the transaction documents.

On September 26, 2025, representatives of the Consortium verbally delivered a best and final offer to acquire all of the outstanding shares of Company Common Stock at a price of $59.00 per share. The same day, representatives of Weil and Paul Hastings agreed on a termination fee equal to 3.0% of the transaction’s implied equity value, and that funds affiliated with Advent would deliver a limited guarantee in an appropriate amount to guarantee payments that may be owed by Parent following termination of the merger agreement (collectively, with the $59.00 per share offer price, the “Updated September Consortium Proposal”).

On September 27, 2025, the Company Board held a meeting, via videoconference, at which members of Heidrick management, and representatives of BofA Securities and Paul Hastings were present. At this meeting, the Company Board discussed the Consortium’s improved proposal of $59.00 per share and the remaining items that needed to be completed before the Company Board could consider and vote on a definitive transaction. Following this discussion, the Company Board indicated its approval to enter into an exclusivity period with the Consortium extending through October 9, 2025 on the basis of the $59.00 per share valuation, contingent upon reaching satisfactory resolution of the nature and scope of the Consortium’s confirmatory due diligence bring-down requests and the number of key consultants that it wanted to engage with before signing. The Company Board also authorized that following the entry into the exclusivity period, senior management could fully engage in discussions with the Consortium regarding their own potential participation and roles in the post-closing entity.

On September 28 and 29, 2025, members of Heidrick management and representatives of BofA Securities held due diligence scoping calls with representatives of the Consortium to review and discuss the remaining areas of due diligence, in order to provide Heidrick with sufficient comfort regarding the scope and status of the outstanding diligence items, so as to permit Heidrick’s entry into an exclusivity arrangement.

On September 29, 2025, as authorized by the Company Board, Heidrick and the Consortium executed an exclusivity agreement providing for a period of exclusive negotiations between the parties until October 6, 2025, which period would automatically extend until October 9, 2025 so long as negotiations remained ongoing.

From September 29 through October 5, 2025, members of Heidrick management, together with representatives of BofA Securities, held a series of meetings with representatives of the Consortium to finalize due diligence. Members of Heidrick senior management also discussed with representatives of the Consortium the treatment of their PSUs in the transaction, the potential 280G payments that could be triggered in the event severance payments were made following closing of the transaction to senior members of management, and potential re-investment opportunities (see section of this Proxy Statement titled “The Merger—Interests of Heidrick’s Directors and Executive Officers in the Merger” beginning on page [●]).

From September 29, 2025 through the execution of the Merger Agreement on October 5, 2025, representatives of Paul Hastings and Weil continued negotiations of the draft merger agreement, the equity commitment letter, the limited guarantee and other ancillary documents. The more significant issues that were discussed during this period related to finalizing the scope of various covenants relating to Heidrick’s operations between signing and closing.

From October 2 through October 5, 2025, as authorized by the Company Board, members of Heidrick management and representatives of the Consortium held meetings with a very limited and select group of Heidrick’s consultants, conducted both in small group sessions and in select one-on-one discussions, to discuss the proposed transaction, the Post-Closing Equity Plan, and potential co-investment opportunities for consultants.

On the afternoon of October 5, 2025, the Company Board held a meeting, via videoconference, at which members of Heidrick management and representatives of BofA Securities, Paul Hastings and Potter Anderson & Corroon LLP (“Potter Anderson”), Heidrick’s Delaware counsel, were present. Representatives of Paul Hastings and Potter Anderson reviewed with Company Board members their fiduciary duties under Delaware law in the context of their consideration of the potential transaction, and representatives of Paul Hastings reviewed with the Company Board the principal terms of the Merger Agreement and other transaction documentation. Also at this meeting, BofA Securities reviewed with the Company Board its financial analyses of the Merger Consideration and delivered to the Company Board its oral opinion, which was confirmed by delivery of a written opinion, dated October 5, 2025, to the effect that, as of such date and based upon and subject to various assumptions made and limitations described in its opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares, as defined thereunder) was fair, from a financial point of view, to such holders, as more fully described below in the section “The Merger—Opinion of BofA Securities, Inc.” beginning on page [●].

Following additional discussion and after taking into consideration the information provided by and discussed with its advisors, including the factors described in greater detail in the section of this Proxy Statement titled “The Merger—Reasons for the Merger” beginning on page [●], the Company Board unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and its stockholders, (2) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (3) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (4) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at a meeting of Heidrick’s stockholders and (5) subject to the terms of the Merger Agreement, recommended that Heidrick’s stockholders vote in favor of the adoption of the Merger Agreement in accordance with the DGCL. Also at this meeting, the Company Board approved certain amendments to Heidrick’s Change in Control Severance Plan and Management Severance Pay Plan (see section of this proxy statement titled “Proposal 1: The Merger Agreement Proposal—Employee Matters—Treatment of 2025 Bonuses and Commissions” beginning on page [●]), and an amendment to Heidrick bylaws to add a provision that made the courts of Delaware the exclusive forum for certain internal corporate disputes.

On the evening of October 5, 2025, Heidrick, Parent and Merger Sub executed the Merger Agreement; Parent and the Equity Investors executed the Equity Commitment Letter and Heidrick and the Equity Investors executed the Limited Guarantee.

Before the opening of financial markets in New York on October 6, 2025, Heidrick issued a press release announcing the Merger Agreement.

Recommendation of the Company Board and Reasons for the Merger

Recommendation of the Company Board

After careful consideration, the Company Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and the Heidrick Stockholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders of the Company at a meeting of the Heidrick Stockholders and (v) subject to the terms of the Merger Agreement, recommended that the Heidrick Stockholders vote in favor of the adoption of the Merger Agreement in accordance with the DGCL

Accordingly, the Company Board unanimously recommends, on behalf of Heidrick, that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the non-binding, advisory Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Reasons for the Merger

The Company Board considered the following reasons (which are not listed in any relative order of importance), all of which the Company Board viewed as generally supporting its (i) determination that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of Heidrick and the Heidrick Stockholders, (ii) approval and declaration that it is advisable to enter into the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) authorization and approval of the execution, delivery and performance by Heidrick of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement upon the terms and subject to the conditions set forth therein, and (iv) resolution, subject to the terms of the Merger Agreement to recommend the adoption of the Merger Agreement by the Heidrick Stockholders:

1.

Merger Consideration; Premium. The $59.00 per share of Company Common Stock in cash to be paid as Merger Consideration represents a 17.8%, 22.0% and a 25.7% premium to the price per share of Company Common Stock based on the volume weighted average price for the 30, 60 and 90 trading day periods, respectively, ending on October 3, 2025.

2.

Value Relative to Stand-Alone Prospects. The Company Board believes that the Merger Consideration compares favorably to the potential long-term value of the shares if Heidrick were to remain a stand-alone publicly traded company, after taking into account the risks and uncertainties associated with remaining a stand-alone publicly traded company, including Heidrick’s business, its competitive position, current industry and financial conditions. Among other things, the Company Board considered:

a.	its assessment of Heidrick’s historical financial performance;

b.	Heidrick’s historical small market capitalization despite its 25-year history as a public company;

c.	the low float and trading volume of the shares, and narrow sell-side analyst coverage of Heidrick;

d.	the limitations to creating a partnership culture and meaningful employee equity ownership as a publicly traded company, and the impact thereof on valuation and growth prospects;

e.	the challenges Heidrick has faced in scaling non-search services lines;

f.	The Forecasts and the execution risks implicit in achieving the Forecasts, including the risk of an economic downturn or that Heidrick’s strategic initiatives may (i) not be successful in driving demand for Heidrick’s executive search, consulting and on-demand talent services, (ii) incur expenses greater than those projected, (iii) result in increases in revenue (A) with suboptimal margins or (B) that do not occur on the timeline reflected in the Forecasts or at all and (iv) cause a failure to attract, integrate, develop, manage, retain and motivate qualified consultants;

g.

the macroeconomic factors currently affecting Heidrick’s industry, including volatile global financial markets and economic conditions, global conflicts and geopolitical uncertainty affecting Heidrick and its existing and potential clients, and certain other risk factors detailed in Heidrick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and

h.

the risks and uncertainties relating to the high degree of competition Heidrick faces from other participants in its industry, particularly given the relatively low barriers to entry and highly fragmented nature of the search industry.

3.

Strategic Alternative Process. The fact that the Company Board engaged in extensive discussions regarding strategic alternatives and potential counterparties with members of Heidrick’s senior management team and representatives of Paul Hastings as its legal advisor, and BofA Securities as its financial advisor. In particular, the Company Board considered the fact that the strategic alternative process it conducted, with the assistance of representatives of BofA Securities and Paul Hastings, involved contacting potential financial sponsor counterparties following receipt of the preliminary indication of interest from Corvex and Advent, entering into confidentiality agreements with six additional potential counterparties, providing management presentations to six potential counterparties, receiving initial non-binding indications of interest from three potential counterparties and receiving one final indication of interest from the Consortium.

4.

Strategic Alternatives. The potential values, benefits, risks and uncertainties facing the Heidrick Stockholders associated with possible strategic alternatives to the Merger (including possible alternative strategic transactions and scenarios involving the possibility of remaining a stand-alone publicly traded company), and the timing, risks and likelihood of accomplishing such strategic alternatives.

5.

Loss of Opportunity. The possibility that, if the Company Board declined to recommend the Merger Agreement, there may not be another opportunity for the Heidrick Stockholders to receive a comparably priced offer with a comparable level of closing certainty.

6.

Cash Consideration. The fact that the Merger Consideration is all cash, which provides certainty and immediate liquidity and value to each of the Heidrick Stockholders, enabling the Heidrick Stockholders to realize value that has been created at Heidrick while eliminating long-term business and execution risk.

7.

Fairness Opinion of BofA Securities. The opinion of BofA Securities, dated October 5, 2025, to the Company Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of Company Common Stock (other than the Excluded Shares), as more fully described below in the section entitled “The Merger—Opinion of BofA Securities, Inc.”

8.	Likelihood of Closing. The likelihood that the transactions contemplated by the Merger Agreement, including the Merger, would be completed, based on, among other things:

a.	the fact that the Consortium committed to all equity financing for the Merger;

b.	the fact that the Consortium also obtained debt financing for the Merger and the limited number and nature of the conditions to the debt financing;

c.

the likelihood and anticipated timing of obtaining all required regulatory clearances in connection with the Merger and the commitments the Consortium agreed to in the Merger Agreement regarding regulatory approvals; and

d.	the fact that the Merger is not subject to the conditionality and execution risk of any required approval by the Consortium’s investors.

9.	No Financing Condition. The absence of any financing condition in the Merger Agreement.

10.

Merger Agreement. The terms of the Merger Agreement, which were reviewed by the Company Board with its outside legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties, including:

a.

the high degree of certainty that the Merger would close in a timely manner in light of the conditions and other terms set forth in the Merger Agreement, the fact that the Consortium does not have any portfolio companies that compete with Heidrick, and the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement;

b.	the limited number and nature of the conditions to the Consortium’s obligation to consummate the Merger;

c.	the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;

d.	the fact that Heidrick has sufficient operating flexibility to conduct its business in the ordinary course between execution of the Merger Agreement and consummation of the Merger;

e.

the ability of the Company Board to furnish information to, and conduct negotiations with, third parties in certain circumstances, and to terminate the Merger Agreement to accept a Superior Proposal upon payment of a termination fee of $38,900,000 (which the Company Board believed was reasonable under the circumstances);

f.	the Termination Date of July 5, 2026, which is expected to allow for sufficient time to complete the Merger;
g.	the fact that the Consortium agreed to provide a full equity backstop for the full Merger Consideration to increase closing certainty for Heidrick;

h.	Heidrick’s rights to specific performance under the terms of the Merger Agreement; and

i.	the likelihood that the Merger would be consummated, in light of the experience, reputation and financial capabilities of the Consortium and the equity financing sources.

11.	Appraisal Rights. The Board also considered the fact that appraisal rights are available to the Heidrick Stockholders who properly exercise their statutory rights under Section 262 of the DGCL.

The Company Board also considered a number of uncertainties, risks and other countervailing factors relating to entering into the Merger Agreement, including, but not limited to (not necessarily in order of relative importance):

1.

Closing Certainty. The fact that completion of the transactions contemplated by the Merger Agreement, including the Merger, depends on certain factors outside of Heidrick’s control, including regulatory clearances and the risk that the Merger might not be completed in a timely manner or at all.

2.

Participation in Future Gains. The fact that following the completion of the Merger, Heidrick will no longer exist as a stand-alone publicly traded company and that Heidrick’s existing stockholders will not be able to participate in any future earnings or growth of Heidrick, or in any future appreciation in value of the Company Common Stock.

3.

Impact of Merger Announcement on Heidrick. The risk that disruptions from the Merger could (i) harm Heidrick’s business, including current plans and operations and relationships with Heidrick’s clients, suppliers, business partners and other third parties, including during the pendency of the Merger, (ii) harm the ability of Heidrick to retain and hire key personnel, (iii) impact the price or trading volume of Company Common Stock, (iv) affect Heidrick’s ability to meet internal or published projections, forecasts or revenue or earning predictions, and (v) result in the initiation of litigation by certain parties. The Company Board also considered the potential adverse reactions or changes to business relationships, including those with clients, resulting from the announcement or completion of the Merger and that potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger could affect Heidrick’s financial performance.

4.

Risks Associated with a Failure to Consummate the Merger. The fact that, if the Merger is not completed, (i) Heidrick will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and a potentially negative effect on its business and relationships with clients, (ii) depending on the circumstances that caused the Merger not to be completed, it is likely that the trading price of the shares will decline, potentially significantly, and (iii) the market’s perception of Heidrick’s prospects could be adversely affected.

5.

Restrictions on the Operation of Heidrick’s Business. The fact that, although Heidrick will continue to exercise control over its operations prior to the Closing, the Merger Agreement prohibits Heidrick from taking a number of actions relating to the conduct of its business prior to the Closing without the prior written consent of Parent, which may delay or prevent Heidrick from undertaking certain business opportunities that may arise during the pendency of the Merger, regardless of whether the Merger is completed.

6.	Tax Treatment. The fact that any gains arising from the receipt of the Merger Consideration would generally be taxable to Heidrick Stockholders for U.S. federal income tax purposes.

7.	Stockholder Litigation. The risk of litigation arising from Heidrick Stockholders in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger.

8.	Stockholder Approval. The risk that the Heidrick Stockholders may not adopt the Merger.

The foregoing discussion of reasons for the recommendation to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement including the Merger addresses the principal reasons considered by the Company Board in consideration of its recommendation but is not intended to be exhaustive and may not include all of the factors considered by the Company Board. In view of the wide variety of reasons considered by the Company Board in connection with its evaluation of the Merger and the complexity of these matters, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Company Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Company Board based its recommendation on the totality of the information presented. The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement titled “Forward-Looking Statements.”

Opinion of BofA Securities, Inc.

Heidrick has retained BofA Securities to act as Heidrick’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Heidrick selected BofA Securities to act as Heidrick’s financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Heidrick and its business.

On October 5, 2025, at a meeting of the Company Board held to evaluate the Merger, BofA Securities delivered to the Company Board an oral opinion, which was confirmed by delivery of a written opinion dated

October 5, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Merger Consideration to be received by holders of Company Common Stock (other than the Excluded Shares) was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Company Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Company Board for the benefit and use of the Company Board (in its capacity as such) in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Heidrick or in which Heidrick might engage or as to the underlying business decision of Heidrick to proceed with or effect the Merger. BofA Securities’ opinion does not constitute a recommendation to any Heidrick Stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Securities:

•	reviewed certain publicly available business and financial information relating to Heidrick;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Heidrick furnished to or discussed with BofA Securities by the management of Heidrick, including the Forecasts;

•	discussed the past and current business, operations, financial condition and prospects of Heidrick with members of senior management of Heidrick;

•	reviewed the trading history for Company Common Stock and a comparison of that trading history with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of Heidrick with similar information of other companies BofA Securities deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•

considered the results of BofA Securities’ efforts on behalf of Heidrick to solicit, at the direction of Heidrick, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Heidrick;

•	reviewed a draft, dated October 3, 2025, of the Merger Agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Heidrick that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Forecasts, BofA Securities was advised by Heidrick, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Heidrick as to the future financial performance of Heidrick. BofA Securities relied, at the direction of Heidrick, upon the assessments of the management of Heidrick as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Heidrick and its business. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Heidrick, nor did it make any physical inspection of the properties or assets of Heidrick. BofA Securities did not evaluate the solvency or fair value of Heidrick under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Heidrick, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Heidrick or the contemplated benefits of the Merger. BofA Securities also assumed, at the direction of Heidrick, that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by it.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received the holders of Company Common Stock (other than the Excluded Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Heidrick or in which Heidrick might engage or as to the underlying business decision of Heidrick to proceed with or effect the Merger. BofA Securities also did not express any view or opinion with respect to, and BofA Securities relied, at the direction of Heidrick, upon the assessment of representatives of Heidrick regarding legal, regulatory, accounting, tax and similar matters relating to Heidrick or the Merger, as to which matters BofA Securities understood that Heidrick obtained such advice as it deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter. Except as described above, Heidrick imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the Company Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Heidrick Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Heidrick and the following fourteen publicly traded companies in the staffing services industry:

•	Primary Publicly Traded Company:

•	Korn Ferry

•	Diversified Staffing Companies:

•	Randstad N.V.

•	The Adecco Group AG

•	ManpowerGroup Inc.

•	Hays plc

•	Kelly Services, Inc.

•	SThree plc

•	TrueBlue, Inc.

•	Resources Connection, Inc.

•	Vertically Focused Staffing Companies:

•	Robert Half International Inc.

•	ASGN Incorporated

•	AMN Healthcare Services, Inc.

•	PageGroup plc

•	Kforce Inc.

BofA Securities reviewed, among other things, enterprise values (which are referred to as EV) of the selected publicly traded companies, calculated as equity values based on the closing stock price of each applicable selected company as of October 3, 2025, plus debt less cash, as multiples of calendar years 2025 and 2026 estimated earnings before interest, taxes, depreciations and amortization, as adjusted to include stock-based compensation expenses and to exclude non-recurring items, which is referred to as Adjusted EBITDA. The multiple obtained by dividing the EV by the calendar year 2025 estimated Adjusted EBITDA for Korn Ferry was 7.7x, and the multiple obtained by dividing the EV by the calendar year 2026 estimated Adjusted EBITDA was 7.3x. The mean and median of the multiples obtained by dividing the EV by the calendar year 2025 estimated Adjusted EBITDA for the selected publicly traded companies in the diversified staffing business were 9.8x and 8.2x, respectively; the mean and median of the multiples obtained by dividing the EV by the calendar year 2026 estimated Adjusted EBITDA for the selected publicly traded companies in the diversified staffing business were 6.8x and 6.8x, respectively. The mean and median of the multiples obtained by dividing the EV by the calendar year 2025 estimated Adjusted EBITDA for the selected publicly traded companies in the vertically focused staffing business were 10.8x and 9.4x, respectively; the mean and median of the multiples obtained by dividing the EV by the calendar year 2026 estimated Adjusted EBITDA for the selected publicly traded companies in the vertically focused staffing business were 9.5x and 9.8x, respectively.

BofA Securities also reviewed per share equity values, based on closing stock prices on October 3, 2025, of the selected publicly traded companies as multiples of calendar years 2025 and 2026 estimated earnings per share, as adjusted to include stock-based compensation expenses and to exclude non-recurring items, which is referred to as Adjusted EPS. The multiple obtained by dividing the closing stock price on October 3, 2025, by the calendar year 2025 estimated Adjusted EPS for Korn Ferry was 13.6x, and the multiple obtained by dividing the closing stock price on October 3, 2025, by the calendar year 2026 estimated Adjusted EPS was 12.5x. The mean and median of the multiples obtained by dividing the closing stock price on October 3, 2025 by the calendar year 2025 estimated Adjusted EPS for the selected publicly traded companies in the diversified staffing business were 17.2x and 13.5x, respectively; the mean and median of the multiples obtained by dividing the closing stock price on October 3, 2025 by the calendar year 2026 estimated Adjusted EPS for the selected publicly traded companies in the diversified staffing business were 14.6x and 11.9x, respectively. The mean and median of the multiples obtained by dividing the closing stock price on October 3, 2025 by the calendar year 2025 estimated Adjusted

EPS for the selected publicly traded companies in the vertically focused staffing business were 25.3x and 17.7x, respectively; the mean and median of the multiples obtained by dividing the closing stock price on October 3, 2025 by the calendar year 2026 estimated Adjusted EPS for the selected publicly traded companies in the vertically focused staffing business were 16.2x and 15.9x, respectively.

BofA Securities applied a range of multiples of 6.00x to 8.00x, derived from the selected publicly traded companies, to Heidrick’s calendar year 2026 estimated Adjusted EBITDA to determine implied per share equity values for Heidrick. In determining the value of the calendar year 2026 multiples to apply, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and the differences in the financial profiles of Heidrick and the selected publicly traded companies, including that (i) Heidrick had a multiple of the EV divided by the estimated next twelve months, which is referred to as NTM Adjusted EBITDA, as of October 3, 2025, of 0.5x, 1.1x, and 1.1x lower than the one year, two year, and three year average multiples, respectively, for Korn Ferry, (ii) Heidrick had a multiple of the EV divided by the estimated NTM Adjusted EBITDA, as of October 3, 2025, of 0.5x, 1.3x, 1.7x lower than the one year, two year, and three year average multiples, respectively, for the selected publicly traded companies in the diversified staffing business and (iii) Heidrick had a multiple of the EV divided by the estimated NTM Adjusted EBITDA, as of October 3, 2025, of 3.6x, 5.1x, and 5.2x lower than the one year, two year, and three year average multiples, respectively, for the selected publicly traded companies in the vertical staffing business.

BofA Securities also applied a range of multiples of 12.50x to 14.00x, derived from the selected publicly traded companies, to Heidrick’s calendar year 2026 estimated Adjusted EPS to determine implied per share equity values for Heidrick. In determining the value of the calendar year 2026 multiples to apply, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and the differences in the financial profiles of Heidrick and the selected publicly traded companies, including that (i) Heidrick had a multiple of closing stock price divided by estimated NTM Adjusted EPS, as of October 3, 2025, of 1.5x higher and 0.0x and 0.5x lower than the one year, two year, and three year average multiples, respectively, for Korn Ferry, (ii) Heidrick had a multiple of closing stock price divided by estimated NTM Adjusted EPS, as of October 3, 2025, of 2.2x, 1.2x, and 0.6x higher than the one year, two year, and three year average multiples, respectively, for the selected publicly traded companies in the diversified staffing business, and (iii) Heidrick had a multiple of closing stock price divided by estimated NTM Adjusted EPS, as of October 3, 2025, of 3.7x, 5.8x, and 5.5x lower than the one year, two year, and three year average multiples, respectively, for the selected publicly traded companies in the vertical staffing business.

Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Heidrick were based on the Forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Heidrick (rounded to the nearest $0.25), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges for Heidrick		Merger Consideration
2026E Adj. EBITDA	2026E Adj. EPS
$41.00 - $52.75	$48.00 - $53.75	$59.00

No company used in this analysis is identical or directly comparable to Heidrick. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Heidrick was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following nineteen selected transactions involving companies in the staffing services industry:

Acquiror(s)	Target
• The Vistria Group, LP	• Soliant Health, Inc.
• Kelly Services, Inc.	• Motion Recruitment Partners, LLC
• H.I.G. Capital, LLC	• Alight, Inc.
• First Advantage Corporation	• Sterling Check Corp.
• CRIT S.A.S.	• Openjobmetis S.p.A.
• Caisse de dépôt et placement du Québec and Centerbridge Partners, L.P.	• Medical Solutions, L.L.C.
• ManpowerGroup Inc.	• Ettain Group Holdings, LLC
• H.I.G. Capital, LLC	• Oxford Global Resources, LLC
• Apollo Global Management, Inc.	• EmployBridge Holding Company
• Olympus Partners, LP	• Soliant Health, Inc.
• AMN Healthcare Services, Inc.	• MedPartners, Inc.
• TPG Inc.	• Medical Solutions, L.L.C.
• Blackstone Inc.	• Alight, Inc.
• Randstad N.V.	• Monster Worldwide, Inc.
• On Assignment, Inc.	• Apex Systems, Inc.
• Recruit Co., Ltd	• Advantage Resourcing America, Inc. and Advantage Resourcing Europe B.V.
• Recruit Co., Ltd	• Staffmark Group, LLC
• Randstad N.V.	• SFN Group, Inc.
• The Adecco Group AG	• MPS Group, Inc.

BofA Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s Adjusted EBITDA for the last twelve months for the year in which the applicable transaction was announced (except with respect to the HIG and Alight transaction, where such multiple was based on the estimated Adjusted EBITDA for the calendar year preceding the year of the announcement as provided by Alight management, and with respect to the Adecco Group and MPS Group transaction, where such multiple was based on the average Adjusted EBITDA for the five years preceding the year of the announcement) (such multiples are referred to in this section as EV/LTM Adjusted EBITDA). Based on BofA Securities’ review of the EV/LTM Adjusted EBITDA multiples for the selected transactions, BofA Securities applied an EV/LTM Adjusted EBITDA multiple reference range of 8.00x to 11.00x, derived from the selected precedent transactions, to Heidrick’s Adjusted EBITDA for the twelve month period ended June 30, 2025. Estimated financial data relating to Heidrick and each of the selected precedent transactions were based on publicly available information at the time of announcements of the relevant transaction. This analysis indicated the following approximate implied equity value reference range per share of the Company Common Stock (rounded to the nearest $0.25), as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Ranges for Heidrick EV/LTM Adjusted EBITDA	Merger Consideration
$48.75 - $65.25	$59.00

No company, business or transaction used in this analysis is identical or directly comparable to Heidrick or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Heidrick and the Merger were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Heidrick to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Heidrick was forecasted to generate during the six-month period ending December 31, 2025, and Heidrick’s fiscal years 2026 through 2029 based on the Forecasts. BofA Securities calculated terminal values for Heidrick by applying terminal forward multiples of 6.00x to 8.00x to Heidrick’s fiscal year 2029 estimated Adjusted EBITDA, as adjusted to include a normalized depreciation amount equal to 90.7% of capital expenditures. The cash flows and terminal values were then discounted to present value as of June 30, 2025, assuming a mid-year convention for cash flows, using discount rates ranging from 10.00% to 12.00%, which were based on an estimate of Heidrick’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for the Company Common Stock (rounded to the nearest $0.25) as compared to the Merger Consideration:

Implied Per Share Equity Value Reference Range for Heidrick	Merger Consideration
$52.50 - $67.25	$59.00

Other Factors.

In rendering its opinion, BofA Securities also reviewed and considered other factors, including:

•	52-Week Trading Range. BofA Securities reviewed the trading range of the shares of the Company Common Stock for the 52-week period ended October 3, 2025, which was $36.75 to $51.79; and

•

Wall Street Analysts Price Targets. BofA Securities reviewed publicly available equity research analyst price targets for the Company Common Stock available as of October 3, 2025, which indicated low to high price targets for the Company Common Stock of $48.00 to $56.00 and a present value of $43.32 to $50.54 when discounted one year at Heidrick’s mid-point cost of equity of 10.80%.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Securities to the Company Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Heidrick. The estimates of the future performance of Heidrick in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Merger Consideration and were provided to the Company Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Heidrick.

The type and amount of consideration payable in the Merger was determined through negotiations between Heidrick and Parent, rather than by any financial advisor, and was approved by the Company Board. The decision to enter into the Merger Agreement was solely that of the Company Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Company Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Company Board or management with respect to the Merger or the Merger Consideration.

Heidrick has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee currently estimated to be approximately $17.6 million, $2.0 million of which was payable upon the delivery of this opinion and the remainder of which is contingent upon consummation of the Merger. Heidrick also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Heidrick and certain of its affiliates, Advent, an affiliate of Parent, and certain affiliates and portfolio companies of Advent, and Corvex, an affiliate of Parent, and certain affiliates and portfolio companies of Corvex.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Heidrick and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as or acting as administrative agent, lead arranger, bookrunner for, and a lender under, certain term loans, letters of credit and other credit facilities of Heidrick and/or certain of its affiliates, (ii) having provided or providing certain treasury management services and products to Heidrick and/or certain of its affiliates and (iii) having provided or providing certain foreign exchange trading services to Heidrick and/or certain of its affiliates. In addition, certain of BofA Securities’ affiliates maintain certain commercial (including vendor and/or customer) relationships with Heidrick and/or certain of its affiliates. From September 1, 2023, through August 31, 2025, BofA Securities and its affiliates derived aggregate revenues from Heidrick and its affiliates of approximately $7 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Advent and/or certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain term loans, leases, letters of credit and other credit facilities of Advent and/or certain of its affiliates and/or portfolio companies (including in connection with certain mergers and acquisitions transactions), (ii) having acted or acting as underwriter or manager for certain block trades and other equity offerings of Advent and/or certain of its affiliates and/or portfolio companies, (iii) having provided or providing certain treasury management services and products to Advent and/or certain of its affiliates and/or portfolio companies and (iv) having provided or providing certain derivatives and foreign exchange trading services to Advent and/or certain of its affiliates and/or portfolio companies. In addition, certain of BofA Securities’ affiliates maintain significant commercial (including vendor and/or customer) relationships with Advent and/or certain of its affiliates and/or portfolio companies. From September 1, 2023, through August 31, 2025, BofA Securities and its affiliates derived aggregate revenues from Advent and its affiliates and portfolio companies of approximately $165 million for investment and corporate banking services.

Further, BofA Securities and its affiliates in the past have also provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Corvex and/or certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as lender under certain term loans of Corvex and/or certain of its affiliates and/or portfolio companies, (ii) having provided or providing certain treasury management services and products to Corvex and/or certain of its affiliates and/or portfolio companies and (iii) having provided or providing certain derivatives and foreign exchange trading services to Corvex and/or certain of its affiliates and/or portfolio companies. From September 1, 2023, through August 31, 2025, BofA Securities and its affiliates derived aggregate revenues from Corvex and its affiliates and portfolio companies of approximately $1 million for investment and corporate banking services.

As of the date of its written opinion, BofA Securities and its affiliates were working with Advent, Corvex and their respective affiliates and portfolio companies on one or more investment and corporate banking matters unrelated to the Merger and BofA Securities believes, based on the information available to it as of the date of its written opinion, that (i) the aggregate revenues BofA Securities and its affiliates will derive from Advent and its affiliates and portfolio companies for those concurrent investment and corporate banking services will be materially more than the fee payable to BofA Securities for its services in connection with the Merger and (ii) the aggregate revenues that BofA Securities will derive from Corvex and its affiliates and portfolio companies for those concurrent investment and corporate banking services will be less than the fee payable to BofA Securities for its services in connection with the Merger. In addition, in the ordinary course of its respective businesses, BofA Securities and its affiliates (including members of BofA Securities’ deal team working with Heidrick on the Merger) has pitched, is currently pitching, and/or will continue to pitch, additional investment and corporate banking services unrelated to the Merger to Advent, Corvex and their respective affiliates and portfolio companies, but how much, if any, additional investment and corporate banking business and revenues will result from those efforts is subject to numerous factors beyond the control of BofA Securities and its affiliates.

As of the close of trading on October 3, 2025, the last trading day prior to BofA Securities delivering its written opinion, BofA Securities and its affiliates held on a non-fiduciary basis outstanding Company Common Stock having a market value of approximately $3 million as of such date, representing less than 0.5% of the outstanding Company Common Stock as of such date.

Certain Company Financial Forecasts

Heidrick does not generally as a matter of course publish or make public its business plans and strategies or make external disclosures about its anticipated financial position or results of operations, other than providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.

The Forecasts as to future performance, revenues, earnings or other results, particularly for extended time periods further in the future, are inherently uncertain and unpredictable, including due to the subjectivity of the underlying assumptions and estimates and the likelihood that such underlying assumptions and estimates will not be realized. As a result, Heidrick does not endorse projections or other unaudited prospective financial information as a reliable indication of future results.

In connection with the Company Board’s evaluation of a potential transaction, Heidrick’s management, at the request of the Company Board, provided BofA Securities with the Forecasts. The Forecasts were prepared by Heidrick’s management and made available to the Company Board in connection with its consideration and evaluation of the Merger, approved by the Company Board and provided to BofA Securities by Heidrick’s management, which directed BofA Securities to rely upon and use the Forecasts in connection with its financial analyses and opinion. The Forecasts do not reflect any effects or expenses attributable solely with respect to the Merger, future mergers and acquisitions or failure to consummate the Merger.

Heidrick is including a summary of the Forecasts in this proxy statement in order to provide the Heidrick Stockholders with access to the latest projections that were made available to the Company Board in connection with its evaluation of the Merger and its financial advisor, BofA Securities, and which were approved by the Company Board for BofA Securities to use and rely upon, in connection with its financial analyses and opinion.

The following table presents a summary of the Forecasts:

U.S. Dollars in millions

Fiscal year	FY 2025E	FY 2026E	FY 2027E	FY 2028E	FY 2029E
Fiscal year end date	12/31/25	12/31/26	12/31/27	12/31/28	12/31/29
Net Consolidated Revenue	1,172	1,251	1,336	1,420	1,509
Total Segment Adjusted EBITDA(1)	206	219	244	273	298
Total Adjusted EBITDA(1)	120	130	149	175	196
Unlevered Free Cash Flow(2)	81	76	89	107	121

(1)

Heidrick defines Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, as adjusted, to the extent they occur, for earnout accretion, earnout fair value adjustments, contingent compensation, deferred compensation plan income or expense, certain reorganization costs, transaction fees, impairment charges and restructuring charges.

(2)

“Unlevered Free Cash Flow” calculated as Adjusted EBITDA minus depreciation and amortization (“D&A”), to which a blended tax rate was applied to derive estimated cash tax payments. The resulting after-tax amount was increased by D&A, reduced by (i) increases in net working capital, (ii) capital expenditures, and (iii) cash payments for restructuring costs, and increased for (x) net changes between accrued and cash incentive compensation, and (y) net changes in prepayments, and also included other adjustments. The foregoing definition of Unlevered Free Cash Flow is subject to various adjustments that are not reflected in, or are distinct from, those applied to Heidrick’s calculation of “Free Cash Flow” presented in Heidrick’s annual and quarterly earnings press releases and other investor materials.

Additional Information About the Forecasts

The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that Heidrick, or any of its affiliates, advisors or representatives, have considered the Forecasts to be predictive of actual future events, and the Forecasts should not be relied upon as such. Heidrick’s internal financial forecasts upon which the Forecasts were based are subjective in many respects. The Forecasts did not take into account any changes or expenses attributable solely to the transactions contemplated by the Merger Agreement nor do they reflect any effects of the Merger or effect of the failure of the Merger to be consummated.

Although presented with numerical specificity, the Forecasts were based on numerous variables, assumptions and estimates as to future events made by Heidrick’s management that Heidrick’s management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of Heidrick and Heidrick’s management. Important factors that may affect actual results and cause these internal financial Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the business of Heidrick (including, without limitation, that Heidrick’s strategic initiatives may (i) not be successful in driving demand for Heidrick’s executive search, consulting and on-demand talent services, (ii) incur expenses greater than those projected, (iii) result in increases in revenue (A) with suboptimal margins or (B) that do not occur on the timeline reflected in the Forecasts or at all and (iv) cause a failure to attract, integrate, develop, manage, retain and motivate qualified consultants, industry performance, the regulatory and competitive environment, general business and economic conditions (including, without limitation, the risks and uncertainties of an economic downturn) and other risk in the section titled

“Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●], as well as additional factors discussed in Heidrick’s periodic filings with the SEC, including in its most recent Annual Report on Form 10-K (which is incorporated by reference herein) and most recent Quarterly Report on Form 10-Q (which is incorporated by reference herein). Various assumptions underlying the Forecasts may not prove to have been, or may no longer be, accurate. The Forecasts may not be realized, and actual results may be significantly higher or lower than projected in the Forecasts.

The Forecasts reflect assumptions as to certain business strategies or plans that are subject to change and are susceptible to multiple interpretations. The Forecasts do not take into account any circumstances or events occurring after the date they were prepared.

The Forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Merger is completed) from the Forecasts. For all of these reasons, the Forecasts, and the assumptions upon which they are based, (1) are not guarantees of future results; (2) are inherently speculative; and (3) are subject to a number of risks and uncertainties. Accordingly, there can be no assurance that the Forecasts will be realized and actual results will differ, and may differ materially, from those contained in the Forecasts.

The Forecasts were prepared solely for internal use and to assist the Company Board with its consideration and evaluation of the Merger, which approved them for BofA Securities to use and rely upon in connection with its financial analyses and opinions, and although they were prepared on an accounting basis consistent with Heidrick’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC, U.S. generally accepted accounting practices (“GAAP”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, Heidrick’s management. Neither Heidrick’s independent auditor nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the Forecasts, and accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of RSM U.S. LLP included in Heidrick’s most recent Annual Report on Form 10-K (which is incorporated by reference herein) relates to Heidrick’s previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.

Adjusted EBITDA and Unlevered Free Cash Flow contained in the Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Forecasts were relied upon by BofA Securities for purposes of its opinion, at the direction of Heidrick’s management, with the approval of the Company Board. The non-GAAP financial measures used in the Forecasts were also relied upon by the Company Board in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures were not relied upon by BofA Securities for purposes of its opinion nor were they relied upon by the Company Board in connection with its evaluation of the Merger. Accordingly, Heidrick has not provided a reconciliation of the financial measures included in the Forecasts to the relevant GAAP financial measures. Non-GAAP measures have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. For example, in evaluating Adjusted EBITDA and other metrics derived from it, you should be aware that in the future Heidrick will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

For these reasons, as well as the basis and assumptions on which the Forecasts were compiled, the inclusion of specific portions of the Forecasts in this proxy statement should not be regarded as an indication that such Forecasts will be an accurate prediction of future events, and they should not be relied on as such. None of Heidrick nor any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) can give you any assurance that actual results will not differ from these Forecasts.

Except to the extent required by applicable federal securities laws, none of Heidrick nor any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) undertake any obligation to update or otherwise revise or reconcile the Forecasts or the specific portions presented to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this proxy statement are cautioned not to place undue, if any, reliance on the specific portions of the Forecasts set forth above. None of Heidrick nor any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) intend to make publicly available any update or other revision to these Forecasts. In addition, none of Heidrick nor any of its affiliates, advisors, officers, directors, partners or representatives (including BofA Securities) have made, make or are authorized in the future to make, any representation to any stockholder or other person regarding Heidrick’s ultimate performance compared to the information contained in the Forecasts or that projected results will be achieved, and any statements to the contrary should be disregarded. The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other financial information contained in Heidrick’s public filings with the SEC. Heidrick has made no representation to Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the Forecasts.

Interests of Heidrick’s Directors and Executive Officers in the Merger

You should be aware that the Company’s directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of the Heidrick Stockholders more generally. The Company Board was aware of these interests and considered them, among other matters, in (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement Proposal be approved by the Heidrick Stockholders. These interests are described below.

The Company’s executive officers as of the date hereof are Thomas Monahan (Chief Executive Officer), Thomas Murray (President), Tracey Heaton (Chief Legal Officer and Corporate Secretary), and Nirupam Sinha (Chief Financial Officer).

Treatment of Shares of Company Common Stock

For information regarding beneficial ownership of the shares of Company Common Stock held by each of the Company’s directors and executive officers and all directors and executive officers as a group, see the section titled, “The Special Meeting—Stock Ownership and Interests of Certain Persons.” Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company Common Stock held by such individual, the Merger Consideration in the same manner as other Heidrick Stockholders.

Treatment of Company Equity Awards

Immediately prior to the Effective Time (but contingent upon the Effective Time), each Company RSU and Company PSU, whether vested or unvested, that is outstanding will be canceled in exchange for the right to receive an amount in cash (without interest, and subject to deduction for any required tax withholding) equal to the sum of (x) the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company RSU or Company PSU (which for Company PSUs will be determined based on maximum performance, which is 100% of target for Company PSUs that vest based on the achievement of specified stock prices and 200% of target with respect to all other Company PSUs), as applicable, and (y) the amount of dividends credited to the award holder in respect of such Company RSU or Company PSU (at maximum performance—as described above), as applicable, and not yet paid, through the Closing pursuant to the award agreement governing such Company RSU or Company PSU, as applicable.

The following table sets forth, for each executive officer and director, the number of Company RSUs and Company PSUs (at maximum performance—as described below) held as of October 6, 2025, together with the estimated value of such Company RSUs and Company PSUs in connection with the Merger. The values in the table below have been determined based on the Merger Consideration of $59.00 per share of Company Common Stock and assume a PSU Performance Level of 100% for all Company PSUs that vest on the achievement of specified stock prices and 200% of target with respect to all other Company PSUs. Actual amounts may differ from the amounts set forth below.

Company Equity Awards(1)
	Company RSUs (#)	Estimated Value of Company RSUs(2) ($)	Company PSUs (#)	Estimated Value of Company PSUs(3) ($)	Total Estimated Cash Consideration for Unvested Company PSUs and Company RSUs in the Merger ($)(4)
Non-Employee Directors:
Adam Warby	31,125	1,908,297	—	—
Elizabeth Axelrod(5)	—	—	—	—
Timothy Carter	6,152	365,888	—	—
Mary E. G. Bear	19,841	1,195,794	—	—
John Berisford	12,279	735,746	—	—
Vijaya Kaza	6,152	365,888	—	—
Stacey Rauch(5)	—	—	—	—
Executive Officers:
Thomas L. Monahan III(4)	46,815	2,792,885	186,615	11,164,870	13,957,755
Thomas Murray(4)	40,479	2,419,985	108,000	6,456,938	8,876,923
Tracey Heaton(4)	11,522	689,089	41,087	2,460,064	3,149,153
Nirupam Sinha(4)	9,609	570,775	32,468	1,929,924	2,500,699

(1)

The amounts in this table reflect the shares of Company Common Stock underlying the Company RSUs and Company PSUs held by such individuals as of October 6, 2025. Certain Company PSUs may be earned and convert to unvested Company RSUs prior to the Effective Time, in which case they would be outstanding for payment in the same manner as other Company RSUs at the Effective Time. For purposes of this table, such awards are included in the Company PSU column.

(2)

The Company RSU values in the table above include the following amounts of unpaid cash dividends that have accrued on unvested Company RSUs prior to the Effective Time, for the non-employee directors: Mr. Warby, $71,922, Mr. Carter, $2,753, Ms. Bear, $25,175, Mr. Berisford, $11,285, and Ms. Kaza, $2,920; and for the named executive officers: Mr. Monahan, $30,800, Mr. Murray, $31,724, Ms. Heaton, $9,291, and Mr. Sinha, $3,844.

(3)

The Company PSU values in the table above (i) assume 100% vesting for Company PSUs that vest on the achievement of specified stock prices and 200% vesting for all other Company PSUs and (ii) include the following amounts of unpaid cash dividends that have accrued on unvested Company PSUs prior to the Effective Time, for Mr. Monahan, $130,298, Mr. Murray, $76,843, Ms. Heaton, $35,931, and Mr. Sinha, $12,104.

(4)

Each of the named executive officers intends to coinvest a significant portion (and in the case of Mr. Monahan, all) of his or her after-tax proceeds set forth in this column alongside the Consortium in the securities of the Surviving Corporation (or a parent thereof), subject to further discussions with representatives of the Consortium on the topic.

(5)	Mmes. Axelrod and Rauch elected to receive their respective annual equity grants for service on the Company Board in the form of shares of Company Common Stock as opposed to Company RSUs.

Change in Control Severance Plan

The Company maintains the Amended and Restated Change in Control Severance Plan (the “CIC Plan”), which provides severance benefits (the “Severance Benefits”) for our named executive officers upon a termination of employment by the Company without “cause” or a voluntary resignation for “good reason,” as such terms are defined in the CIC Plan or applicable named executive officer’s employment agreement, in either case occurring within two years following, or six months prior to, if in connection with or in anticipation of, a change in control, such as the Merger (each, a “Qualifying Termination”). Upon the occurrence of a Qualifying Termination, the Severance Benefits would consist of (1) a cash severance benefit, paid within 45 days following the termination, equal to 2.0 times (or for Mr. Monahan, 2.5 times) the sum of the executive officer’s (x) highest rate of annual salary during the 12-month period immediately prior to the date of termination and (y) annual target bonus as of the date immediately prior to the applicable change in control, (2) the executive’s prorated annual bonus (at target) for the year of termination, paid within 45 days following the termination, and (3) 12 months of continued participation in the Company’s health plan at the active-employee rate. In addition, any then-unvested equity awards held by the named executive officer would vest in full; provided, that if the termination occurred in the six months prior to a change in control and the change in control subsequently occurred, any time-based vesting equity awards would fully vest on the change in control and performance-based vesting equity awards would vest on the greater of target and actual performance.

Concurrent with the execution of the Merger Agreement, the CIC Plan was amended to clarify the Company’s original intent under the CIC Plan by providing that a participating executive will not lose severance-eligibility under the CIC Plan merely by ceasing to be an “officer” subject to Section 16 of the Exchange Act due to the consummation of a change in control transaction.

For an estimate of the value of the severance payments to each named executive officer upon a Qualifying Termination under the CIC Plan in connection with the Merger, see the section titled, “Quantification of Payments and Benefits” below. The severance payments and benefits in this section are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination).

Excise Taxes Under Section 4999 of the Code

In connection with the Merger, Parent has agreed to permit the Company to enter into tax reimbursement agreements with one or more of the Company’s executive officers, with the aggregate amount payable in respect of all the Company’s executive officers not to exceed $25,000,000, to the extent that such executive officers are subject to excise taxes under Section 4999 of the Code as a result of the Merger, such that on a net after-tax basis such executive officers would be in the same position as if no such excise tax had applied to them. The actual amount of the excise tax reimbursement for each named executive officer, if any, will not be determinable until after the consummation of the Merger since, as of the date of this proxy statement, no determinations have been made as to whether any named executive officer will suffer a Qualifying Termination, and the year of the Closing will materially impact the calculations of amounts potentially subject to such excise taxes as well as the availability of potential mitigation strategies. Because these variables materially affect the determination of whether and to what extent any named executive officer will be subject to such excise taxes, calculations cannot be determined until after the consummation of the Merger. Parent and the Company have agreed to undertake mitigation strategies, to the extent reasonably available, to reduce the potential for such excise taxes, including accelerating income and vesting into 2025 that would otherwise vest or become payable in a later year and the valuation of any restrictive covenants applicable to any executive officer. For a description of certain covenants relating to continuing employee matters set forth in the Merger Agreement, please see the section of this proxy statement titled, “Proposal 1: the Merger Agreement Proposal—Employee Matters.”

Other Arrangements

Prior to the Effective Time, the Company, Parent, or their respective affiliates may, in their discretion, continue or initiate, as applicable, discussions regarding agreements, arrangements, and understandings with one or more of the Company’s executive officers regarding their employment or other future services, compensation or benefits, or co-investment opportunities and may enter into definitive agreements with such individuals regarding the foregoing (including the terms of any participation in a post-closing equity compensation program), subject to the interim operating covenants set forth in the Merger Agreement and applicable restrictions therein.

Indemnification Insurance

Pursuant to the terms of the Merger Agreement, each of the Company’s current or former directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of not less than six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section titled, “Proposal 1: the Merger Agreement Proposal—Indemnification and Insurance.”

Quantification of Payments and Benefits

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a Qualifying Termination. Applicable SEC disclosure rules refer to this compensation as “golden parachute” compensation, and in this section we use such term to describe the Merger-related compensation payable to the Company’s named executive officers.

The amounts shown in the table below are estimates based on various assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the completion of the Merger. For purposes of calculating such amounts, the following assumptions were used:

•	the relevant price of a share of Company Common Stock is $59.00 (which is the Merger Consideration);

•	the Effective Time as referenced in this section occurs on December 31, 2025 (which is the assumed date of the Effective Time solely for purposes of the disclosure in this section); and

•

each named executive officer experiences a Qualifying Termination immediately following the Effective Time and receives severance payments and benefits (although, as of the date hereof, no named executive officer has received notice of an impending termination, and each of the named executive officers expects to continue employment with the Company following the Effective Time).

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Thomas L. Monahan III	6,975,000	13,957,755	43,980	20,976,735
Thomas Murray	4,314,000	8,876,923	43,980	13,234,903
Tracey Heaton	2,297,500	3,149,153	43,980	5,490,633
Nirupam Sinha	2,992,308	2,500,699	43,980	5,536,987

(1)

The cash severance is payable pursuant to the CIC Plan, which is described above in the section titled, “Proposal 1: the Merger Agreement Proposal—Employee Matters.” The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination). The estimated amount of each such payment included in the “cash” column above is set forth in the table below:

Name	Base Cash Severance ($)	Pro-Rated Target Bonus ($)	Total ($)
Thomas L. Monahan III	5,625,000	1,350,000	6,975,000
Thomas Murray	3,376,000	938,000	4,314,000
Tracey Heaton	1,865,000	432,500	2,297,500
Nirupam Sinha	2,392,308	600,000	2,992,308

(2)

Amounts shown reflect the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of outstanding Company RSUs and Company PSUs, in each case as described in more detail in the section titled, “The Merger—Merger Consideration.” The treatment of the outstanding Company RSUs and Company PSUs is considered to be “single-trigger” (i.e., amounts triggered solely by a change in control). The estimated amount of each such payment (which include the amounts of unpaid cash dividends that have accrued on unvested Company RSUs and Company PSUs prior to the Effective Time) included in the “equity” column above is set forth in the table below (in the case of each Company PSU, the estimated values assume 100% vesting for Company PSUs that vest based on the achievement of specified stock prices and 200% vesting for all other Company PSUs):

Name	Estimated Value of Company RSUs ($)	Estimated Value of Company PSUs ($)
Thomas L. Monahan III	2,792,885	11,164,870
Thomas Murray	2,419,985	6,456,938
Tracey Heaton	689,089	2,460,064
Nirupam Sinha	570,775	1,929,924

(3)

Amounts shown reflect 12 months of continued healthcare coverage at active-employee rates. The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a Qualifying Termination).

(4)

Amounts in this column do not include any potential excise tax reimbursement payments that may be provided to the named executive officers (not to exceed an aggregate amount of $25,000,000) as the actual amount of the excise tax reimbursement for each named executive officer, if any, will not be determinable until after the consummation of Merger.

Financing of the Merger

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $1,350,000,000, including transaction fees and expenses, which will be funded via the Equity Financing and the Debt Financing described below.

Equity Commitment Letter

In connection with the financing of the Merger, the Equity Investors have entered into the Equity Commitment Letter, to severally provide an aggregate amount in immediately available funds equal to $1,350,000,000 to Parent and Merger Sub, for the purpose of providing Parent and Merger Sub with sufficient cash to consummate the Merger and make all cash payments required under the Merger Agreement on the Closing Date. The Company is an express third-party beneficiary of certain rights granted to Parent under the Equity Commitment Letter and is entitled to specifically have Parent enforce the obligations of the Equity Investors to fund their respective commitments under the Equity Commitment Letter in accordance with the Equity Commitment Letter.

Debt Commitment Letter

In addition, in connection with the financing of the Merger, Parent entered into the Debt Commitment Letter with the Initial Lenders, pursuant to which the Debt Commitment Parties have committed to provide the Debt Financing. The obligations of the Debt Commitment Parties to provide Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Company and each of the Equity Investors has entered into the Limited Guarantee in favor of Heidrick. Pursuant to the Limited Guarantee, each Equity Investor has agreed to guarantee (up to an agreed upon cap) the due and punctual payment of and discharge of its pro rata percentage of Parent’s payment obligation to pay both (i) the payment, reimbursement or indemnification obligations payable by Parent or Merger Sub (or its Representatives) under the Merger Agreement and (ii) damages, if any, solely in the event of a valid termination of the Merger Agreement by Heidrick, that have either (A) been finally agreed pursuant to a final written settlement agreement between Parent and Heidrick or (B) awarded by a court of competent jurisdiction which shall have entered a final, non-appealable judgement that such damages are due and payable by Parent pursuant to the Merger Agreement.

Appraisal Rights

If the Merger is consummated, holders of record and beneficial owners of shares of Company Common Stock who (1) do not vote in favor of the adoption of the Merger Agreement (whether by voting against the adoption of the Merger Agreement, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (2) properly and validly demand an appraisal of their shares of Company Common Stock in writing, (3) continuously hold (in the case of holders of record) or continuously own (in the case of beneficial owners) their shares of Company Common Stock through the Effective Time, (4) strictly comply with the statutory requirements of Section 262 and (5) do not withdraw their demands or otherwise lose their rights to appraisal, subject to the conditions thereof, will be entitled to seek appraisal of their shares of Company Common Stock in connection with the Merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of Company Common Stock. Unless the context requires otherwise, all references in Section 262 and in this summary to a “beneficial owner” are to a person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person. Unless the context requires otherwise, all references in Section 262 and in this summary to a “person” are to any individual, corporation, partnership, unincorporated association or other entity.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Company Common Stock following petition to, and an appraisal by, the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”). Persons considering seeking appraisal should recognize that the fair value of their shares of Company Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 will result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the Heidrick Stockholders or beneficial owners exercise their appraisal rights under Section 262. Holders of record and beneficial owners of shares of Company Common Stock should carefully review the full text of Section 262 as well as the information discussed below. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights will result in the loss of such rights.

Under Section 262, if the Merger is completed, holders of record or beneficial owners of shares of Company Common Stock who (1) properly demand appraisal of such holder’s or owner’s shares of Company Common Stock, (2) do not vote in favor of the adoption of the Merger Agreement (whether by voting against the Merger Agreement Proposal, abstaining or otherwise not voting with respect to the adoption of the Merger Agreement), (3) continuously hold (in the case of a holder of record) or own (in the case of a beneficial owner) such shares of Company Common Stock through the effective date of the Merger, (4) do not withdraw their demands or otherwise lose their rights to appraisal, and (5) strictly comply with the statutory requirements and satisfy certain ownership thresholds set forth in Section 262, may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash for the “fair value” of their shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the Effective Time through the date of payment of the judgment. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest on the amount determined to be fair value will accrue and compound quarterly from the effective date of the Merger through the date of payment of the judgment at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 to each person seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time). The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Company Common Stock eligible for appraisal (as measured in accordance with subsection (g) of Section 262), or (2) the aggregate Merger Consideration in respect of the shares of Company Common Stock for which appraisal rights have been pursued and perfected exceeds $1,000,000. The Company refers to these conditions as the “ownership thresholds.”

Under Section 262, where the proposed merger for which appraisal rights are provided is to be submitted for approval at a meeting of the Heidrick Stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders of record as of the Record Date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the Heidrick Stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of record or beneficial owner of Company Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or owner’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder or beneficial owner who loses such holder’s or owner’s appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement, without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, the Company believes that if a stockholder or a beneficial owner is considering exercising such rights, that stockholder or beneficial owner should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise appraisal rights with respect to their shares of Company Common Stock must do ALL of the following:

•

the stockholder or beneficial owner must deliver to the Company a written demand for appraisal of such holder’s or owner’s shares of Company Common Stock before the vote on the adoption of the Merger Agreement at the Special Meeting;

•	the stockholder or beneficial owner must not vote in favor of the adoption of the Merger Agreement;

•

the stockholder must continuously hold or the beneficial owner must continuously own the shares of Company Common Stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	strictly comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

Any holder of record or beneficial owner of shares of the Company Common Stock who has complied with the applicable requirements of Section 262 and is otherwise entitled to appraisal rights or the Surviving Corporation may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within one hundred and twenty (120) days after the date of the Merger. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights unless one of the ownership thresholds is met.

For stockholders, because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, each stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote his, her or its shares of Company Common Stock.

Written Demand

A stockholder or beneficial owner wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting, a written demand for the appraisal of such holder’s or beneficial owner’s shares of Company Common Stock. In addition, such stockholder or beneficial owner must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, at the Special Meeting or by proxy (whether by mail or via the Internet or telephone), will result in loss of appraisal rights in respect of the shares of Company Common Stock so voted and will nullify any previous written demands for appraisal with respect to such stockholder’s or beneficial owner’s shares of Company Common Stock. A stockholder exercising appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Company Common Stock of record through the effective date of the Merger. A beneficial owner exercising appraisal rights must own the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to own such shares of Company Common Stock through the effective date of the Merger. For a stockholder, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. A stockholder or beneficial owner who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the adoption of the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting will constitute a waiver of appraisal rights.

A holder of record of shares of Company Common Stock is entitled to demand appraisal for the shares of Company Common Stock registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock by a holder of record must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares of Company Common Stock.

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of Company Common Stock. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the beneficial owner and must reasonably inform the Company of the identity of the beneficial owner and that the beneficial owner intends thereby to demand an appraisal of such owner’s shares of Company Common Stock. The demand made by such beneficial owner must also (1) reasonably identify the holder of record of the shares of Company Common Stock for which the demand is made, (2) be accompanied by documentary evidence of such beneficial owner’s continuous ownership of the stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (3) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by subsection (f) of Section 262. If the shares of Company Common Stock are owned of record or beneficially owned in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner or beneficial owner, and if the shares of Company Common Stock are owned of record or beneficially owned by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint record holders or beneficial owners. An authorized agent, including an authorized agent for two (2) or more joint record holders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record owner or owners or beneficial owner or owners, respectively, and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners or beneficial owner or owners, as applicable. All written demands for appraisal pursuant to Section 262 must be mailed or delivered to:

Heidrick & Struggles International, Inc.

Attention: Tracey Heaton, Chief Legal Officer & Corporate Secretary

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

(707) 302-2658

Email: HSIICorpSect@heidrick.com

At any time within sixty (60) days after the effective date of the Merger (or thereafter, with written approval from the Company), any holder of record or beneficial owner of shares of the Company Common Stock who has submitted a demand for appraisal who has not commenced an appraisal proceeding or otherwise joined such proceeding as a named party will have the right to withdraw such person’s demand for appraisal and to accept the Merger Consideration offered pursuant to the Merger Agreement, without interest and less any applicable withholding taxes, by delivering to the Company, as the Surviving Corporation, a written withdrawal of the demand for appraisal. Once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262 (a “Reservation”); provided, however, that this will not affect the right of any such person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the effective date of the Merger. Except with respect to any holder of record or beneficial owner of shares of the Company Common Stock who withdraws such person’s demand in accordance with the provision in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to such person, the person will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each record holder of shares of Company Common Stock who has properly and validly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement and any beneficial owner who has demanded appraisal in accordance with Section 262 that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred and twenty (120) days after the effective date of the Merger, but not thereafter, the Surviving Corporation or any holder of record or beneficial owner of shares of the Company Common Stock who has complied with Section 262 and who is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Company Common Stock held by all such persons entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders of record and beneficial owners of shares of Company Common Stock should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any such persons who desire to have their shares of Company Common Stock appraised should take all actions necessary to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 will nullify a previous written demand for appraisal.

Within one hundred and twenty (120) days after the effective date of the Merger, any holder or beneficial owner of shares of the Company Common Stock who has complied with the requirements for an appraisal of such person’s shares of Company Common Stock pursuant to Section 262 and who is entitled to appraisal rights under Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of Company Common Stock (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares of Company Common Stock will not be considered a separate stockholder holding such shares of Company Common Stock for purposes of such aggregate number). The Surviving Corporation must send this statement to the requesting person within ten (10) days after receipt by the Surviving Corporation of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder or beneficial owner of shares of the Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all such persons who have demanded appraisal for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by mail to the Surviving Corporation and to the persons shown on such list at the addresses stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery and the costs of any such notice are borne by the Surviving Corporation.

After providing the foregoing notice, at the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who are entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. Accordingly, persons seeking appraisal of their shares of the Company Common Stock are cautioned to retain their Company Common Stock certificates pending resolution of the appraisal proceedings.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all holders or beneficial owners of shares of the Company Common Stock who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds one percent of the outstanding shares of the class of Company Common Stock eligible for appraisal (as measured in accordance with subsection (g) of Section 262) or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock entitled to appraisal exceeds $1,000,000.

Determination of Fair Value

After the Delaware Court of Chancery determines the persons entitled to appraisal, and that at least one (1) of the ownership thresholds above has been satisfied, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262 to each person entitled to appraisal, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares of Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of record and beneficial owners of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Company nor Parent anticipates offering more than the Merger Consideration to any stockholder or beneficial owner exercising appraisal rights, and the Surviving Corporation reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation pursuant to Section 262(f) who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares of Company Common Stock entitled to an appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.

If any person who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in the Merger Agreement, without interest and less any applicable withholding taxes. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within one hundred and twenty (120) days after the effective date of the Merger, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights or if the person delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the Merger Consideration as provided in the Merger Agreement in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of Company Common Stock in compliance with Section 262 will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Time). If a person who has made a demand for an appraisal in accordance with Section 262 delivers to the Surviving Corporation a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares, either within sixty (60) days after the effective date of the Merger or thereafter with the Surviving Corporation’s written approval, then the right of such person to an appraisal of the shares subject to the withdrawal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a Reservation; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within sixty (60) days after the Effective Time. If a petition for an appraisal is not filed within the time provided in accordance with Section 262, the right to appraisal with respect to all shares of Company Common Stock will cease.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a person’s appraisal rights under Section 262. In that event, such person will be entitled to receive the Merger Consideration for such person’s shares of Company Common Stock in accordance with the Merger Agreement, without interest and less any applicable withholding taxes. Consequently, any holder of record or beneficial owner of shares of the Company Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “business combination” for financial accounting purposes.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined in this proxy statement) of shares of Company Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is limited to Heidrick Stockholders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment purposes). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is not binding on the IRS or the courts and, accordingly, the IRS may assert, or a court may sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Heidrick Stockholders subject to special rules under U.S. federal income tax laws, including, for example, but not limited to:

•	banks and other financial institutions;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Company Common Stock;

•	regulated investment companies and real estate investment trusts;

•	retirement plans, individual retirement and other tax-deferred accounts;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that are holding shares of Company Common Stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	U.S. Holders (as defined in this proxy statement) whose functional currency is not the U.S. dollar;

•

partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	expatriated entities subject to Section 7874 of the Code;

•	holders that are required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	persons subject to alternative minimum taxes;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	holders that own or at any time during the five-year period ending on the date of the Merger have owned (directly, indirectly or constructively) five percent or more of Company Common Stock;

•	grantor trusts;

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	holders that received their shares of Company Common Stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	holders that own an indirect equity interest in Parent following the Merger;

•	holders that hold their shares of Company Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	holders that do not vote in favor of the Merger and that properly demand appraisal of their shares of Company Common Stock under Section 262; and.

•	holders whose Company Common Stock qualifies as small business stock.

This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax considerations) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the Medicare contribution tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, the U.S. federal income tax consequences of the Merger to a partner in such partnership will generally depend upon the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Partnerships holding shares of Company Common Stock and partners therein are urged to consult their tax advisors regarding the consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR HEIDRICK STOCKHOLDER WILL DEPEND ON SUCH STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE EACH HEIDRICK STOCKHOLDER TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO IT IN CONNECTION WITH THE MERGER IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

U.S. Holders

This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one (1) or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a “United States” person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to, and the U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Company Common Stock. A U.S. Holder’s gain or loss on the disposition of shares of Company Common Stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Under current law, a preferential tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Company Common Stock (shares of Company Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to “Non-U.S. Holders.” For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Company Common Stock that is not a U.S. Holder.

Subject to the discussion of backup withholding, the status of the Company as a USRPHC and FATCA below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized or amounts realized in connection with the Merger, unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the additional branch profits tax at a rate of thirty percent (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for one hundred and eighty three days or more in the taxable year of disposition of shares of Company Common Stock pursuant to the Merger, and certain other specified conditions are met, in which case such gain (net of certain U.S.-source losses provided such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses) will be subject to U.S. federal income tax at a rate of thirty percent (or a lower rate under an applicable income tax treaty); or

•	the shares of Company Common Stock constitute a United States real property interest (“USRPI”) by reason of Company’s status as a United States real property holding corporation (“USRPHC”) for U.S.

federal income tax purposes during the shorter of the five-year period ending at the time of the Merger and the Non-U.S. Holder’s holding period for the shares of Company Common Stock, and, as discussed below, one or more other conditions are satisfied.

The Company believes that it is not currently, and that it will not have been during the five-year period ending on the date of the Merger, a USRPHC. Even if the Company is a USRPHC, gain recognized or amounts realized as a result of the Merger by a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax by reason of the Company’s USRPHC status if (i) the shares of Company Common Stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (ii) in the case of income taxes (other than withholding taxes), such Non-U.S. Holder owned, actually and constructively, five percent or less of the shares of Company Common Stock throughout the shorter of the five-year period ending on the date of the Merger or the Non-U.S. Holder’s holding period. Non-U.S. Holders are urged to consult their tax advisors about the consequences that could result if the Company was, is or were to become a USRPHC.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. Holders or Non-U.S. Holders in connection with the Merger.

Backup withholding of tax (currently, at a rate of twenty four percent) generally will apply to the Merger Consideration received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to the Merger Consideration received by a Non-U.S. Holder pursuant to the Merger, unless the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such Non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or Non-U.S. Holder generally may be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act (FATCA)

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (which we refer to as, collectively, “FATCA”), impose a U.S. federal withholding tax of thirty percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of thirty percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition of

Company Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers generally may rely on the proposed regulations until final regulations are issued.

Heidrick Stockholders are urged to consult with their tax advisors regarding the possible implications of FATCA on the disposition of Company Common Stock pursuant to the Merger.

THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT CONSTITUTE TAX ADVICE. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, A HEIDRICK STOCKHOLDER’S INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND HEIDRICK STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals Required for the Merger

General

Pursuant to the Merger Agreement, each of the parties has agreed to use its respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Law to consummate the transactions contemplated by the Merger Agreement at the earliest practicable date. The parties have agreed to prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of the Merger Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of the Merger Agreement) appropriate filings under the antitrust laws in the foreign jurisdictions identified by the parties, including the Australian Competition and Consumer Act 2010 (Cth) and the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen), subject to certain limitations as outlined in the section of this proxy statement titled “Proposal 1: the Merger Agreement Proposal—Antitrust.”

For purposes of the Merger Agreement and the references in this proxy statement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust and other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

HSR Act and Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Heidrick and Parent each files a Notification and Report Form with the DOJ and the FTC, and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a thirty (30)-calendar-day waiting period following the parties’ filings of their respective HSR Act Notification and Report Forms. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second thirty -day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier, the parties agree to extend any applicable waiting period, or the parties otherwise agree to delay Closing.

Company and Parent each filed a Notification and Report Form with respect to the Merger with the FTC and DOJ on October 17, 2025 and the applicable waiting period will expire on 11:59 p.m. Eastern Time on November 17, 2025.

The Merger is also conditioned on the expiration or termination of any agreement not to consummate the Merger with any governmental body, and the receipt of any requisite approvals or clearances under the Antitrust Laws and competition laws of other jurisdictions identified by the parties, including the approval of the Australian Competition and Consumer Commission (if the deal is completed after December 31, 2025) and the German Federal Cartel Office, unless the relevant jurisdiction declines, does not assert or defers jurisdiction.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties.

Private parties may also seek to take legal action under the Antitrust Laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

PROPOSAL 1: THE MERGER AGREEMENT PROPOSAL

This section describes the material terms and conditions of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. This section is not intended to provide you with factual information about Heidrick. Such information can be found elsewhere in this proxy statement and in the public filings Heidrick makes with the SEC, which may be obtained by following the instructions set forth in the section titled “Where You Can Find More Information” beginning on page [●].

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and the description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about Heidrick, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific agreed upon dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations, qualifications and supplemental information agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Heidrick. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is contained in, or incorporated by reference into, this proxy statement, Heidrick’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K. Heidrick Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Heidrick, Parent or any of their respective subsidiaries, affiliates or businesses. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver, amendments or other modification.

Form and Effects of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into Heidrick, the separate corporate existence of Merger Sub will cease and Heidrick will continue as the Surviving Corporation and a wholly-owned subsidiary of Parent.

At the Effective Time, Heidrick’s Certificate of Incorporation will be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (with any changes as Heidrick and Parent may mutually agree, including to give effect to Parent’s indemnification obligations under the Merger Agreement) and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.

Also at the Effective Time, Heidrick’s bylaws will be amended and restated to read in their entirety to mirror the bylaws of Merger Sub in effect immediately prior to the Effective Time (with any changes as Heidrick and Parent may mutually agree) and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by the DGCL.

The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

The officers of Heidrick immediately prior to the Effective Time will be the officers of the Surviving Corporation, each such officer to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

Consummation and Effectiveness of the Merger

Unless another time or date is mutually agreed in writing by Parent and Heidrick, the Closing will take place at 9:00 a.m. Eastern Time on the second Business Day following the satisfaction or, to the extent not prohibited by applicable Law, waiver of the conditions set forth in the Merger Agreement and described in the section titled “Proposal 1: The Merger Proposal—Conditions to Consummation of the Merger,” other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions.

Consideration to be Received in the Merger

At the Effective Time, subject to the terms and conditions of the Merger Agreement, by virtue of the Merger, the following will occur:

•

Each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time will be automatically converted into and shall thereafter represent the right to receive the Merger Consideration (except that no Merger Consideration will be paid with respect to any shares of Company Common Stock (A) owned directly or indirectly by Parent, Merger Sub or any wholly-owned subsidiary of Heidrick, (B) any shares held in the treasury of Heidrick or (C) any Dissenting Shares, other than, in the case of (A) and (B), any such shares of Company Common Stock held on behalf of third parties);

•

each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will automatically be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

•

all shares of Company Common Stock will no longer be outstanding and will automatically be canceled and cease to exist, and thereafter only represent the right to receive the Merger Consideration, without interest and subject to deduction for any applicable withholding taxes (except for holders of Dissenting Shares as described above and in the section titled “The Merger—Appraisal Rights”).

Treatment of Equity Awards in the Merger

The Merger Agreement provides that, immediately prior to the Effective Time (but contingent upon the Effective Time), each Company RSU and Company PSU, that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled in exchange for the right to receive an amount in cash (without interest and subject to deduction for any required tax withholding) equal to the sum of (x) the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company RSU or Company PSU (which for Company PSUs will be determined based on maximum performance, which is 100% of target for Company PSUs that vest based on the achievement of specified stock prices and 200% of target with respect to all other Company PSUs), as applicable, and (y) the amount of dividends credited to the award holder in respect of such Company RSU or Company PSU (at maximum performance–as described above), as applicable, and not yet paid, through the Closing pursuant to the award agreement governing such Company RSU or Company PSU, as applicable.

Procedures for Receiving Merger Consideration

Prior to the Effective Time, Merger Sub or Parent will enter into an agreement with the Paying Agent to receive the Merger Consideration to which Heidrick Stockholders will become entitled pursuant to the Merger Agreement. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent the Payment Fund. Except as otherwise provided, the Payment Fund will not be used for any purpose other than to fund payments due pursuant to the Merger Agreement, including the Merger Consideration. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of shares of Company Common Stock for the Merger Consideration and other amounts contemplated by the Merger Agreement.

With respect to each holder of Book-Entry Shares, promptly (and in any event no later than two Business Days) after the Effective Time, Parent will cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the Merger Consideration to which such holder is entitled, without such holder being required to deliver a certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares will then be canceled.

All cash paid upon the surrender for exchange or cancellation of Book-Entry Shares in accordance with the terms of the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Book-Entry Shares. At the Effective Time, the stock transfer books of Heidrick will be closed and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Book-Entry Shares will then be canceled as provided in the Merger Agreement, subject to applicable law in the case of Dissenting Shares.

At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Book-Entry Shares. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

Representations and Warranties

The Company, Parent and Merger Sub made representations and warranties in the Merger Agreement regarding themselves and, as applicable, their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by a confidential disclosure letter delivered by us to Parent and Merger Sub (the “Company Disclosure Letter”) and a confidential disclosure letter delivered by Parent and Merger Sub to us. The representations and warranties made by us are also subject to, and qualified by, certain information in our filings made with the SEC prior to the date of the Merger Agreement.

The Company’s representations and warranties to Parent and Merger Sub in the Merger Agreement relate to, among other things:

•	the organization, good standing and qualification of Heidrick and its subsidiaries;

•	the capitalization of Heidrick and its subsidiaries;

•

Heidrick’s corporate power and authority to execute and deliver the Merger Agreement, perform its obligations thereunder and to consummate the transactions contemplated by the Merger Agreement, including the Merger, and the enforceability and due execution and delivery of the Merger Agreement;

•	the adoption of the Merger Agreement and approval of the Merger by the Heidrick Stockholders;

•	the recommendation of the Company Board that the Heidrick Stockholders adopt the Merger Agreement in accordance with the DGCL;

•	the absence of conflicts with Heidrick’s (or its subsidiaries’) governing documents, applicable laws and contracts;

•	required filings with governmental authorities in connection with the Merger;

•	forms, reports, statements, certifications and other documents required to be filed with the SEC and the accuracy of the information contained in those documents;

•	the financial statements of Heidrick and Heidrick’s internal system of disclosure controls and procedures concerning financial reporting;

•	the absence of certain undisclosed material liabilities;

•	this proxy statement and the accuracy of the information contained herein;

•	the absence of certain changes, events and actions since December 31, 2024;

•	the absence of certain suits, claims, actions, proceedings, arbitrations, mediations or investigations;

•	the compliance with applicable Laws and permits, licenses, exemptions, authorizations, franchises, programs, registrations, orders and approvals of Governmental Entities;

•	compensation and benefits plans, agreements and arrangements with or concerning employees of Heidrick and its subsidiaries;

•	compliance with Laws related to labor and employment by Heidrick and its subsidiaries;

•	compliance with environmental laws by Heidrick and its subsidiaries and other environmental matters;

•	the payment of taxes, the filing of tax returns and other tax matters related to Heidrick and its subsidiaries;

•	certain Material Contracts of Heidrick and its subsidiaries;

•	certain matters related to the insurance policies and arrangements of Heidrick and its subsidiaries;

•	real property leased by Heidrick and its subsidiaries;

•	ownership of, or rights with respect to, the Intellectual Property of Heidrick and its subsidiaries;

•	compliance with certain appliable data privacy laws;

•	compliance with improper payment and international trade and economic sanctions laws by Heidrick and its subsidiaries;

•	the applicability of, and Heidrick’s compliance with, certain state takeover statutes;

•	certain affiliate transactions of Heidrick and its subsidiaries;

•	brokers’ and finders’ fees and other expenses payable by Heidrick; and

•	receipt of a fairness opinion from BofA Securities by the Company Board.

Parent and Merger Sub also made a number of representations and warranties, including the following:

•	the organization, good standing and qualification of each of Parent and Merger Sub;

•

Parent’s and Merger Sub’s respective limited liability company or corporate power, authority and authorization to execute, deliver and perform the Merger Agreement and to consummate the transactions contemplated thereby;

•	the absence of conflicts with Parent’s and Merger Sub’s governing documents, applicable Laws and contracts;

•	this proxy statement and the accuracy of certain information of Parent and Merger Sub contained herein;

•	the absence of certain suits, claims, actions, proceedings, arbitrations, mediations or investigations;

•	the ownership of Merger Sub by Parent and the operations of Merger Sub;

•	the solvency of Parent and Merger Sub and financing with respect to the transactions contemplated by the Merger Agreement;

•	the receipt and delivery of the Equity Commitment Letters and the Limited Guarantee;

•	the Parent written consent necessary to approve Merger Sub’s entry into the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	the ownership of shares of Company Common Stock;

•	brokers’ and finders’ fees and other expenses payable by Parent;

•	Parent and Merger Sub’s status as a foreign person under 31 C.F.R. §800.224; and

•

the absence of equity interests held by Parent, Merger Sub or any of their affiliates in any person that derives more than a de minimis portion of its revenue from any competitors of Heidrick or its subsidiaries.

None of the representations and warranties in the Merger Agreement survive the Effective Time.

Many of Heidrick’s representations and warranties in the Merger Agreement are qualified by a materiality or Material Adverse Effect standard. A “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Heidrick and its subsidiaries, taken as a whole; provided, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect:

1.

any changes in general economic, business or social conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the U.S. or elsewhere in the world,

2.

any changes or developments generally affecting any of the industries in which Heidrick or its subsidiaries operate, including due to the issuance of any executive orders or other proposed or binding directives issued by any governmental entity or other governmental activity;

3.

any actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement;

4.

any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws (including actions taken by any governmental entities in connection with any of the events set forth in (7), (8), (9) or (10) below) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing; provided, that notwithstanding anything to the contrary set forth in the definition of “Material Adverse Effect,” any imposition of new tariffs, duties, trade restrictions, or import/export regulations by the U.S. government (or any retaliatory measures enacted by foreign governments in response thereto) will not constitute, and will not be taken into account in determining the occurrence of, a Material Adverse Effect, regardless of the magnitude or whether such measures have a disproportionate impact on Heidrick and its subsidiaries;

5.

any change in the price or trading volume of the shares of Company Common Stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

6.

any failure by Heidrick to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

7.

political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions;

8.

any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions;

9.	any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions;

10.

any other regional, national or international calamity, crisis or emergency, including any government shutdown, default or other similar event or occurrence by or involving any governmental entity, whether or not caused by any person;

11.

the announcement of the Merger Agreement and the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees (including actual or threatened departures thereof) of Heidrick and its subsidiaries due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

12.	any action taken by Heidrick, or which Heidrick causes to be taken by any of its subsidiaries, in each case which is required or permitted by the Merger Agreement;

13.	any matter set forth in Company Disclosure Letter; or

14.	any actions taken (or omitted to be taken) at the written request of Parent.

In the case of clauses (1), (2), (4), (7), (8), (9) and (10) only, to the extent the impact of such event, change, occurrence or effect has a disproportionately adverse effect on Heidrick and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which Heidrick and its subsidiaries conduct business, such event, change, occurrence or effect with regard to such clauses may be taken into account (solely to the extent of such disproportionate effect) when determining if a Material Adverse Effect has occurred.

Conduct of Business by Heidrick Prior to Consummation of the Merger

The Company agreed that, except as expressly contemplated or permitted by the Merger Agreement, as set forth in Company Disclosure Letter, as required by applicable Law, with the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed) or to respond to any exogenous event that is beyond the reasonable control of Heidrick or its subsidiaries following the delivery of written notice to and good-faith consultation with Parent, at all times during the period from the execution of the Merger Agreement until the Effective Time or the valid termination of the Merger Agreement (the “Interim Period”), Heidrick will, and will cause each of its subsidiaries to use commercially reasonable efforts to:

•	conduct its business in the ordinary course of business in all material respects; and

•	preserve Heidrick’s existing relations with persons with whom Heidrick and its subsidiaries have significant business relationships.

Further, Heidrick agreed that during the Interim Period, except as expressly contemplated or permitted by the Merger Agreement, as set forth in Company Disclosure Letter, as required by applicable Law, with the prior written approval of Parent (not to be unreasonably withheld, conditioned or delayed), or in certain cases, to respond to any exogenous event that is beyond the reasonable control of Heidrick or its subsidiaries following the delivery of written notice to and good-faith consultation with Parent, neither it nor any of its subsidiaries will:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments or organizational documents;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial merger or consolidation, liquidation, dissolution, restructuring or recapitalization of Heidrick or any of its subsidiaries with any other person, or liquidate Heidrick or any of its subsidiaries;

•

issue, deliver, sell, pledge, grant, dispose of or encumber any shares of its capital stock, or grant to any person any right to acquire any shares of its capital stock, except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date of the Merger Agreement and in accordance with the terms of such instruments;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) regular quarterly cash dividends on the shares of Company Common Stock in the ordinary course of business, including the crediting of “dividend equivalents” pursuant to outstanding Company RSUs and Company PSUs in connection with regular quarterly cash dividends; provided that each such dividend does not exceed an amount equal to $0.15 per share of Company Common Stock or (B) any dividend or distribution by a subsidiary of Heidrick to Heidrick or to another subsidiary of Heidrick);

•

(A) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, or (B) purchase, redeem or otherwise acquire shares of its capital stock, except, in each case, in connection with the net settlement of Company RSUs, Company PSUs or other awards or obligations outstanding as of the date of the Merger Agreement or permitted to be granted after October 6, 2025;

•

(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in, any corporation, partnership or other business organization or division for a purchase price, individually or in the aggregate, in excess of $10,000,000, other than purchases of inventory in the ordinary course of business or pursuant to Heidrick’s existing contracts; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division for a purchase price, individually or in the aggregate, in excess of $10,000,000 other than sales or dispositions of inventory in the ordinary course of business or pursuant to Heidrick’s existing contracts;

•

(A) amend in any material respect, renew, extend or terminate any contract that is material to Heidrick, other than (x) the automatic renewal or extension of any such contract pursuant to its terms or on terms that are not less favorable to Heidrick and its subsidiaries, taken as a whole or (y) with respect to certain contracts that are “Material Contracts” pursuant to the Merger Agreement, in each case, in the ordinary course of business, or (B) enter into any contract that would have been a “Material Contract” had it been entered into prior to the date of the Merger Agreement, other than with respect to certain contracts that would have been “Material Contracts” in accordance with the Merger Agreement;

•

authorize any capital expenditures which are, in the aggregate, in excess of Heidrick’s capital expenditure budget set forth in Company Disclosure Letter, except for capital expenditures of less than $1,500,000 individually or $7,500,000 in the aggregate;

•

(A) make any loans, advances or capital contributions to, or investments in, any other person (other than a member of Heidrick Group), or (B) other than in connection with any revolving credit facility under Heidrick’s Credit Agreement, incur any indebtedness (other than a guaranty by one or more members of Heidrick in favor of one or more other members of Heidrick Group) in excess of $2,000,000 individually or $10,000,000 in the aggregate;

•

make any pledge of any of its material assets (or a material portion thereof) or permit any of its material assets (or a material portion thereof) to become subject to any liens, other than permitted encumbrances in accordance with the Merger Agreement;

•	except to the extent required by the terms of Company’s existing benefit plans or as required by the Merger Agreement:

•

increase (or commit to increase) the compensation or benefits (including severance) of any current or former employee, officer, director, or consultant of Heidrick or any subsidiary with an annual base salary in excess of $250,000, except for increases to base salary in the ordinary course of business of no more than fifteen percent (15%) per employee,

•

materially amend, terminate or adopt any compensation or benefit plan (other than any such adoption or amendment to a health and welfare benefit plan applicable to a current employee that does not materially increase the cost to Heidrick or any of its subsidiaries of maintaining the applicable benefit plan) with or for the benefit of any current or former employee, officer, director, or consultant of Heidrick or any of its subsidiary,

•	accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefits, including any equity or equity-based compensation,

•	grant or pay (or commit to grant or pay) any cash payment or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards or

•	establish or fund (or provide any funding for) any rabbi trust or other funding arrangement in respect of any existing benefit plan of Heidrick;

•

implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•	With respect to taxes:

•	make, revoke or change any material tax election, except for elections made in the ordinary course of business;

•	surrender any claim for a refund of material taxes,

•

enter into any closing agreement, tax allocation agreement or tax sharing agreement with respect to material taxes (other than, in each case, an agreement entered into in the ordinary course of business and the principal purpose of which is not related to taxes);

•	file any material amended tax return;

•	settle or compromise any material tax liability;

•

request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a tax return);

•	make any request for a private letter ruling, administrative relief, technical advice or other similar request with any governmental authority, in each case, principally in relation to tax;

•	file any tax return in a manner materially inconsistent with past practice (except as required by a change in law); or

•	change any accounting method for tax purposes;

•

compromise, settle or agree to settle any action, claim, suit or proceeding, or consent to the same, other than compromises, settlements, or agreements (A) to settle any action, claim or proceeding relating to employee claims or (B) made in the ordinary course of business that involve only the payment of money damages (1) not in excess of $100,000 individually or $1,000,000 in the aggregate or (2) consistent with the reserves reflected in Heidrick’s balance sheet as of June 30, 2025;

•

affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement, or other similar restrictive covenant obligation of any current or former employee or independent contractor;

•

(A) sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of any Company’s registered Intellectual Property or other material Intellectual Property owned or purported to be owned by it (other than non-exclusive licenses granted in the ordinary course of business or with respect to immaterial or obsolete intellectual property) or (B) disclose any material trade secrets of or held by it to any third party (other than in the ordinary course of business to a third party bound by adequate confidentiality obligations);

•	sell, transfer, assign, abandon, let lapse, lease, sublease or otherwise dispose of, in any respect, any of Heidrick leased real property; or

•	agree to take any of the actions described above.

Non-Solicitation

Acquisition Proposals

For purposes of this proxy statement and the Merger Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its affiliates for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction involving an acquisition of Heidrick (or any subsidiary of Heidrick), in each case where the business acquired constitutes 20% or more of (i) the net revenues, (ii) the net income or (iii) the assets of Heidrick and its subsidiaries, taken as a whole (in the case of items (i) and (ii), based on the consolidated financial statements of Heidrick most recently filed as of June 30, 2025, and, in the case of item (iii), measured by the fair market value thereof as determined in good faith by the Company Board)) or (B) the acquisition by (including by way of merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction), or issuance to, any person in any manner, directly or indirectly, or any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of outstanding voting or equity securities of Heidrick or (C) any combination of the foregoing, in each case other than the Merger and the other transactions contemplated by the Merger Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a material breach of the Merger Agreement which the Company Board (or a committee thereof) determines in good faith, after consultation with Heidrick’s outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of shares of Company Common Stock than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal (including the certainty of closing and, if applicable, any revisions to the terms of the Merger Agreement or the Equity Commitment Letter proposed by Parent in writing prior to the time of such determination), and the Merger Agreement. For purposes of the definition of Superior Proposal, the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%”.

The Company has agreed to, and has agreed to cause its subsidiaries and their respective directors and officers to, and to use reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated any existing activities, discussions and negotiations with any person with respect to any Acquisition Proposal or potential Acquisition Proposal and request that all non-public information previously provided by or on behalf of Heidrick or any of its subsidiaries to such persons to be returned or destroyed in accordance with the applicable confidentiality agreement with such person. In addition, during the period beginning with the date of the Merger Agreement and continuing until the earlier of (x) the valid termination of the Merger Agreement or (y) the Effective Time, Heidrick has agreed not to, and has agreed to cause its subsidiaries and their respective officers and directors not to, and has agreed to use reasonable best efforts to cause its other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making of, an Acquisition Proposal;

•

other than as described below in accordance with the Merger Agreement, engage, authorize, or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to Heidrick or any of its subsidiaries in connection with, any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal; and

•

other than as described below in accordance with the Merger Agreement, enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement.

At any time after the date of the Merger Agreement and prior to the receipt of the Company Stockholder Approval, if Heidrick receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach in any material respect of the non-solicitation covenants in the Merger Agreement and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then Heidrick may (i) furnish information with respect to Heidrick to such person, (ii) engage or participate in discussion or negotiations with such person and its representatives regarding such Acquisition Proposal and (iii) otherwise facilitate and encourage such Acquisition Proposal or assist such person with such Acquisition Proposal; provided that Heidrick will provide or make available to Parent promptly (and in any event within twenty-four hours) any material non-public information concerning Heidrick or its subsidiaries provided or made available to such other person that was not previously provided or made available to Parent.

Relatedly, from and after the date of the Merger Agreement, and subject to any confidentiality restrictions in effect on the date of the Merger Agreement, Heidrick will promptly (within twenty-four hour) notify Parent if Heidrick receives any Acquisition Proposal and will, with any such written notice to Parent, include copies of any written materials relating to such Acquisition Proposal and indicate the identity of the person making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and thereafter will promptly (within twenty-four hours) keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Acquisition Proposal, including by providing a copy of all additional material written documentation relating thereto.

Adverse Recommendation Changes and Alternative Acquisition Agreements

As described above, and subject to the provisions described below, the Company Board has unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heidrick and its stockholders, (ii) authorized and approved the execution and delivery of the Merger Agreement and performance by Heidrick of its covenants and obligations contained therein and the consummation by Heidrick of the transactions contemplated thereby, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, (iv) directed that the adoption of the Merger Agreement be submitted to a vote of the stockholders at a meeting of the Heidrick Stockholders and (v) subject to the terms of the Merger Agreement, recommended that the Heidrick Stockholders vote in favor of the Merger Agreement Proposal in accordance with the DGCL. The Merger Agreement provides that the Company Board will not effect an Adverse Recommendation Change except as described below.

For purposes of this proxy statement and the Merger Agreement, “Adverse Recommendation Change” means:

•

withdrawing or modifying in a manner adverse to Parent or Merger Sub, or publicly proposing to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation of the Company Board to approve the transactions contemplated by the Merger Agreement;

•

adopting, approving, declaring advisable or recommending, or publicly proposing to adopt, approve, declare advisable or recommend, any Acquisition Proposal or cause or permit Heidrick or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement entered into in compliance with Merger Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”),

•	failing to include the recommendation of the Company Board in the proxy statement;

•

failing to publicly recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement of such offer (or if the Company Stockholders Meeting is scheduled to be held within ten (10) business days from the date of such commencement, promptly, and in any event, no later than two (2) business days prior to the scheduled date of the Company Stockholders Meeting);

•

failing to publicly reaffirm the recommendation of the Company Board within five (5) business days after Parent so requests in writing (or, if the Company Stockholders Meeting is scheduled to be held within five (5) business days of such request, within one (1) business day after such request and, in any event, no later than two (2) business days prior to the scheduled date of the Company Stockholders Meeting) if Heidrick receives an Acquisition Proposal that is publicly made or announced; or

•	resolving or publicly proposing to take any action described in the foregoing.

For purposes of this proxy statement and the Merger Agreement, “Intervening Event” means an event or effect that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Company Board prior to the execution of the Merger Agreement), which event or effect, or any consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to Company Stockholder Approval and (B) does not relate to (i) an Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal (ii) changes in price per share of Company Common Stock, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (iii) the fact that, in and of itself, Heidrick exceeds any internal or published projections, estimates or expectations of Heidrick’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event).

Notwithstanding anything to the contrary in the Merger Agreement:

•	The Company may (1) terminate the Merger Agreement to enter into an Alternative Acquisition Agreement or (2) make an Adverse Recommendation Change if:

•

The Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach in any material respect of the non-solicitation covenants in the Merger Agreement and the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law,

•

The Company provides Parent four (4) Business Days’ prior written notice of its intention to take such action, which notice will include the information with respect to such Superior Proposal that is specified in the Merger Agreement (subject to change if there are material amendments to the Acquisition Proposal),

•

during the applicable period described in the item directly above, Heidrick considers and discusses with Parent in good faith to propose any adjustments or modifications to the terms of the Merger Agreement or the Equity Commitment Letter such that the Acquisition Proposal ceases to be a Superior Proposal, and

•

at the end of the four (4) Business Day notice period, the Board of Directors again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed in writing by Parent during the notice period), that the Acquisition Proposal continues to be a Superior Proposal;

•

in response to an Intervening Event, and if the Company Board (or any committee thereof) determines in good faith, after consultation with Heidrick’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law, the Company Board may make an Adverse Recommendation Change if (i) Heidrick provides Parent three (3) Business Days’ prior written notice of its intention to take such action, which notice will identify and include all material information with respect to such Intervening Event and state that the Company Board has determined to make an Adverse Recommendation Change, (ii) during such three Business Day period, Heidrick uses commercially reasonable efforts to engage in good faith with Parent to consider any adjustments proposed by Parent to the terms and conditions of the Merger Agreement or the Equity Commitment Letter and (iii) at the end of the three Business Day period described in clause (i) above, the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any revised terms proposed in writing by Parent) that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under the DGCL; and

•

nothing contained in the Merger Agreement prohibits the Company Board from (1) complying with its disclosure obligations under law or applicable rules of the Nasdaq, including taking and disclosing to stockholders of Heidrick a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer) or (2) making any required disclosure to stockholders of Heidrick if the Company Board determines that the failure to make such statement would reasonably be expected to be inconsistent with law.

Employee Matters

Terms of Compensation and Benefits Continuation

Parent has agreed to cause its subsidiaries, including, without limitation, the Surviving Corporation, to maintain for each employee who remains employed with the Surviving Corporation or any of its subsidiaries following the Effective Time (each, a “Company Employee”), on no less favorable terms (measured on an aggregate basis for retirement, health and welfare benefits) than those in effect immediately prior to the Effective Time and without limiting any additional rights that a Company Employee has under a Company benefit plan, applicable law, or an agreement with Parent or one of its affiliates, the following compensation and benefits for at least 18-months following the Effective Time (the “Benefits Period”): (1) annual base salary or base wage rate, as applicable, (2) target short-term and long-term cash incentive opportunities, (3) severance benefits upon a termination of employment, (4) retirement, health, and welfare benefits (excluding post-employment health and welfare benefits and defined benefit pension plans) and (5) to the extent the Company Employee actively participated in a Company nonqualified deferred compensation plan immediately prior to the Effective Time, a continuing opportunity to participate in a nonqualified deferred compensation plan.

Parent has also agreed to give each Company Employee full credit for purposes of determining eligibility, vesting and benefit accrual (other than benefit accruals under defined benefit pension plans) for such Company Employee’s prior service to Heidrick, its subsidiaries, and their predecessor entities to the same extent recognized by Heidrick and its subsidiaries under the comparable benefit plan of Heidrick immediately prior to the Effective Time, under each employee compensation, incentive, and benefit plan, program, policy, and arrangement maintained as of and after the Effective Time by Parent, any of its subsidiaries, including the Surviving Corporation, in which a Company Employee participates (each, a “Parent Plan”). With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent has agreed to use commercially reasonable efforts to (1) cause there to be waived any pre-existing condition or eligibility limitations and (2) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, the applicable Company Employee for the plan year in which Effective Time occurs under similar plans maintained by Heidrick and its subsidiaries immediately prior to the Effective Time for the portion of the year in which the Effective Time occurs, to the same extent provided under the comparable benefit plan of Heidrick.

Treatment of 2025 Bonuses and Commissions

Under the terms of the Merger Agreement, Heidrick will continue to honor, in accordance with the applicable terms, each of Heidrick’s benefit plans providing bonus and commission opportunities earned through the end of the 2025 calendar year and Heidrick will pay each Company Employee (including our named executive officers) who participates in a bonus or commission program, bonuses and commissions otherwise earned in accordance with the terms and conditions of the applicable bonus or commission program, based on actual performance (including any condition of continued employment). The named executive officers participate in Heidrick’s annual bonus program, but the level of performance achievement under Heidrick’s 2025 annual bonus program has not yet been determined, and as a result, the amount of annual cash incentive bonuses, if any, that may become payable to any of the named executive officers pursuant to Heidrick’s 2025 annual bonus program have not yet been determined.

On October 5, 2025, prior to the execution of the Merger Agreement, the Board approved and adopted an Amended and Restated Management Severance Pay Plan (the “MSPP”) and an Amended and Restated Change in Control Severance Plan (the “CIC Plan”), pursuant to which certain employees of Heidrick may be entitled to benefits in connection with a qualifying termination of employment. The MSPP was amended and restated to ensure that, in connection with any severance-eligible termination occurring during the one-year period following a change in control transaction (such as the Merger), each person eligible to participate thereunder as of immediately prior to the consummation of such transaction will remain eligible to participate thereunder at levels no less favorable to such person than those in effect immediately prior to the consummation of such transaction. The CIC Plan was amended and restated to clarify Heidrick’s original intent under the CIC Plan by providing that a participating executive will not lose severance-eligibility under the CIC Plan merely by ceasing to be an “officer” subject to Section 16 of the Exchange Act due to the consummation of a change in control transaction (such as the Merger).

General Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement and subject to any different standard set forth in the Merger Agreement with respect to any covenant or obligation, Parent and Merger Sub will (and will cause their respective subsidiaries to, if applicable), on the one hand, and Heidrick will (and will cause its subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (1) take (or cause to be taken) all actions; (2) do (or cause to be done) all things; and (3) assist and cooperate with the other parties to the Merger Agreement in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated by the Merger Agreement, including by (A) causing the conditions to the Merger of the other party to the Merger Agreement to be satisfied (but not waived) and (B) (i) obtaining all consents, waivers, approvals, orders and authorizations from governmental entities and (ii) making all registrations, declarations and filings with governmental entities, in each case that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement. Heidrick and Parent will use commercially reasonable efforts to promptly notify each other of (x) any notice or communication received from any government entity in connection with the Merger or from any person alleging in writing that such person’s consent is or may be required in connection with the Merger, or (y) any action, claim or proceeding commenced or, to Heidrick or Parent’s knowledge, threatened in writing against, relating to or involving Heidrick, Parent or any of their respective subsidiaries which relates to the Merger.

Indemnification and Insurance

From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent has agreed to, and to cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer and director of Heidrick and its subsidiaries (the “Indemnified Parties”), against all claims or liabilities arising out of or pertaining to (1) the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of Heidrick or any of its subsidiaries or (2) matters existing or occurring at or prior to the Effective Time (including the Merger Agreement and the Merger), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law and Heidrick’s organizational documents as in effect on the date of the Merger Agreement.

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing at the time of the signing of the Merger Agreement in favor of any Indemnified Party as provided in Heidrick’s organizational documents and its subsidiaries’ organizational documents or in any indemnification agreement between such Indemnified Party and Heidrick or any of its subsidiaries will survive the Merger and continue in full force and effect, will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and by operation of law will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.

For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Heidrick and its subsidiaries as of the signing of the Merger Agreement or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase a “tail policy.”

Antitrust

Under the Merger Agreement, Heidrick and Parent have agreed to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Antitrust Laws to consummate the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable , including (i) causing the preparation of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law, including the Australian Competition and Consumer Act 2010 (Cth) and the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen), (ii) using best efforts to defend all actions, suits or proceedings by or before a government entity challenging the Merger Agreement or the consummation of the Merger, (iii) using best efforts to resolve any objection with respect to the transactions contemplated by the Merger Agreement under any Antitrust Law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling order or other action that would prohibit, restrict or delay the consummation of the Merger.

In furtherance and not in limitation of the covenants described above, Heidrick and Parent have agreed to (i) prepare and file an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and in any event within ten (10) business days after the date of the Merger Agreement and (ii) prepare and file appropriate filings under the Antitrust Laws in the jurisdictions set forth in Company Disclosure Letter, including Australia and Germany, as promptly as practicable and in any event within ten (10) business days after the date of the Merger Agreement. Parent will pay all filing fees for the filings required under the Antitrust Laws by Heidrick and Parent.

In addition, Heidrick and Parent will keep the other apprised of the status of all filings made under Antitrust Laws and will liaise with each other in relation to each step of the procedure before any governmental entity and in connection with the contents of all communications with such governmental entities, including:

•

cooperating in connection with required notifications or other substantive filings under any Antitrust Law by first providing the other party with a copy of such notification or other substantive filing in draft form and giving the other party an opportunity to discuss its content before it is filed with the relevant governmental entities, in which case the first party will consider and take account of all reasonable comments timely made by the reviewing party;

•

furnishing to the other party all information that is reasonably required by the other party for any application or other filing to be made pursuant to applicable Law in connection with the transactions contemplated by the Merger Agreement;

•	notifying the other party of any substantive communications from or with any governmental entity with respect to notices or other substantive filings required under applicable Antitrust Laws;

•

consulting and cooperating with one another in connection with all analysis, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Antitrust Laws; and

•	consulting and cooperating with one another in defending all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger.

The obligations of Parent to use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Laws include committing to:

•	selling, divesting, or otherwise conveying assets, categories, portions or parts of assets or businesses of Parent and its controlled affiliates;

•

agreeing to sell, divest, or otherwise convey any asset, category, portion or part of an asset or business of the Surviving Corporation and its subsidiaries contemporaneously with or subsequent to the Effective Time;

•

permitting Heidrick to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of Heidrick or any of its subsidiaries prior to the Effective Time; and

•

licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of Heidrick or the conduct of business arrangements or terminating any existing relationships and contractual rights and obligations.

None of Parent’s non-controlled affiliates, including any investment funds or investment vehicles affiliated with, or managed or advised by, any direct or indirect equity holder of Parent or any portfolio company (as such term is commonly understood in the private equity industry), are required to agree or commit to take, or not take, any actions relating to any of their respective assets, businesses or voting securities or part or interest thereof. No action taken in accordance with the requirements related to Antitrust Laws under the Merger Agreement will be considered for the purposes of determining whether a Material Adverse Effect has occurred.

Financing Covenant; Company Cooperation

Parent and Merger Sub will take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing. Parent will not and will not permit any of its controlled affiliates to, without the prior consent of Heidrick, take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent the consummation of the Equity Financing contemplated by the Equity Commitment Letter.

Neither obtaining the Equity Financing or any alternative financing, nor the consummation of any issuance of equity securities in connection with the Equity Financing or any alternative financing is a condition to Closing. Parent and Merger Sub acknowledged and agreed that each is obligated to consummate the transactions contemplated by the Merger Agreement irrespective and independently of the availability of the Equity Financing or any alternative financing, subject to the other terms and conditions of the Merger Agreement.

To the extent reasonably requested by Parent, Heidrick will, and will cause its subsidiaries and its and their respective officers and employees to, and will instruct its and their respective representatives to, use commercially reasonable efforts to provide to Parent, at Parent’s expense, cooperation as is reasonable, customary and requested in writing by Parent in connection with the Debt Financing (provided that such requested cooperation does not, in Heidrick’s reasonable judgment, (1) materially interfere with the business or operations of Heidrick and its subsidiaries, (2) cause any representation or warranty in the Merger Agreement to be breached or (3) cause any condition in the Merger Agreement to fail to be satisfied).

Any failure of Heidrick to comply with its obligations with respect to the Debt Financing will be disregarded for the purposes of determining whether Heidrick has complied with all covenants and agreements as a condition to the consummation of the Merger Agreement. Obtaining the Debt Financing is not a condition to the consummation of the Merger.

Notwithstanding anything to the contrary in the Merger Agreement, neither Heidrick nor any of its subsidiaries will:

•	be required to bear any cost or expense, pay any fee or incur any liability unless and until the Closing occurs,

•

other than with respect to the authorization letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders containing a customary “10b-5 representation” and identifying any portion of such information that constitutes material, nonpublic information regarding Heidrick,

•	have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing, unless and until the Closing occurs, or

•	execute or deliver any definitive financing documents, including any credit or other agreements, pledge or security documents or other certificates, legal opinions or documents, in connection with the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date,

•

be required to take any corporate or similar actions prior to the Closing to permit the consummation of the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date,

•

be required to provide or prepare any financial and operating data with respect to Heidrick and its subsidiaries that is not prepared by Heidrick in the ordinary course of business and available to Heidrick, or

•

be required to deliver or cause the delivery of (x) any legal opinions or accountants’ comfort letters or (y) reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing that, in the case of clause (y), is not contingent upon the Closing or that would be effective prior to the Closing Date.

Parent will indemnify and hold harmless Heidrick and its subsidiaries from and their respective officers, employees and other affiliates, from and against any loss, liability, damages, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”) incurred in connection with the arrangement of the Debt Financing, except to the extent that such Losses arise out of or result from any material inaccuracy in the information provided by or on behalf of Heidrick and/or any of its subsidiaries or from the gross negligence, fraud, willful misconduct or intentional breach of the Merger Agreement by Heidrick and/or any of its subsidiaries or any of their affiliates.

Treatment of Company Indebtedness

Heidrick will and will cause its subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to terminate all commitments outstanding under and repay in full all obligations, if any, owing in respect of (i) all obligations of Heidrick for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon) and (ii) all obligations of Heidrick evidenced by bonds, debentures, notes or similar instruments (clause (i) and (ii) together, “Payoff Indebtedness”). Further, Heidrick will facilitate the release of all liens, if any, securing obligations with respect to, and the release of all guarantees, if any, in connection with Payoff Indebtedness, in each case, on the Closing Date as of the Effective Time (the “Payoff Indebtedness Termination”). In connection with its obligations with respect to the Payoff Indebtedness Termination, Heidrick has agreed to deliver to Parent at least two Business Days prior to the Closing Date (with drafts, including final payoff numbers, to be provided at least three Business Days prior to the Closing Date) (1) an appropriate and customary payoff letter with respect to Heidrick Credit Agreement, specifying the aggregate payoff amount of Heidrick’s obligations that will be outstanding under such indebtedness as of the Closing and providing for a release of all liens and guarantees thereunder and (2) customary documentation evidencing the release of all liens with respect to Heidrick Credit Agreement; provided that such releases will not be filed and effective until after the Closing upon receipt by the outgoing lenders of the outstanding amounts required by the payoff letter. The “Company Credit Agreement” means the Credit Agreement, dated October 26, 2018, by and among Heidrick, Bank of America, N.A., as administrative agent and the lenders party thereto, as amended by that certain First Amendment to Credit Agreement, dated July 13, 2021, and as further amended by that certain Second Amendment to the Credit Agreement, dated February 24, 2023 and as further amended by that certain Third Amendment to the Credit Agreement, dated March 17, 2025 (as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time).

Transaction Litigation

Heidrick and Parent have agreed to notify the other party as promptly as practicable of, and give the other party a reasonable opportunity to participate in the defense and settlement of, any action (including any class action or derivative litigation) involving Parent, Merger Sub, Heidrick, the Company Board, any committee thereof and/or any of Parent’s or Heidrick’s directors or officers relating directly or indirectly to the Merger Agreement, the Merger or any related transaction (“Transaction Litigation”). The right to participate means that Heidrick or Parent will keep the other party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation and the other party may may offer comments or suggestions at its own expense, which will be considered in good faith. Heidrick will not compromise or settle or agree to compromise or settle any Transaction Litigation without Parent’s prior written consent.

Preparation of Proxy Statement and Special Meeting

As promptly as practicable following the execution of the Merger Agreement (and no later than thirty (30) days after execution of the Merger Agreement), Heidrick will, with the assistance of Parent, prepare a proxy statement to be sent to the stockholders of Heidrick in connection with the Company Stockholders Meeting and file such proxy statement with the SEC. Within five Business Days following receipt of clearance of the proxy statement by the SEC, Heidrick will cause the definitive proxy statement to be mailed to the Heidrick Stockholders.

Heidrick will take all actions necessary and desirable to be duly call, give notice of, set a record date for, convene and hold the Company Stockholders Meeting for the purpose of obtaining Company Stockholder Approval within forty-five days following the date of first mailing of the definitive proxy statement to the Heidrick Stockholders. Heidrick will use commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement. Heidrick may adjourn or postpone the Company Stockholders Meeting (1) if the Company Board determines in good faith, after consultation with its outside legal counsel, failure to effect such adjournment or postponement would be inconsistent with the directors’ fiduciary duties under applicable law, (2) for the absence of a quorum necessary to conduct the business of the Company Stockholders Meeting, (3) to solicit addition proxies for the purpose of obtaining Company Stockholder Approval, or (4) if the Company Board has determined in good faith, after consultation with its outside legal counsel, that it is required by applicable law to postpone or adjourn the Company Stockholders Meeting in order to give the stockholders of Heidrick sufficient time to evaluate any supplement or amendment to this proxy statement.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including those relating to access to information and employees of Heidrick during the Interim Period, Section 16(a) of the Exchange Act, public statements and disclosure, stock exchange delisting and deregistration, anti-takeover laws, no control of the other party’s business, obligations of Merger Sub, conduct of the business of Parent and Merger Sub pending the Merger and further assurances.

Conditions to Consummation of the Merger

The consummation of the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of certain customary mutual conditions, including:

•	Company Stockholder Approval having been obtained;

•	the absence of any governmental entity issuing any order or other legal restraint that makes consummation of the Merger illegal or otherwise prohibits the Merger; and

•

the expiration or termination of any applicable waiting period (or extension) under the HSR Act and receipt of the other approvals set forth in Company Disclosure Letter with respect to foreign Antitrust Laws, including Australia and Germany.

Our obligation to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable Law) of each of the following additional conditions, any of which may be waived exclusively by us:

•

the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•

Parent and Merger Sub having performed in all material respects with all of their respective obligations under the Merger Agreement required to be performed by Parent and Merger Sub at or prior to the Closing; and

•	Heidrick having received a certificate of Parent signed by a duly authorized officer of Parent dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•

the accuracy of the representations and warranties of Heidrick in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•	Heidrick having performed in all material respects with all of its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•	the absence of a Material Adverse Effect since the date of the Merger Agreement that has occurred and that is continuing as of the Effective Time; and

•	Parent having received a certificate of Heidrick signed by a duly authorized officer of Heidrick dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after Company Stockholder Approval has been obtained:

•	by mutual written consent of Parent and Heidrick;

•	by either Parent or Heidrick:

•	if the Merger has not been consummated by the Termination Date;

•

if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such judgment, order, injunction, rule, decree or other action has become final and non-appealable following efforts to contest such judgment, order, injunction, rule, decree or other action; or

•	if Company Stockholder Approval is not obtained at the Company Stockholders Meeting or any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement was taken.

The Merger Agreement may be terminated by Heidrick:

•

if Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or agreements as set forth in the Merger Agreement, which breach or failure to perform (1) resulted or would result in the failure of certain conditions set forth in the Merger Agreement and (2) cannot be cured or is not cured by the earlier of (x) the Termination Date and (y) the date that is thirty (30) days following written notice from Heidrick to Parent of such breach or failure stating Heidrick’s intention to terminate the Merger Agreement; or

•

if prior to obtaining Company Stockholder Approval, (1) the Company Board authorized Heidrick, to the extent permitted by and subject to compliance with the terms of the Merger Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (2) substantially concurrently with, and as a condition to termination of the Merger Agreement, Heidrick, in compliance with the terms and conditions of the Merger Agreement, enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (3) prior to or substantially concurrently with and as a condition to such termination, Heidrick pays to Parent in immediately available funds a fee equal to the Company Termination Fee.

The Merger Agreement may be terminated by Parent:

•

if Heidrick has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (1) resulted or would result in the failure of certain conditions as set forth in the Merger Agreement and (2) cannot be cured or is not cured by the earlier of (x) the Termination Date and (y) the date that is thirty days following written notice from Parent to Heidrick of such breach or failure stating Parent’s intention to terminate the Merger Agreement; or

•	if the Company Board effects an Adverse Recommendation Change.

Termination Fee and Expenses

In the following circumstances, Heidrick will pay to Parent the Company Termination Fee:

1.

(1) The Company terminates the Merger Agreement for failure to consummate the transaction by the Termination Date or failure to obtain Company Stockholder Approval at the Company Stockholders Meeting or (2) Parent terminates the Merger Agreement for Heidrick’s breach or failure to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and, in each case, (x) an Acquisition Proposal has been publicly announced or made publicly known and not withdrawn prior to the termination of the Merger Agreement (or in the case of termination by Heidrick for failure to obtain Heidrick Stockholders Approval, prior to the Company Stockholders Meeting) and (y) within twelve months after such termination, Heidrick enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated;

2.	Parent terminates the Merger Agreement because the Company Board effects an Adverse Recommendation Change; or

3.	The Company terminates the Merger Agreement in connection with entry into an Alternative Acquisition Agreement providing for a Superior Proposal.

Amendment and Waiver

The Merger Agreement may be amended, modified or supplemented by the parties thereto, prior to the Effective Time and whether before or after Company Stockholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided, however, that after Company Stockholder Approval has been obtained, no amendment may be made that, pursuant to applicable law, requires approval or adoption by the stockholders of Heidrick without such approval or adoption.

At any time prior to the Effective Time, the parties to the Merger Agreement may, to the extent permitted by applicable law, (1) extend the time for the performance of any of the obligations or acts of any of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant thereto or (3) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained therein. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy thereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Specific Performance

The parties to the Merger Agreement agreed that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of Heidrick or Parent and Merger Sub agreed that the parties to the Merger Agreement will be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties to the Merger Agreement further waived (1) any defense in any action for specific performance that a remedy at law would be adequate and (2) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Governing Law; Jurisdiction; Waiver of Jury Trial

The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement are governed by, and to be construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware, except that actions brought against certain debt financing sources related parties are to be governed by and construed in accordance with the laws of the State of New York.

Each party to the Merger Agreement has irrevocably submitted to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, if jurisdiction is not available in such court, any federal court located in the State of Delaware or any other Delaware state court), in the event that any dispute or controversy arises out of the Merger Agreement or the transactions contemplated by the Merger Agreement, and has agreed that all claims with respect to such proceedings will be brought and determined only in such courts.

Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Heidrick is required to submit a proposal to the Heidrick Stockholders to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heidrick’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section titled “The Merger—Interests of Heidrick’s Executive Officers and Directors in the Merger.” The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

Accordingly, Heidrick is asking you to approve, on a non-binding advisory basis the compensation that will or may become payable to Heidrick’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger—Interests of Heidrick’s Executive Officers and Directors in the Merger.”

The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Heidrick. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Approval of the Compensation Proposal, when a quorum is present, requires the affirmative vote of Heidrick Stockholders holding a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting. The approval of the Compensation Proposal is on a non-binding, advisory basis and is not a condition to the completion of the Merger.

THE COMPANY BOARD RECOMMENDS, ON BEHALF OF HEIDRICK, THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve the Adjournment Proposal, a proposal to adjourn the Special Meeting to a later date or time if the Company Board determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement Proposal at the time of the Special Meeting. If the Company Board determines that it is necessary or appropriate, we will ask the Heidrick Stockholders to vote only on this Adjournment Proposal and not to vote on the Merger Agreement Proposal or to approve, on a non-binding, advisory basis, the Compensation Proposal.

If the Heidrick Stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Heidrick Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of Company Common Stock to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Approval of the Adjournment Proposal to adjourn the Special Meeting when a quorum is present, requires the affirmative vote of Heidrick Stockholders holding a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting.

THE COMPANY BOARD RECOMMENDS, ON BEHALF OF HEIDRICK, THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

The Company Common Stock is listed on the Nasdaq under the symbol “HSII.” As of the Record Date, there were [●] shares of Company Common Stock outstanding held by approximately [●] Heidrick Stockholders of record. The actual number of Heidrick Stockholders is greater than this number of record holders and includes Heidrick Stockholders who are beneficial owners, but whose shares of Company Common Stock are held in street name by brokers and other nominees. The Company Board is responsible for determining our dividend policy. The timing and level of any dividends will necessarily depend on the Company Board’s assessments of earnings, financial condition, capital requirements and other factors, including restrictions, if any, imposed by our lenders.

On October [●], 2025, the latest practicable trading day before the filing of this proxy statement, the closing price for our Company Common Stock on the Nasdaq was $[●] per share. You are encouraged to obtain current market quotations for our Company Common Stock.

Following the Merger, there will be no further market for Company Common Stock, and it will be delisted from the Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of the Company Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors the Company Board may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Company Common Stock as of October 2, 2025 for:

•	each person or group whom we know to own beneficially (or have the right to acquire within 60 days) more than 5% of the outstanding shares of Company Common Stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of Company Common Stock issuable pursuant to restricted stock units that will vest and settle and stock options that are exercisable, in each case within sixty (60) days of October 2, 2025.

The percentage of Company Common Stock beneficially owned is computed on the basis of 20,794,941 shares of Company Common Stock outstanding as of October 2, 2025. Unless otherwise indicated, the address for each listed Heidrick Stockholder is c/o 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Company Common Stock. All share counts have been rounded to the nearest whole number.

	Shares of Company Common Stock Beneficially Owned(2),(3)
Name of Beneficial Owner[1]	Number	Percentage(14)
Beneficial Owners of More than 5%
BlackRock, Inc.(4)	3,219,752	15.48%
The Vanguard Group(5)	1,535,887	7.39%
Renaissance Technologies LLC(6)	1,082,940	5.21%
Dimensional Fund Advisors LP(7)	1,319,499	6.35%
MAK Capital Fund LP(8)	1,075,604	5.17%
Directors and Executive Officers
Elizabeth L. Axelrod	38,859	*
Mary E. G. Bear(3)	16,376	*
John L. Berisford(3)	8,814	*
Timothy Carter(3)	2,687	*
Vijaya Kaza(3)	2,687	*
Thomas L. Monahan III(9),(10)	35,257	*
Stacey Rauch	24,764	*
Adam Warby(3)	32,660	*
Stephen Bondi	24,957	*
Mark Harris(11)	—	*
Tracey Heaton(10)	12,205	*
Thomas Murray(10)	14,085	*
Sarah Payne(12)	12,041	*
Krishnan Rajagopalan(13)	—	*
Nirupam Sinha(10)	—	*
All current executive officers and directors as a group (11 persons)(14)	213,351	1.03%

*	Represents beneficial ownership or voting power of less than one percent (1%).

(1)	The mailing address for each NEO and director of Heidrick is 233 South Wacker Drive, Suite 4900, Chicago, Illinois 60606.
(2)

In computing the number of shares beneficially owned by a person and the percentage ownership of that person as of October 2, 2025, shares of fully owned or earned Company common stock and vested RSUs as well as shares of Company common stock issuable pursuant to RSUs that vest within 60 days following October 2, 2025 or upon termination of a director’s service to the Board, are deemed to be outstanding and beneficially owned. Shares of Company Common Stock that a director or executive officer has a right to acquire, however, are not deemed outstanding for purposes of computing the percentage ownership of any other stockholder.

(3)

The calculation of shares of Company Common Stock beneficially owned by the non-employee directors includes Company common stock equivalents in the form of fully-earned RSUs that vest upon termination of Board service. For executive officers, the calculation of shares of Company common stock beneficially owned includes RSUs that vest within 60 days of October 2, 2025, and vested PSUs. This includes 16,376 RSUs owned by Ms. Bear; 8,814 RSUs owned by Mr. Berisford; 2,687 RSUs owned by Mr. Carter; 2,687 RSUs owned by Ms. Kaza; and 27,660 RSUs owned by Mr. Warby.

(4)

The information is based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2024, reporting beneficial ownership as of December 31, 2023. BlackRock, Inc. reported that it has sole dispositive power over 3,397,238 shares and sole voting power over 3,356,098 shares.

(5)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023. The Vanguard Group reported that it has sole dispositive power over 1,482,945 shares; shared dispositive power over 52,942 shares; and shared voting power over 35,410 shares.

(6)

The information is based on Schedule 13G/A filed by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation (together, “Renaissance”) with the SEC on February 13, 2024, reporting beneficial ownership as of December 29, 2023. Renaissance reported that it has sole dispositive power over 1,082,940 shares and sole voting power over 1,082,940 shares.

(7)

The information is based on Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2024, reporting beneficial ownership as of December 29, 2023. Dimensional Fund Advisors LP reported that it has sole dispositive power over 1,319,499 shares and sole voting power over 1,296,812 shares.

(8)

The information is based on Schedule 13G filed by MAK Capital Fund LP with the SEC on April 7, 2025, reporting beneficial ownership as of April 7, 2025. Dimensional Fund Advisors LP reported that it has shared dispositive power over 1,075,604 shares and shared voting power over 1,075,604 shares.

(9)

Represents 17,500 shares of Company Common Stock in the aggregate purchased by Mr. Monahan on the open market and 17,757 shares of Company Common Stock issued to Mr. Monahan upon the vesting of Company RSUs and Company PSUs.

(10)

Each of Heidrick’s current named executive officers is, as of the date of this proxy statement, considering the potential use of a portion of the Merger Consideration received in respect of his or her shares set forth in this table to make a potential co-investment alongside the Consortium in the securities of the Surviving Corporation (or a parent entity thereof). Such considerations remain preliminary and are subject to further discussions with representatives of the Consortium.

(11)	Effective August 16, 2024, Mr. Harris resigned as our Chief Finance Officer.
(12)	Effective March 31, 2025, Ms. Payne and Heidrick agreed that Ms. Payne would transition from her position as Chief Human Resources Officer to an advisory role.
(13)	Effective on March 4, 2024, Mr. Rajagopalan retired as our President and Chief Executive Officer and his employment with Heidrick ended on April 1, 2024.
(14)

The ownership percentages set forth in this column are based on the assumption that each of the principal stockholders continued to own the number of shares reflected in the table above on October 2, 2025, to the extent known by Heidrick. Percentages are calculated using the shares outstanding on October 2, 2025.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public Heidrick Stockholders and there will be no public participation in any future meetings of Heidrick Stockholders. However, if the Merger is not completed, Heidrick Stockholders will continue to be entitled to attend and participate in Heidrick Stockholder meetings.

Heidrick will hold the regular annual meeting of the Heidrick Stockholders in 2026 only if the Merger is not completed.

Stockholder Proposals for 2026 Annual Meeting of Stockholders

If you wish to submit a proposal for inclusion in Heidrick’s proxy statement for its 2026 annual stockholders meeting, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, Heidrick must receive your proposal at the address below no later than December 12, 2025. Under Heidrick’s Amended and Restated By-laws, other proposals and director nominations by stockholders that are not included in the 2026 proxy statement may be eligible for presentation at the 2026 annual stockholders meeting only if they are received by Heidrick in the form of a proper written notice, directed to the attention of Heidrick’s Corporate Secretary at the address below, no earlier than the close of business on January 22, 2026 and no later than the close of business on February 21, 2026. The notice must contain the information required by the Amended and Restated By-laws and must otherwise comply with the requirements specified in the Amended and Restated By-laws.

In addition to satisfying the foregoing requirements under Heidrick’s Amended and Restated By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Heidrick’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than March 23, 2026. A stockholder who submits the required Rule 14a-19 notice by that date must still comply with the notice requirements of our Amended and Restated By-laws as described above, including the information and earlier deadline, in order for the stockholder’s director nominees to be eligible for presentation at the 2026 annual stockholders meeting.

Where to send all proposals and nominations:

Heidrick & Struggles International, Inc.

Attn: Corporate Secretary

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

Email: HSIICorpSect@heidrick.com

OTHER MATTERS

Other Matters

The Company Board knows of no other business that will be presented for consideration at the Special Meeting. If other matters are properly brought before the Special Meeting, however, it is the intention of the persons named in the proxy to vote the shares of Company Common Stock represented thereby on such matters in accordance with their best judgment.

Householding of Special Meeting Materials

Heidrick delivers only one proxy statement to multiple stockholders sharing the same address unless it has received different instructions from one or more of them. This method of delivery is known as “householding”. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Heidrick will, upon written or oral request, promptly deliver a separate copy of the proxy statement to a Heidrick Stockholder at a shared address. If you would like to change your householding election, request that a single copy of this or future proxy materials be sent to your address or request a separate copy of this or future proxy materials, you should submit this request by writing Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or calling 1-866-540-7095.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. Heidrick Stockholders can also obtain free copies of our SEC filings through the “Investor Overview” section of Heidrick’s website at https://investors.heidrick.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting.

•	Heidrick’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025;

•	Heidrick’s Current Reports on Form 8-K, filed with the SEC on October 6, 2025, August 4, 2025, May 22, 2025, March 18, 2025, March 3, 2025, February 6, 2025 and January 30, 2025; and

•	Heidrick’s Quarterly Reports on Form 10-Q, filed with the SEC on August 4, 2025 and May 5, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Notwithstanding the foregoing, we will not incorporate by reference in this proxy statement any documents or portions thereof that are not deemed “filed” with the SEC, including information furnished under Item 2.02 or Item 7.01 or otherwise of any Current Report on Form 8-K, including related exhibits, after the date of this proxy statement unless, and except to the extent, specified in such Current Report.

These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov.

Any person, including any beneficial owner of shares of Company Common Stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to Company’s address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents:

Heidrick & Struggles International, Inc.

Attention: Tracey Heaton, Chief Legal Officer & Corporate Secretary

233 S. Wacker Drive, Suite 4900

Chicago, Illinois 60606-6303

(707) 302-2658

Email: HSIICorpSect@heidrick.com

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor:

Alliance Advisors, LLC

Overlook Corporate Center

130 Clove Road, 4th Fl.

Little Falls, NJ 07424

or

Call Toll-Free: 1-855-206-1331

Email: HSII@allianceadvisors.com

MISCELLANEOUS

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so, indicated in this proxy statement), and the mailing of this proxy statement to Heidrick Stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HERON BIDCO, LLC,

HERON MERGER SUB, INC.

and

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

Dated as of October 5, 2025

(continued)

A-ii

(continued)

A-iii

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Acquisition Proposal	Exhibit A
Action	Section 3.9
Adverse Recommendation Change	Section 5.4(c)
Affiliate	Exhibit A
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(a)
Antitrust Law	Exhibit A
Applicable Period	Section 5.1(a)
Book-Entry Shares	Section 2.3(b)
Business Day	Exhibit A
Capitalization Date	Section 3.2(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.3(j)
Company	Preamble
Company Benefit Plan	Exhibit A
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Bylaws	Section 1.5(b)
Company Charter	Section 3.1(c)
Company Disclosure Letter	Article III
Company Employee	Section 5.9(a)
Company Group	Exhibit A
Company PSU	Section 2.2(b)
Company Registered IP	Section 3.18(a)
Company RSU	Section 2.2(a)
Company SEC Documents	Section 3.5(a)
Company Securities	Section 3.2(a)
Company Stock Plan	Exhibit A
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.3(b)
Company Subsidiary Securities	Section 3.2(b)
Confidentiality Agreements	Section 5.6(b)
Contract	Exhibit A
control	Exhibit A
Credit Agreement	Exhibit A
Credit Agreement Agent	Exhibit A
Debt Financing	Section 5.17(a)
Debt Financing Source Related Parties	Exhibit A
Debt Financing Sources	Exhibit A
Delaware Secretary of State	Section 1.3
DGCL	Section 1.1
Dissenting Shares	Section 2.5
DTC	Section 2.3(e)
DTC Payment	Section 2.3(e)
Effective Time	Section 1.3
Electronic Delivery	Section 8.14

A-iv

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Environmental Laws	Exhibit A
Environmental Permits	Exhibit A
Equity Actions	Section 2.2(c)
Equity Commitment Letter	Recitals
Equity Financing	Recitals
Equity Investors	Recitals
ERISA	Exhibit A
ERISA Affiliates	Exhibit A
Exchange Act	Section 3.4(b)
Executive Officer	Exhibit A
Financing Conditions	Section 4.7(c)
Foreign Antitrust Laws	Section 3.4(b)
Foreign Plan	Section 3.11(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Guarantor	Recitals
HSR Act	Section 3.4(b)
Improper Payment Laws	Exhibit A
Indebtedness	Exhibit A
Indemnified Parties	Section 5.11(a)
Intellectual Property	Section 3.18(c)
International Trade Laws	Exhibit A
Intervening Event	Exhibit A
IRS	Section 3.11(a)
knowledge	Exhibit A
Labor Agreement	Section 3.12(a)
Law	Section 3.4(a)
Leased Real Property	Exhibit A
Leases	Exhibit A
Liens	Exhibit A
Limited Guarantee	Recitals
Losses	Section 5.17(a)
Material Adverse Effect	Exhibit A
Material Contracts	Section 3.15(a)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Nasdaq	Exhibit A
Non-Recourse Party	Section 8.18
OFAC	Exhibit A
Order	Section 3.9
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Exhibit A
Parent Plan	Section 5.9(c)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Payoff Indebtedness	Exhibit A

A-v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Payoff Indebtedness Terminations	Section 5.16
Payoff Letter	Section 5.16
Permits	Section 3.10
Permitted Encumbrances	Exhibit A
Person	Exhibit A
Personal Information	Exhibit A
Preferred Stock	Section 3.2(a)
Privacy Laws	Exhibit A
Privacy Requirements	Section 3.19(a)
Processing	Exhibit A
Proxy Statement	Section 3.7
PSU Performance Level	Exhibit A
Representative	Exhibit A
Required Amount	Section 4.7(a)
Retained Claim	Exhibit A
Sanctioned Country	Exhibit A
Sanctions	Exhibit A
Sanctions Target	Exhibit A
SEC	Section 3.5(a)
SEC Clearance Date	Section 5.5(c)
Securities Act	Section 3.5(a)
Shares	Section 2.1(a)
Significant Subsidiary	Exhibit A
Solvent	Exhibit A
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.22
Tax Returns	Exhibit A
Taxes	Exhibit A
Termination Date	Section 7.1(b)(i)
Termination Fee	Section 7.3(b)
Transaction Litigation	Exhibit A
Treasury Regulations	Section 2.3(j)
U.S.	Exhibit A
United States	Exhibit A
Willful Breach	Exhibit A
Withholding Agent	Section 2.4

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2025, by and among Heron BidCo, LLC, a Delaware limited liability company (“Parent”), Heron Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and Heidrick & Struggles International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties hereto intend to effect the merger of Merger Sub with and into the Company, with the Company surviving that merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (b) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (d) directed that the adoption of this Agreement be submitted to a vote of the stockholders at a meeting of the Company’s stockholders and (e) subject to Section 5.4, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement in accordance with the DGCL;

WHEREAS, the sole member of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable, fair to and in the best interests of Parent and its sole member, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (d) recommended that Parent, as Merger Sub’s sole stockholder, adopt this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, certain Affiliates of Advent International, L.P. (the “Equity Investors”) have entered into and delivered an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investors have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein (the “Equity Financing”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the Company’s willingness to enter into this Agreement, the Equity Investors have entered into and delivered a limited guarantee (the “Limited Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement (the Equity Investors delivering such Limited Guarantee, in such capacity, the “Guarantors”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of required Closing documentation, at 9:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent not prohibited by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), prepared and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, by virtue of the Merger, shall be amended and restated so that it reads in its entirety as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (with any changes as the Company and Parent shall mutually agree, including to give effect to the obligations set forth in Section 5.11), except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL and consistent with the obligations set forth in Section 5.11.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company (the “Company Bylaws”) as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (with any changes as the Company and Parent shall mutually agree), except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by the DGCL.

Section 1.6 Directors. The parties hereto shall take all actions necessary so that, as of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve until his or her respective successor is duly elected and qualified or until the earlier of his or her death, resignation or removal.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any of the securities of the parties hereto, the following shall occur:

(a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares), shall thereupon be converted automatically into and shall thereafter represent the right to receive $59.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Treatment of Equity-Based Awards.

(a) Immediately prior to the Effective Time (but contingent upon the Effective Time), each restricted stock unit, whether cash-settled or stock-settled, granted pursuant to a Company Stock Plan that vests based solely on continued service, whether vested or unvested, that is outstanding immediately prior to the Effective Time (each, a “Company RSU”) shall be canceled in accordance with Section 409A of the Code and Treasury Regulation 1.409A-3(j)(4)(ix)(B), and in exchange therefor, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to the former holder thereof as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required Tax withholding) equal to the sum of (x) the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company RSU and (y) the amount of dividends credited to the holder of such Company RSU, and not yet paid, through the Closing pursuant to the award agreement governing such Company RSU.

(b) Immediately prior to the Effective Time (but contingent upon the Effective Time), each performance share unit granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (each, a “Company PSU”) shall be canceled in accordance with Section 409A of the Code and Treasury Regulation 1.409A-3(j)(4)(ix)(B), and in exchange therefor, Parent shall cause the Surviving Corporation or its applicable Subsidiary to pay to the former holder thereof as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required Tax withholding) equal to the sum of (x) the product of (i) the Merger Consideration and (ii) the number of Shares to which the holder of such Company PSU would be entitled upon settlement thereof and (y) the amount of dividends credited to the holder of such Company PSU, and not yet paid, through the Closing pursuant to the award agreement governing such Company PSU, in each case at the applicable PSU Performance Level.

(c) Prior to the Effective Time, the Company, through the Company Board or an appropriate committee thereof, shall adopt such resolutions and cause such other actions to be taken as it may deem necessary in its reasonable discretion to (i) terminate (A) each Company Stock Plan and each Company RSU and Company PSU outstanding thereunder in accordance with its terms and Section 409A of the Code and Treasury Regulation 1.409A-3(j)(4)(ix)(B) and (B) any other benefit plan that constitutes a “non-qualified deferred compensation” arrangement that is required to be aggregated with the Company Stock Plans and all awards or rights outstanding thereunder under Section 409A of the Code and Treasury Regulation 1.409A-3(j)(4)(ix)(B), in each case, effective as of the Effective Time, (ii) effectuate the actions contemplated by this Section 2.2, and (iii) ensure that as of and after the Effective Time no holder of any Company RSU or Company PSU shall have any right thereunder to acquire any securities of the Company, the Surviving Corporation, or Parent, or to receive any payment or benefit with respect thereto, except as provided in this Section 2.2 (clauses (i) – (iii) collectively, the “Equity Actions”). At least five (5) days prior to the adoption thereof, the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith) evidencing the Equity Actions.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub or Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b) As promptly as practicable following the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective

Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)), to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates (or complying with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)) in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may reasonably be requested by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. As promptly as practicable following the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to provide that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds sufficient to pay the Merger Consideration with respect to all Shares held of record by DTC or such nominee immediately prior to the Effective Time (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange or cancelation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Surviving Corporation shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses or Shares ceasing to qualify as Dissenting Shares) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit, or cause to be deposited, cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(h) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(j) On or prior to the Closing Date, the Company shall deliver to Parent (i) a properly completed and executed certificate satisfying the requirements of Sections 1.897-2(h) and 1.1445-2(c) of the United States Treasury regulations promulgated under the Code (the “Treasury Regulations”), certifying that as of the Closing Date, no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and (ii) a notice addressed to the United States Internal Revenue Service that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2); provided, that the sole remedy in connection with a failure by the Company to deliver the certificate and notice in accordance with this Section 2.3(j) shall be for Parent (or other applicable withholding agent) to deduct and withhold amounts required to be deducted and withheld as a result of such failure in accordance with Section 2.4.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law; provided, that, at least ten (10) days prior to the due date of any payment giving rise to such deduction or withholding, except (a) with respect to backup withholding, (b) with respect to amounts treated as compensation for Tax purposes or (c) as a result of the failure of any holder of Shares to provide to the applicable Withholding Agent an IRS Form W-9 or W-8, the applicable Withholding Agent shall (i) provide written notice to, prior to the Closing, the Company, and following the Closing, the person subject to such withholding, of such anticipated deduction or withholding and (ii) cooperate in good faith to minimize the amount of any applicable deduction or withholding. To the extent that such amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of this Agreement and who properly demands appraisal of such Shares pursuant to, and who otherwise complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL. Such holders or beneficial owners of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If any such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses any such right to appraisal with respect to any Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Dissenting Share of such Person shall be deemed to have been converted into, and have become exchangeable for, at the Effective Time, and shall thereafter represent only the right to receive, the Merger Consideration in accordance with Section 2.1(a), without interest, and shall not thereafter be deemed to be Dissenting Shares. The Company shall give prompt written notice to Parent of any demands (and copies of such demands) received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle, any such demands or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Article III to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Subsidiaries of the Company (i) is an entity duly organized or registered (as applicable), and validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized or registered (as applicable), and validly existing and in good standing, to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and the Company Bylaws, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

(d) The Company has previously furnished or otherwise made available to Parent true and complete copies of the organizational documents of each of the Significant Subsidiaries, in each case, as currently in effect. No Subsidiary is in violation of its organizational documents in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (a) 100,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on October 2, 2025 (the “Capitalization Date”), (i) 20,794,941 Shares were issued and outstanding and an additional 5,080 Shares held in treasury, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no shares of Preferred Stock were issued and outstanding and (iii) an aggregate of up to 1,169,241 Shares were subject to or otherwise deliverable in connection with outstanding Company RSUs and Company PSUs (at the applicable PSU Performance Level). Except as set forth above, and except for changes since the Capitalization Date resulting from the settlement of Company RSUs and Company PSUs, in each case outstanding on the Capitalization Date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (3) options, warrants or other rights or arrangements to acquire from the Company, and no obligation or commitment of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (4) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, in each case issued by the Company, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (1)-(4) being referred to collectively as the “Company Securities”), (5) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or (6) contractual obligations or commitments of the Company of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, (C) there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party and (D) no Subsidiary of the Company owns any Company Securities.

(b) Each of the outstanding shares of capital stock of, or other equity or voting securities in, each of the Company’s Subsidiaries is duly authorized, validly issued, and, in the case of the Company’s Subsidiaries that are corporations, fully paid, nonassessable and free of preemptive rights, and all such shares or other equity or voting securities of the Company’s Subsidiaries are owned, beneficially and of record, by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all Liens and transfer restrictions of any nature whatsoever, other than Permitted Encumbrances and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws, except where any such failure to own any such shares free and clear would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the date of this Agreement, there are no (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities in any Subsidiary of the Company, (2) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, and no obligation or commitment of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company, or (3) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, in each case issued by the Company or any Subsidiary of the Company, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (1)-(3) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no outstanding contractual obligations or commitments of the Company or any Subsidiary of the Company requiring the registration for sale of any Company Subsidiary Securities, granting any right to subscribe for or acquire from any Subsidiary of the Company any Company Subsidiary Securities or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. The Company does not own, directly or indirectly, any shares of capital or other voting securities of, or ownership interests in, any other Person, other than its Subsidiaries. Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization and the ownership of the equity interests of each such Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth a correct and complete list of all Company RSUs and Company PSUs outstanding as of the Capitalization Date, including the following information with respect to each award: (i) the identification number of the holder thereof, (ii) the total number of Shares underlying such Company RSU or Company PSU (at the applicable PSU Performance Level), (iii) the grant date, (iv) the applicable vesting schedule and (v) the Company Stock Plan pursuant to which such award was granted. Each Company RSU and Company PSU (A) was duly authorized no later than the date on which the grant of such Company RSU and Company PSU was by its terms to be effective by all necessary corporate action, (B) is and has been at all times exempt from, or in compliance with, Section 409A of the Code (to the extent applicable), and (C) was made in accordance with the terms of the applicable Company Stock Plan and all applicable Laws (including valid exemptions from registration under applicable securities Laws). The Company has furnished to Parent complete and accurate copies of the Company Stock Plan and all forms of agreements evidencing each outstanding Company RSU and Company PSU granted thereunder.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject to (i) the adoption of this Agreement by the holders of a majority in voting power of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval”) and (ii) the accuracy of the representations and warranties in Section 4.9. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the Company Stockholder Approval at the Company Stockholders Meeting is the only vote of the holders of any class or series of shares of the stock of the Company necessary to approve this Agreement and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) authorized and approved the execution and delivery of this Agreement and performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the transactions contemplated hereby, (iii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders at a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) and (v) subject to Section 5.4, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement (clauses (i), (iii) and (v), the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified, or withdrawn.

Section 3.4 No Conflict; Consents and Approvals.

(a) Assuming the accuracy of the representations and warranties set forth in Section 4.9, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time, or both) (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree of any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancelation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange or other self-regulatory) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State), and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) at or prior to the time so required since January 1, 2023 (all such forms, reports, statements, certificates and other documents filed since January 1, 2023 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents (including any financial statements of the Company contained therein) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s SEC Documents have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s SEC Documents have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) The Company has established and maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act to allow timely decisions regarding required disclosure. The Company has established and maintains internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) receipts and expenditures of the Company are being made in accordance with authorization of officers and directors of the Company and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, in each case since January 1, 2023, (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that adversely affect the Company’s ability to record, process, summarize and report financial information and (y) to the knowledge of the Company, any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company that have been made in writing from January 1, 2023 through the date of this Agreement, and shall promptly provide to Parent true and correct copies of any such disclosure that is made after the date of this Agreement. Since January 1, 2023,

(A) there has been no material change in the Company’s or its Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto, and (B) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K and the Company has identified no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, in the management of the Company’s assessment of internal controls through to the date hereof.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than (a) liabilities and obligations reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2025 (or the notes thereto) included in the Company SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business since June 30, 2025, (c) liabilities and obligations which have been discharged or paid in full prior to the date of this Agreement, (d) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement, (e) executory obligations arising from any Contract entered into in by the Company or any of its Subsidiaries in the ordinary course of business (none of which results from or was caused by a breach by the Company or any of its Subsidiaries of any such Contract) and (f) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2024 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects.

(b) Since December 31, 2024 through the date of this Agreement, there has not been any event, change, occurrence, development or state of circumstances that, individually or in the aggregate, has had a Material Adverse Effect that is continuing.

(c) Since December 31, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof and prior to the Closing Date, would have required the consent of Parent under Section 5.1(b)(ii), Section 5.1(b)(iv), Section 5.1(b)(vi), Section 5.1(b)(ix), Section 5.1(b)(xiii) or, solely with respect to the foregoing clauses, Section 5.1(b)(xviii).

Section 3.9 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity (each, an “Order”).

Section 3.10 Compliance with Laws. The Company and each of its Subsidiaries are and, since January 1, 2023, have been in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2023, (i) the Company and its Subsidiaries has had in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect and there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment, suspension or cancelation of, any such Permits, except where such failure to be in full force and effect or such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan and separately identifies each such plan maintained outside the jurisdiction of the United States primarily in respect of any current or former service provider whose primary work location is or was outside of the United States (each, a “Foreign Plan”); provided, that, to the extent that there exist certain forms of agreement that would each individually constitute a Company Benefit Plan, such list includes only the forms of such agreement in lieu of all individual agreements that follow such forms in all material respects. With respect to each material Company Benefit Plan, the Company has furnished or made available to Parent a current, accurate, and complete copy thereof (including all amendments and attachments thereto) (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided thereunder, and (iv) the two (2) most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b) Except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the provisions of applicable Law; to the knowledge of the Company, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan; and all contributions required to be made under the terms of any Company Benefit Plan have been timely made in all respects (or accrued in accordance with past practice and GAAP);

(ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter, as applicable, from the IRS that it is so qualified

(or the deadline for obtaining such a letter has not expired as of the date of this Agreement), and to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan;

(iii) there is no Action by any Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan, or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits); and

(iv) (A) each Foreign Plan that is intended to qualify for special Tax treatment meets all the requirements for such treatment; (B) all employer and employee contributions to each such Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full; (C) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (D) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(c) Neither the Company nor any of its Subsidiaries, nor, with respect to clauses (i) and (ii) below, any of their respective ERISA Affiliates, has in the past six (6) years, maintained, established, contributed to, or has been required to contribute to, or has or had any liability (contingent or otherwise) with respect to, any employee benefit plan that is or was (i) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) The execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director, or consultant of the Company or any Subsidiary to any compensation or benefits (including severance) (whether in cash, property, or the vesting of property), (ii) accelerate the time of payment, funding, or vesting, or increase the amount of, or otherwise enhance, any compensation or benefit due to any current or former employee, officer, director, or consultant of the Company or any Subsidiary, (iii) result in the payment or provision of any amount or benefit (including accelerated vesting) that will not be deductible by reason of Section 280G of the Code or that will be subject to an excise tax under Section 4999 of the Code or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan.

(e) Neither the Company nor any of its Subsidiaries has any obligation to indemnify any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code or otherwise.

(f) No Company Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following termination of employment, other than benefits or coverage required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or applicable Law, the full cost of which is borne by the recipient (or any of their beneficiaries).

(g) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been established and administered in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other Contract with any labor union, works council or labor organization (each, a “Labor Agreement”). There is no and, since January 1, 2023, there has not been any pending labor dispute, strike, work stoppage, work slowdown, lockout, or to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries (in their capacities as such), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and since January 1, 2023 have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining and labor relations, unemployment compensation, workers compensation, employee leaves, equal employment opportunity, discrimination, harassment, retaliation, occupational safety and health standards, terms and conditions of employment, employee trainings and notices, automated employment decision tools whistleblowing, immigration, employee and independent contractor classification, information privacy and security, government contracting and subcontracting regulations, plant closures and layoffs, payment and withholding of taxes, and continuation coverage with respect to group health plans.

(c) To the knowledge of the Company, since January 1, 2023, no formal allegations of unlawful (i) sexual harassment, (ii) sexual misconduct, (iii) discrimination, (iv) retaliation, or (v) other material misconduct have been made pursuant to the Company’s established procedures for the reporting of such allegations against any current or former executive, officer or supervisory employee of the Company or any of its Subsidiaries, in each case that remain unresolved as of the date hereof. Neither the Company nor any of its Subsidiaries is party to any material Actions or settlements pursuant to which material obligations remain outstanding, in either case involving such matters and relating to any current or former executive, officer or supervisory employee of the Company or any of its Subsidiaries. The Company and its Subsidiaries have reasonably investigated all formal allegations of unlawful sexual harassment and material misconduct of, or against, any employee of the Company or any of its Subsidiaries, in each case in accordance with its established procedures for the reporting of such allegations, and the Company and its Subsidiaries have taken corrective action that is reasonably calculated to prevent further conduct of such type with respect to each such allegation that the Company deemed to have potential merit. To the knowledge of the Company, no allegations of material misconduct have been made relating to any current or former officer or executive of the Company or any of its Subsidiaries that, if known to the public, would bring the Company or its Subsidiaries into material disrepute.

(d) To the knowledge of the Company, no current or former employee or independent contractor of the Company or its Subsidiaries is in violation in any material respect of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other similar obligation: (i) owed to the Company or its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its Subsidiaries.

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate and are in compliance with the terms and conditions of such Environmental Permits; (ii) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (iii) there has been no release or disposal of, contamination by, or exposure of any Person to any hazardous substance as a result of the operation of the business of the Company and its Subsidiaries.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are complete and accurate in all respects;

(b) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid (whether or not shown as due on such Tax Returns), other than Taxes that are not yet due and owing or that are being contested in good faith by appropriate proceedings and for which adequate reserves in the financial statements have been established and provided for;

(c) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Encumbrances;

(d) as of the date of this Agreement, there are no Actions now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries principally with respect to any Tax;

(e) neither the Company nor any of its Subsidiaries has been in the last two years a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed by Section 355 of the Code;

(f) neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(g) neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or other group (other than a group of which the Company or any of its Subsidiaries is or was the common parent) or (ii) has any liability for the Taxes of any Person (other than Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor or by Contract, other than pursuant to customary commercial agreements entered into in the ordinary course of business and the primary subject matter of which is not Taxes, other provision of applicable Law;

(h) other than as the result of extending the due date of a Tax Return in the ordinary course, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Taxes which waiver or extension is still in effect;

(i) all Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other Person have been withheld in compliance with applicable Law and the Company and each of its Subsidiaries has complied in all respects with all related reporting and record keeping requirements;

(j) neither the Company nor any of its Subsidiaries will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) as the result of any change in accounting method made by the Company or any of its Subsidiaries prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed by the Company or any of its Subsidiaries prior to the Closing; (iii) any prepaid amount received or deferred revenue accrued by the Company or its Subsidiaries outside the ordinary course of business prior to the Closing; (iv) any installment sale or open transaction made or entered into by the Company or its Subsidiaries outside the outside the ordinary course of business prior to the Closing; or (v) an intercompany item under Treasury Regulations Section 1.1502-13 created between the Company and any of its Subsidiaries before the Closing or an excess loss account created between the Company and any of its Subsidiaries outside the ordinary course of business before the Closing under Treasury Regulations Section 1.1502-19;

(k) there are no existing Tax sharing or similar arrangements that may or will require that any payment be made by either the Company or any of its Subsidiaries, other than (i) any such agreements entered into solely by and among the Company and any of its Subsidiaries and (ii) any customary indemnification or gross up provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes; and

(l) notwithstanding any other provision of this Agreement to the contrary, (i) the representations and warranties set forth in this Section 3.14, Section 3.11 and Section 3.12 shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes, and no other representation or warranty contained in any other Section shall be deemed to be made with respect to Taxes, (ii) no representation or warranty set forth in this Section 3.14 shall otherwise relate to Taxes payable in any taxable period beginning on or after the Closing Date, and (iii) the Company makes no representations or warranties with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of the Company or any Subsidiary after the Closing Date.

Section 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which it is bound (other than any Contracts solely between the Company and any wholly-owned Subsidiaries of the Company or solely between any wholly-owned Subsidiaries of the Company), that:

(i) is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete in or conduct any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world, other than Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any penalty;

(iii) provides for Indebtedness (other than intercompany Indebtedness owed by the Company or any wholly-owned Subsidiary of the Company to any other wholly-owned Subsidiary, or by any wholly-owned Subsidiary of the Company to the Company) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $1,000,000, whether secured or unsecured;

(iv) mortgages, pledges or otherwise grants any Person a Lien on any portion of the material assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances);

(v) is a limited liability company agreement, partnership agreement, joint venture agreement, strategic alliance or similar Contract or provides for the formation, creation, operation or management of the foregoing, other than such Contracts among the Company and any of its wholly-owned Subsidiaries or among any of the wholly-owned Subsidiaries of the Company;

(vi) is a customer Contract with any of the ten (10) largest customers (based on sales on a consolidation of each customer with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, for the twelve (12) months ended December 31, 2024;

(vii) is a Contract with any of the ten (10) largest vendors, suppliers or service providers (based on a consolidation of each vendor, supplier or service provider with each of its Affiliates) of the Company and its Subsidiaries, taken as a whole, based on the aggregate amount of expenditures made by the Company and its Subsidiaries to such vendor, supplier or service provider for the twelve (12) months ended December 31, 2024;

(viii) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after January 1, 2023 for aggregate consideration of more than $5,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof;

(ix) provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries entered into outside the ordinary course of business;

(x) provides for any settlement, conciliation or similar agreement to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xi) is a Labor Agreement;

(xii) contains or provides for any license, covenant or other right under or with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries (on a consolidated basis), excluding: (A) licenses for open source software or off-the-shelf software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $500,000; (B) non-exclusive licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business; (C) Contracts entered into with employees, contractors, and consultants in the ordinary course of business that do not provide for any assignment, transfer, exclusive licensing or similar grant under Intellectual Property by the Company to the applicable counterparty; and (D) non-disclosure and confidentiality agreements that do not provide for any assignment, transfer, exclusive licensing or similar grant under Intellectual Property by the Company to the applicable counterparty;

(xiii) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries (entered into outside the ordinary course of business) or any Person beneficially owning five (5) percent or more of the outstanding Shares, on the other hand;

(xiv) any stockholders’ agreement, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any if its Significant Subsidiaries or relating to the disposition, voting or dividends with respect to any equity securities of the Company or any of its Significant Subsidiaries; or

(xv) obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $2,500,000 within the next twelve (12) months.

All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Material Contracts”. The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof, including all amendments and supplements thereto.

(b) Each Material Contract is valid and binding on each of the Company’s Subsidiaries party thereto (and, if the Company is a party, on the Company) and, to the knowledge of the Company, any other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. As of the date hereof, neither the Company nor any Subsidiary of the Company has received any written or, to the knowledge of the Company, oral notice from a counterparty to any Material Contract that any such counterparty intends to cancel, terminate or seek to materially amend the terms of any Material Contract (whether as a result of the Merger and the transactions contemplated hereby or otherwise).

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid and the Company and each of its Subsidiaries provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with the lapse of time or the giving of notice or both, would constitute such a breach of or default under, or permit termination or modification of, any of such insurance policies and (c) since January 1, 2023, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company or Subsidiary of the Company, as applicable, has valid leasehold or license interests in each of its respective Leased Real Property, free and clear of all Liens (except Permitted Encumbrances), (ii) each Lease constitutes the legal, valid and binding obligation of the Company or Subsidiary of the Company, as applicable, and each Lease is in full force and effect and (iii) the Company or a Subsidiary of the Company owns and has good title to all of its respective tangible personal property necessary to conduct its respective businesses as currently conducted, free and clear of all Liens (except Permitted Encumbrances), assuming the timely discharge of all obligations owing under or related to the tangible personal property.

(b) With respect to each Leased Real Property, neither the Company nor any Subsidiary of the Company is in breach or default under the applicable Lease that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company, no event has occurred or and no circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

(c) Neither the Company nor any of its Subsidiaries owns any real property.

(d) No representation is made under this Section 3.17 with respect to any Intellectual Property, which is exclusively addressed in Section 3.18.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied for trademarks or service marks, patents, patent applications, registered copyrights, pending applications for registration of copyrights and domain names, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries on the date hereof, and that are material to the businesses of the

Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancelation or similar proceeding and, no such action is or has been threatened in writing (or, to the knowledge of the Company, verbally) with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Company Registered IP is subsisting and, to the knowledge of the Company, to the extent registered or issued, valid and enforceable, and (ii) the Company and its Subsidiaries solely and exclusively own all Company Registered IP and all other Intellectual Property owned or purported to be owned by the Company or one of its Subsidiaries, and have valid rights to use all other Intellectual Property used in connection with or necessary for the conduct of their respective businesses, in each case free and clear of all Liens (except Permitted Encumbrances). Neither the Company nor any of its Subsidiaries has received any written (or, to the knowledge of the Company, verbal) notice or claim since January 1, 2023 challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality and value of all information of or held by the Company or its Subsidiaries that constituted or contains a trade secret under applicable Law or that otherwise derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating, and have not, since January 1, 2023 infringed upon, misappropriated or otherwise violated, any rights under patents, copyrights, trademarks or trade secrets, any similar or equivalent rights, or any other intellectual property or proprietary rights, in each case, anywhere in the world whether registered or unregistered (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since January 1, 2023 any written (or, to the knowledge of the Company, verbal) notice or claim asserting that any such infringement, misappropriation or other violation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating, infringing or otherwise violating, or has since January 1, 2023 misappropriated, infringed or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (iii) to the knowledge of the Company, no Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation in which the Company or any of its Subsidiaries is named as a party thereto restricting or limiting in any material respect the use or licensing of such Intellectual Property by the Company or any of its Subsidiaries.

Section 3.19 Data Privacy.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company, each of its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or any of its Subsidiaries, are, and since January 1, 2023 have been, in compliance with all (i) applicable Privacy Laws and (ii) the Company’s and its Subsidiaries’ policies, notices, and contractual obligations relating to the Processing of Personal Information (together, clauses (i) and (ii), “Privacy Requirements”).

(b) There are no actions, claims, charges, investigations or regulatory inquiries pending or threatened in writing, or, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries concerning alleged violations of Privacy Requirements.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have (i) implemented and, since January 1, 2023, maintained reasonable and appropriate security procedures and practices, including technical and organizational safeguards, to protect all Personal Information and other confidential data in the possession or under the control of the Company or any of its Subsidiaries against any loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure; and (ii) taken reasonable steps, including by entering into contractual commitments to the extent required by Privacy Requirements or otherwise appropriate, to ensure that any third party with access to any Personal Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintains the same.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have (i) conducted privacy and data security testing, audits or assessments at reasonable and appropriate intervals and have resolved or remediated any privacy or data security issues or vulnerabilities identified and (ii) implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all data and Personal Information in the possession or under the control of the Company and any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2023, (i) there have been no security breaches, unauthorized access to, use or disclosure of, or other adverse events or incidents related to any data or Personal Information Processed by or on behalf of the Company or any of its Subsidiaries, and (ii) none of the Company or any of its Subsidiaries have provided or been legally required to provide any notice to any Person in connection with any unauthorized disclosure of Personal Information.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the consummation of the transactions contemplated hereby will not cause any violation of any Privacy Requirements, as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained and (ii) none of the Company or any of its Subsidiaries are subject to any contractual requirement that, following the Effective Time, would prohibit the Surviving Corporation or any of its Subsidiaries from Processing any Personal Information in the manner in which the Company and its Subsidiaries Processed such Personal Information prior to the Closing Date.

Section 3.20 International Trade Laws.

(a) Neither the Company nor any of its Subsidiaries, or any of their respective directors, officers or employees, or to the knowledge of the Company, agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Sanctions Target.

(b) The Company, its Subsidiaries and their respective directors and officers, and to the knowledge of the Company, employees and agents, are, and for the past five (5) years have been, in compliance with all International Trade Laws, except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any Action against it with respect to International Trade Laws by any relevant Governmental Entity at any time within the past five (5) years.

Section 3.21 Improper Payment Laws.

(a) None of the Company, any of its Subsidiaries, nor any of it or their respective officers, employees, directors, or, to the knowledge of the Company, any of their respective agents or any other Person acting for or on behalf of the Company Group, has taken any act in the past five (5) years that would cause the Company or any of its Subsidiaries to be in violation of applicable Improper Payment Laws in any material respect. The Company and its Subsidiaries comply with all applicable Improper Payment Laws in all material respects.

(b) The Company and each of the Significant Subsidiaries maintains compliance policies, procedures, and internal controls reasonably calculated to ensure compliance with applicable Improper Payment Laws in all material respects.

Section 3.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, (i) no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby, (ii) no antitakeover provision in the Company Charter or Company Bylaws is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement or any of the transactions contemplated hereby and (iii) the Company Board has taken all necessary actions to render the restrictions of Section 203 of the DGCL and any other similar applicable antitakeover Law inapplicable to the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.23 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof, since January 1, 2023, no Executive Officer or director of the Company is a party to any Contract, with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act, other than employment agreements and similar employee arrangements made in the ordinary course of business.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than BofA Securities, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided Parent with a copy of the engagement letter between the Company and BofA Securities, Inc.

Section 3.25 Opinion of Financial Advisor. BofA Securities, Inc. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated on or before of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received in the Merger by holders of Shares (other than Excluded Shares (as defined therein)) is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent, for informational purposes only on a non-reliance basis, by Parent or Merger Sub, promptly after the execution and delivery of this Agreement by each of the parties hereto (it being understood and agreed that such opinion is for the benefit of the Company Board only).

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, and Parent and Merger Sub are not relying on any representation or warranty, whether made by the Company, any of its Affiliates or their respective Representatives, except for the representations and warranties contained in this Article III. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement; except to the extent and as expressly covered by a representation and warranty made in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Article IV to which the relevance of such information is reasonably apparent), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified, licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The Company has been previously furnished with a (i) a true and complete copy of the certificate of formation and the limited liability company agreement of Parent and (ii) a true and complete copy of the certificate of incorporation and bylaws of Merger Sub, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its governing documents in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The sole member of Parent has authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable, fair to and in the best interests of Parent and its sole member, on the terms and subject to the conditions set forth in this Agreement. The Board of Directors of Merger Sub has (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of Merger Sub and Parent, as its sole stockholder, (b) authorized and approved the execution and delivery of this Agreement and performance by Merger Sub of its covenants and obligations contained herein and the consummation by Merger Sub of the transactions contemplated hereby, (c) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (d) recommended that Parent, as Merger Sub’s sole stockholder, vote in favor of the adoption of this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (with or without notice or lapse of time, or both) (i) conflict with or violate the certificate of formation or limited liability company agreement of Parent, (ii) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (iii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iv) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancelation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (iii) and (iv), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statements made in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or otherwise incurred in connection with its formation or the transactions contemplated herein. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent.

Section 4.7 Financing.

(a) The Equity Financing, when funded in accordance with the Equity Commitment Letter and upon satisfaction of the conditions contained in Article VI, will provide Parent and Merger Sub at and as of the

Closing Date with sufficient immediately available cash funds to consummate the Merger and to make all cash payments required to be made hereunder on the Closing Date (such amounts, collectively, the “Required Amount”).

(b) Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee in favor of the Company and its stockholders, pursuant to which the Guarantors are guaranteeing, subject to the terms thereunder, certain of the obligations of Parent and Merger Sub arising under, or in connection with, this Agreement, dated as of the date hereof and duly executed by the Guarantors. The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Guarantors under the Limited Guarantee.

(c) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the fully executed Equity Commitment Letter from the Equity Investors pursuant to which the Equity Investors have agreed to provide the Equity Financing, subject to the terms and conditions therein. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Equity Investors’ obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letter, and Parent and the Equity Investors will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(d) As of the date hereof, the Equity Commitment Letter (in the executed form delivered by Parent to the Company) is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and the Equity Investors, enforceable in accordance with its terms. As of the date hereof, there are no conditions precedent or other contingencies related to the funding, investing or use of the full amount of the Equity Financing contemplated by the Equity Commitment Letter, other than the conditions precedent set forth in the Equity Commitment Letter (such conditions precedent, the “Financing Conditions”). As of the date hereof and assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing will not be available to Parent on the Closing Date. As of the date hereof, Parent and the Equity Investors are not in material default or breach under the terms and conditions of the Equity Commitment Letter and, to the knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent or the Equity Investors.

(e) As of the date hereof, (i) the Equity Commitment Letter in the form delivered to the Company has not been amended or modified in any manner and no such amendment or modification is contemplated, and (ii) the commitment contained therein has not been terminated, reduced, withdrawn or rescinded in any respect by Parent or the Equity Investors, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or the Equity Investors. As of the date hereof, there are no Contracts relating to the funding or use of the Equity Financing to which the Equity Investors, Parent, Merger Sub or any of their respective Affiliates is a party that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing below the Required Amount, impose new or additional conditions precedent to the availability of the Equity Financing or that would otherwise adversely affect the availability of the Equity Financing on the Closing Date, other than as expressly contemplated by the Equity Commitment Letter.

(f) No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the transactions contemplated by this Agreement or any other document contemplated hereby or any document or instrument delivered in connection hereunder or thereunder, with the intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Affiliates. Assuming (1) the satisfaction or waiver of each of the conditions contained in

Section 6.1 and Section 6.3, and (2) the Company and its Subsidiaries, taken as a whole, are Solvent as of the date hereof and will be Solvent as of immediately prior to the Effective Time, then immediately after giving effect to the consummation of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration and the other amounts required to be paid pursuant to Article II and the funding of the Equity Financing pursuant to the Equity Commitment Letter, Parent and its Subsidiaries (including the Surviving Corporation) will be Solvent.

Section 4.8 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time and immediately following the execution and delivery of this Agreement by the parties hereto) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.9 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s other Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective “Affiliates” or “Associates” (each as defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case at any time during the three (3)-year period prior to the entry into this Agreement.

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.10 of the Parent Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, for which the Company or any of its Subsidiaries would be liable.

Section 4.11 Certain Arrangements. As of the date hereof, other than (i) this Agreement, (ii) the Equity Commitment Letter, (iii) the Limited Guarantee, (iv) the Confidentiality Agreements and (v) executive search engagements and similar Contracts entered into in the ordinary course, there are no Contracts or other arrangements or commitments to enter into Contracts or other arrangements between Parent, Merger Sub, the Equity Investors, the Guarantors or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board or, to the knowledge of Parent, any beneficial owner of Shares, on the other hand, that relate in any material way to the Company or its Subsidiaries (including the Company and its Subsidiaries following the Closing) or the Merger and the other transactions contemplated hereby.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement, and the Company is not relying on any representation or warranty, whether made by Parent, Merger Sub or any of their Affiliates or respective Representatives, except for the representations and warranties contained in this Article IV.

Section 4.13 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation, warranty or statement by any Person or any matter regarding the Company and its Subsidiaries, except those representations and warranties expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company nor any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Section 4.14 No Foreign Person. Neither Parent nor Merger Sub is a “foreign person” as defined in 31 C.F.R. § 800.224.

Section 4.15 Interests in Competitors. Neither Parent, Merger Sub nor their Affiliates own any equity interests in any Person that derives more than a de minimis portion of its revenue from any line of business similar to those of the Company or its Subsidiaries to an extent that would reasonably be expected to materially delay expiration or termination of the waiting period under the HSR Act.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time or the valid termination of this Agreement pursuant to Section 7.1 (the “Applicable Period”), except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (v) for actions otherwise taken (or not taken) by the Company or any of its Subsidiaries to respond to any exogenous event beyond the reasonable control of the Company or its Subsidiaries (provided that, with respect to any action to be taken (or not taken) under this clause (v), neither the Company nor any of its Subsidiaries shall take (or not take) any such action unless the Company shall have first delivered prior written notice to Parent and engaged in good faith consultation with Parent), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (A) conduct its business in the ordinary course of business in all material respects and (B) preserve the Company’s existing relations with Persons with whom the Company and its Subsidiaries have significant business relationships; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(b).

(b) During the Applicable Period, except (v) as expressly contemplated or permitted by this Agreement, (w) as disclosed in Section 5.1 of the Company Disclosure Letter, (x) as required by applicable Law, (y) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed, solely in the case of (A) clauses (vi) through (xvii) below and (B) clause (xviii) below to the extent related to clauses (vi) through (xvii)), or (z) for actions otherwise taken (or not taken) by the Company or any of its Subsidiaries to respond to any exogenous event beyond the reasonable control of the Company or its Subsidiaries (provided that that, with respect to any action to be taken (or not taken) under this clause (z), neither the Company nor any of its Subsidiaries shall take (or not take) any such action unless the Company shall have first delivered prior written notice to Parent and engaged in good faith consultation with Parent), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments or organizational documents;

(ii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial merger or consolidation, liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries with any other Person, or liquidate the Company or any of its Subsidiaries;

(iii) issue, deliver, sell, pledge, grant, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock, except pursuant to the settlement of Company RSUs or Company PSUs outstanding as of the date hereof and in accordance with the terms of such instruments;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) regular quarterly cash dividends on the Shares in the ordinary course of business, including the crediting of “dividend equivalents” pursuant to outstanding Company RSUs and Company PSUs in connection with regular quarterly cash dividends; provided that each such dividend does not exceed an amount equal to $0.15 per Share or (B) any dividend or distribution by a Subsidiary of the Company to the Company or to another Subsidiary of the Company);

(v) (A) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, or (B) purchase, redeem or otherwise acquire shares of its capital stock, except, in each case, in connection with the net settlement of Company RSUs, Company PSUs or other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof;

(vi) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in, any corporation, partnership or other business organization or division for a purchase price, individually or in the aggregate, in excess of $10,000,000, other than purchases of inventory in the ordinary course of business or pursuant to existing Contracts; (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division for a purchase price, individually or in the aggregate, in excess of $10,000,000 other than sales or dispositions of inventory in the ordinary course of business or pursuant to existing Contracts;

(vii) (A) amend in any material respect, renew, extend or terminate any Material Contract, other than (x) the automatic renewal or extension of any such Material Contract pursuant to its terms or on terms that are not less favorable to the Company and its Subsidiaries, taken as a whole or (y) with respect to Contracts that are Material Contracts as a result of Section 3.15(a)(vi), in each case, in the ordinary course of business, or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than with respect to Contracts that would have been Material Contracts as a result of Section 3.15(a)(vi);

(viii) authorize any capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, except for capital expenditures of less than $1,500,000 individually or $7,500,000 in the aggregate;

(ix) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group), or (B) other than in connection with any revolving credit facility under the Credit Agreement, incur any Indebtedness (other than a guaranty by one or more members of the Company in favor of one or more other members of the Company Group) in excess of $2,000,000 individually or $10,000,000 in the aggregate;

(x) make any pledge of any of its material assets (or a material portion thereof) or permit any of its material assets (or a material portion thereof) to become subject to any Liens, other than Permitted Encumbrances;

(xi) except to the extent required by the terms of a Company Benefit Plan or as required by Section 5.9 (A) increase (or commit to increase) the compensation or benefits (including severance) of any current or former employee, officer, director, or consultant of the Company or any Subsidiary with an annual base salary in excess of $250,000, except for increases to base salary in the ordinary course of business of no more than 15% per employee, (B) materially amend, terminate or adopt any compensation or benefit plan (other than any such adoption or amendment to a health and welfare benefit plan applicable to a current employee that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable benefit plan) with or for the benefit of any current or former employee, officer, director, or consultant of the Company or any Subsidiary, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefits, including any equity or equity-based compensation, (D) grant or pay (or commit to grant or pay) any cash payment or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards or (E) establish or fund (or provide any funding for) any rabbi trust or other funding arrangement in respect of any Company Benefit Plan;

(xii) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xiii) (A) make, revoke or change any material Tax election, except for elections made in the ordinary course of business; (B) surrender any claim for a refund of material Taxes, (C) enter into any closing agreement, Tax allocation agreement or Tax sharing agreement with respect to material Taxes (other than, in each case, an agreement entered into in the ordinary course of business and the principal purpose of which is not related to Taxes); (D) file any material amended Tax Return; (E) settle or compromise any material Tax liability; (F) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a Tax Return); (G) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any governmental authority, in each case, principally in relation to Tax; (H) file any Tax Return in a manner materially inconsistent with past practice (except as required by a change in Law) or (I) change any accounting method for Tax purposes;

(xiv) compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements, or agreements (A) to settle any Action relating to employee claims or (B) made in the ordinary course of business that involve only the payment of money damages (1) not in excess of $100,000 individually or $1,000,000 in the aggregate or (2) consistent with the reserves reflected in the Company’s balance sheet as of June 30, 2025;

(xv) affirmatively waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other similar restrictive covenant obligation of any current or former employee or independent contractor, other than in the ordinary course of business;

(xvi) (A) sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of any Company Registered IP or other material Intellectual Property owned or purported to be owned by it (other than non-exclusive licenses granted in the ordinary course of business or with respect to immaterial or obsolete Intellectual Property) or (B) disclose any material trade secrets of or held by it to any third party (other than in the ordinary course of business to a third party bound by adequate confidentiality obligations);

(xvii) sell, transfer, assign, abandon, let lapse, lease, sublease or otherwise dispose of, in any respect, any Leased Real Property, except in the ordinary course of business; or

(xviii) agree to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xvii).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to (i) obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby or (ii) perform its covenants or agreements, or (b) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, proposals or offers with respect to, or the making of, an Acquisition Proposal, (ii) engage, authorize, or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.4 or, following the receipt of an Acquisition Proposal that did not result from a material breach of Section 5.4(a), contacting any Person making such Acquisition Proposal to ascertain facts or clarify terms for the purpose of the Company Board and any committee thereof reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal or (iii) enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors and officers to, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Persons be returned or destroyed in accordance with the applicable confidentiality agreement with such Persons. The Company will not waive, terminate or modify any provision of any “standstill” or similar obligation that prohibits an Acquisition Proposal to the Company Board; provided, that nothing in this Agreement shall restrict the Company from permitting a Person to request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent that the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company agrees that any material violations of the restrictions set forth in this Section 5.4 by any of its or and of its Subsidiaries’ Representatives (acting on behalf of the Company or any of its Subsidiaries) will be deemed to be a breach of this Agreement (including this Section 5.4) by the Company, but only to the extent the Company has knowingly authorized, directed or materially assisted such Representatives in committing such violation.

(b) Notwithstanding anything to the contrary in Section 5.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach of Section 5.4(a) and that the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreements (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being agreed that the Company may enter into a confidentiality agreement without a standstill provision), (ii) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, and (iii) otherwise facilitate and encourage such Acquisition Proposal or assist such Person with such Acquisition Proposal; provided, that the Company shall promptly (and in any event within twenty-four (24) hours after the time it is provided to such Person) provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c) Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) adopt, approve, declare advisable or recommend, or publicly propose to adopt, approve, declare advisable or recommend, any Acquisition Proposal or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) fail to publicly recommend against acceptance of any tender offer or exchange offer for the Shares within ten (10) Business Days after commencement of such offer (or if the Company Stockholders Meeting is scheduled to be held within ten (10) Business Days from the date of such commencement, promptly, and in any event, no later than two (2) Business Days prior to the scheduled date of the Company Stockholders Meeting), (v) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (or, if the Company Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, within one (1) Business Day after such request and, in any event, no later than two (2) Business Days prior to the scheduled date of the Company Stockholders Meeting) if the Company receives an Acquisition Proposal that is publicly made or announced; provided that Parent may make such a request no more than one (1) time per Acquisition Proposal and the Company shall not be required to do so to the extent it would be inconsistent with applicable Law, including the fiduciary duties of the directors or (vi) resolve or publicly propose to take any action described in the foregoing clauses (i) through (v) (any of such actions, an “Adverse Recommendation Change”); provided further that delivery of a written notice to Parent as contemplated by clauses (d) or (e) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this Section 5.4(c).

(d) Notwithstanding anything to the contrary set forth in this Section 5.4 or elsewhere in this Agreement, following receipt of a bona fide written Acquisition Proposal by the Company after the date of this Agreement, and prior to the Company Stockholder Approval, that did not result from a material breach of this Section 5.4, if the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company Board (or any committee thereof) may, at any time prior to the Company Stockholders Meeting, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent four (4) Business Days’ prior written notice, which notice shall (1) state expressly that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) include as exhibits thereto an unredacted copy of the Alternative Acquisition

Agreement and (3) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable (provided, that in the case of this clause (A), that the Company shall be required to provide Parent with a new notice and an additional two (2) Business Day period hereunder if the applicable alternative acquiror amends the financial terms or any other material term or condition of the applicable Superior Proposal before the Company Board (or any committee thereof) makes such Adverse Recommendation Change or terminates this Agreement), and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, the Company shall, and shall use reasonable best efforts to cause its Representatives to, have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four (4) Business Day period (or two (2) Business Day period following an amended Superior Proposal) (subject to any applicable extensions), which may be on a non-exclusive basis, to permit Parent to propose adjustments to the terms and conditions of this Agreement or the Equity Commitment Letter such that the Acquisition Proposal ceases to constitute a Superior Proposal; and

(ii) following the four (4) Business Day period (or two (2) Business Day period) (subject to any applicable extensions), the Company Board (or any committee thereof) shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary set forth in this Section 5.4 or elsewhere in this Agreement, upon the occurrence of any Intervening Event, if the Company Board (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company Board (or any committee thereof), at any time prior to the Company Stockholder Approval, may make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and (2) state expressly that, subject to clause (ii) below, the Company Board (or any committee thereof) has determined to make an Adverse Recommendation Change (provided, that in the case of this clause (A), that the Company shall be required to provide Parent with a new notice and an additional two (2) Business Day period hereunder in the event of any material modifications or developments with respect to such Intervening Event before the Company Board (or any committee thereof) makes such Adverse Recommendation Change) and (B) prior to making such an Adverse Recommendation Change, used (and shall have used reasonable best efforts to cause its Representatives to have used) commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such three (3) Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement or the Equity Commitment Letter such that the failure of the Company Board (or any committee thereof) to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) following the three (3) Business Day period (or two (2) Business Day period), the Company Board (or any committee thereof) shall have determined in good faith, after consultation with its outside legal counsel, and financial advisors, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) The Company promptly (and in any event within twenty-four (24) hours) shall advise Parent orally and in writing of any written Acquisition Proposal received by the Company or any of its Representatives, which notice shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms of any such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal. The Company shall thereafter keep Parent informed, on a current basis (and in any event within 24 hours), of any material change in the terms of any such Acquisition Proposal and the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof, including by providing a copy of material documentation relating thereto that is exchanged between the Person (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) promptly after receipt thereof.

(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board (or any committee thereof) from (i) taking and disclosing to Company stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law or violate applicable Law, and in either case, such action taken pursuant to this Section 5.4(g) shall not constitute an Adverse Recommendation Change.

Section 5.5 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (but no later than thirty (30) days from the date hereof), the Company shall, with the assistance of Parent, prepare the Proxy Statement and file the Proxy Statement with the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement.

(b) Without limiting the generality of the foregoing, each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its commercially reasonable efforts (in consultation with Parent) to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of any correspondence with the SEC with respect to the Proxy Statement. Notwithstanding anything to the contrary in Section 5.5(a) or this Section 5.5(b), prior to filing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith.

(c) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (whether by confirmation that the SEC has no further comments or expiration of the ten (10)-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act without receipt of comments from the SEC) (the “SEC Clearance Date”), the Company, acting through the Company Board (or a committee thereof), shall (i) cause the definitive Proxy Statement to be mailed to the Company’s stockholders within five (5) Business Days following the SEC Clearance Date, (ii) take all action necessary to duly call, give notice of, set a record date for, convene and hold the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval within forty-five (45) days of the date of the first mailing of the definitive Proxy Statement and (iii) except to the extent that the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change in accordance with Section 5.4, (x) include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement, (y) submit this Agreement for adoption by the stockholders of the Company at the Company Stockholders Meeting and (z) use commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement; provided, that the Company shall be permitted to adjourn, recess, delay or postpone convening the Company Stockholders Meeting (but not beyond the Termination Date) (A) if in the good faith judgment of the Company Board (or any committee thereof), after consultation with its outside legal counsel, failure to effect such adjournment, recess, delay or postponement would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) for the absence of a quorum (either in person or by proxy) necessary to conduct the business of the Company Stockholders Meeting or obtain the Company Stockholder Approval, (C) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval or (D) if the Company Board (or any committee thereof) has determined in good faith, after consultation with its outside legal counsel, that it is required by applicable Law to postpone or adjourn the Company Stockholders Meeting in order to give the stockholders of the Company sufficient time to evaluate any supplement or amendment to the Proxy Statement. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholders Meeting will not be postponed or adjourned (aa) by more than ten (10) days at a time or (bb) on more than three (3) occasions. In no event will the record date of the Company Stockholders Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and representatives to afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (other than any of the foregoing that relates to the consideration, negotiation and execution of this Agreement, or, subject to the disclosure requirements set forth in Section 5.4, any Acquisition Proposal; and it being agreed that this Section 5.6 shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials); provided, that, except as required pursuant to Section 5.17, neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party entered into prior to the date of this Agreement, (ii) in the good faith judgment of the Company based on the advice of outside legal counsel, constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any of its Subsidiaries (it being agreed that, in the case of clauses (i) and (ii), the Company shall give notice to Parent of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such agreement or waive the applicable privilege), (iii) in the good faith judgment of the Company based on the advice of outside legal counsel, otherwise violate any applicable Law or (iv) include information reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand.

(b) Except as otherwise permitted pursuant to Section 5.17, each of Parent and Merger Sub shall hold and treat, and shall direct its Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the (i) Confidentiality Agreement, dated as of June 11, 2025, by and between Advent International, L.P. and the Company and (ii) Confidentiality Agreement, dated as of June 11, 2025, by and between Corvex PE Advisors LP and the Company (collectively, the “Confidentiality Agreements”), which Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms.

Section 5.7 General Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 5.7) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1 and Section 5.8), Parent and Merger Sub shall (and shall cause their respective Subsidiaries to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (i) take (or cause to be taken) all actions; (ii) do (or cause to be done) all things; and (iii) assist and cooperate with the other parties hereto in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated hereby, including by (A) causing the conditions to the Merger of the other party hereto set forth in Article VI to be satisfied (but not waived) and (B) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities; and (2) making all registrations, declarations and filings with Governmental Entities, in each case that are necessary or advisable to consummate the transactions contemplated hereby. In furtherance of the foregoing, the Company and Parent shall use commercially reasonable efforts to promptly notify each other of (x) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Merger, or (y) any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger. This Section 5.7 shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 5.8.

Section 5.8 Antitrust.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Antitrust Law to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act or any other Antitrust Law; (ii) using best efforts to defend all Actions by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using best efforts to resolve any objection asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.8(a), each of the parties hereto, as applicable, agrees to prepare and file as promptly as practicable (and in any event no later than ten (10) Business Days from the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act and shall prepare and file as promptly as practicable (and in any event no later than ten (10) Business Days from the date of this Agreement) appropriate filings under the Antitrust Laws in the jurisdictions set forth in Section 3.4(b) of the Company Disclosure Letter. Parent shall pay all filing fees for the filings required under the Antitrust Laws by the Company and Parent.

(c) If a party hereto receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a “Second Request” under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and advisable, and after consultation with the other parties, a response which is, at a minimum, and in the reasonable judgement of such party, in substantial compliance with such request.

(d) The parties hereto shall keep each other apprised of the status with respect to the matters set forth in this Section 5.8 and work cooperatively in connection with obtaining the approvals of or clearances under Antitrust Laws from each applicable Governmental Entity to consummate the transactions contemplated by this Agreement, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification or other substantive filing in relation to the transactions contemplated hereunder with any Governmental Entity, including the initial filings under the HSR Act set forth in Section 5.8(b), without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is reasonably required for any application or other filing to be made by the other party pursuant to applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any substantive communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.8 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any substantive meetings with or other substantive appearances before any Governmental Entity with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement; provided, however, notwithstanding the foregoing, in the event of a disagreement, the final determination as to the appropriate course of action with respect to implementing the ultimate strategy for securing approvals, and expiration of relevant waiting periods under applicable Law, including Antitrust Laws, and resolving or defending against any Action brought or threatened to be brought by any Governmental Entity under any applicable Law, including Antitrust Laws, shall be made by Parent.

(e) In addition, Parent shall take, or cause to be taken, all other action and shall do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its best efforts to obtain the expiration of all applicable waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties hereto to consummate the transactions contemplated by this Agreement.

(f) In furtherance of its obligations under Section 5.2, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire (by merger, consolidation, purchase of equity interests or assets, joint venture or otherwise) any Person or any business, division or portion thereof, if such acquisition or agreement would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity under

Antitrust Law necessary for the consummation of the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement under Antitrust Law or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(g) Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.8 shall include Parent committing to: (i) selling, divesting, or otherwise conveying assets, categories, portions or parts of assets or businesses of Parent and its controlled Affiliates; (ii) agreeing to sell, divest, or otherwise convey any asset, category, portion or part of an asset or business of the Surviving Corporation and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time; (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or the conduct of business arrangements or terminating any existing relationships and contractual rights and obligations; provided that none of Parent’s non-controlled Affiliates, including any investment funds or investment vehicles affiliated with, or managed or advised by, any direct or indirect equity holder of Parent or any portfolio company (as such term is commonly understood in the private equity industry), are required to agree or commit to take, or not take, any actions relating to any of their respective assets, businesses or voting securities or part or interest thereof. No actions taken pursuant to this Section 5.8 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(h) Notwithstanding anything to the contrary in this Section 5.8, a party’s commercially or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial or competitively sensitive information has been redacted available to the other party.

Section 5.9 Employee Matters.

(a) Without limiting any additional rights that any employee of the Company or any of its Subsidiaries who continues to be employed by the Surviving Corporation following the Effective Time (each, a “Company Employee”) may have under any Company Benefit Plan or applicable Law, and except as otherwise agreed in writing between Parent and a Company Employee, Parent will cause the Surviving Corporation and each of its Subsidiaries, as applicable, for a period commencing at the Effective Time and ending on the 18-month anniversary thereof, to maintain for each Company Employee (i) a base wage or base salary rate that is no less favorable than the base wage or base salary rate provided to such Company Employee immediately prior to the Effective Time, (ii) target short-term and long-term cash incentive opportunities that are no less favorable than those provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits upon a termination of employment that are no less favorable than the severance benefits to which such Company Employee would have been entitled upon a termination of employment under similar circumstances under the applicable Company Benefit Plan as in effect immediately prior to the Effective Time and listed on Section 3.11(a) of the Company Disclosure Letter, without taking into account any reduction, and taking into account all increases, in compensation paid or payable to such Company Employee on or after the Effective Time, (iv) retirement, health, and welfare benefits (excluding any post-employment health and welfare benefits and defined benefit pension plans) that are in the aggregate no less favorable than the retirement, health, and welfare benefits (excluding any post-employment health and welfare benefits and defined benefit pension plans) maintained for and provided to such Company Employee immediately prior to the Effective Time, and (v) without limiting the generality of clause (iv), for each Company Employee who actively participates in a nonqualified deferred compensation plan of the Company or one of its Subsidiaries immediately prior to the Effective Time, a continuing opportunity either to continue to participate in such plan, or to participate in an alternative nonqualified deferred compensation plan of Parent or one of its Subsidiaries on substantially no less favorable terms.

(b) The Company will cause each Company Employee to be paid such Company Employee’s annual, quarterly, or other periodic bonus(es) and commission(s) earned through the end of the 2025 calendar year in the ordinary course, based on actual performance, pursuant to the terms and conditions of the Company’s applicable bonus programs in effect as of the Effective Time and listed on Section 3.11(a) of the Company Disclosure Letter consistent with the Company’s past practice.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility, vesting, and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans) under each employee compensation, incentive, and benefit (including vacation) plan, program, policy, and arrangement maintained as of and after the Effective Time by Parent, any of its Subsidiaries, or the Surviving Corporation in which the Company Employee participates (each, a “Parent Plan”) for the Company Employee’s service with the Company, its Subsidiaries, and their predecessor entities (i) to the same extent recognized by the Company and its Subsidiaries under the comparable Company Benefit Plan immediately prior to the Effective Time and (ii) to the extent that such credit will not result in a duplication of benefits with respect to the same period of service. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries will use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar Company Benefit Plans immediately prior to the Effective Time for the portion of the year in which the Effective Time occurs, in each case, to the same extent provided under the comparable Company Benefit Plan.

(d) Prior to making any written or broad-based oral communications to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent or an Affiliate thereof following the Effective Time, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, which comments the Company shall consider in good faith and incorporate to the extent reasonably practicable (if the Company does not adopt particular comments, the parties shall confer in good faith to reach compromise substitute language); provided, however, that the Company shall not be required to provide advance copies of communications that are consistent with prior communications that have been reviewed by Parent.

(e) Nothing contained in this Agreement will (i) be treated as an amendment to any Company Benefit Plan, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement or terminating any Company Employee or (iv) be deemed to guarantee employment for any period of time. Nothing herein is intended to provide any Company Employee or former employee any third-party beneficiary rights under this Agreement.

Section 5.10 Takeover Laws. If any Takeover Law is or becomes applicable (or is deemed to be applicable) to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company, Parent, Merger Sub and their respective board of directors shall grant such approvals and take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee or director may have under any agreement or Company Benefit Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer and director of the Company and its Subsidiaries (the “Indemnified

Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable and documented out-of-pocket fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date hereof within ten (10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries that is set forth on Section 5.11 of the Company Disclosure Letter shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause the Surviving Corporation to provide substitute policies or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, neither Parent nor the Surviving Corporation shall be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such maximum amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of annual coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided that the premiums for such insurance purchased by the Company do not exceed 300% of the last annual premium paid by the Company prior to the date hereof in respect of such coverage. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain such policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and, unless required by applicable Law, may not be amended in a manner that would adversely affect the rights of any Indemnified Party without their prior written consent).

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers, conveys or disposes all or a majority of its properties and assets to any Person or engages in any division transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or Executive Officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. Each of Parent and the Company, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (ii) with respect to an Adverse Recommendation Change made in accordance with this Agreement or (iii) to enforce rights and remedies under this Agreement; provided, that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Company or Parent, as applicable, or to the extent that they have been reviewed and previously approved by both the Company and Parent. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, Parent, Merger Sub and their Affiliates shall not be required to consult with the Company prior to making any statements or disclosures with respect to this Agreement or the transactions contemplated by this Agreement (A) to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, or (B) on such Person’s website or social media channels in the ordinary course of business (but with respect to such statements, only to the extent that such statements are consistent with the previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually if approved by the other party)).

Section 5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement, and Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL immediately following the execution and delivery of this Agreement by the parties hereto.

Section 5.15 Stock Exchange De-Listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.16 Treatment of Company Indebtedness. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by Parent that are required to terminate all commitments outstanding under and repay in full all obligations, if any, owing in respect of all Payoff Indebtedness, and facilitate the release of all Liens, if any, securing such obligations, and the release of all guarantees, if any, in connection therewith, in each case, on the Closing Date as of the Effective Time (such termination, repayment and releases, the “Payoff Indebtedness Terminations”); provided, that, for the avoidance of doubt, the Company may rescind any such notice in accordance with the terms of the agreement governing such Payoff Indebtedness if the Effective Time does not occur on the prepayment and termination date specified in such notice. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, deliver to Parent at least two (2) Business Days prior to the Closing Date executed payoff letters with respect to all Payoff Indebtedness (each, a “Payoff Letter”) in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the Persons to whom such Payoff Indebtedness is owed (or any agent on behalf of such Persons), which Payoff Letters, together with any related release documentation, shall be reasonably satisfactory to Parent and, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Payoff Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Closing Date, be released and terminated. Parent and Merger Sub shall use reasonable best efforts to enter arrangements reasonably satisfactory to the Credit Agreement Agent and Parent in respect of any letters of credit issued under the Credit Agreement and set forth on Section 5.16 of the Company Disclosure Letter. Notwithstanding anything in this Agreement to the contrary (but subject to the requirement to deliver prepayment and termination notices by the time required by and otherwise in accordance with the terms of the agreements governing such Payoff Indebtedness), in no event shall this Section 5.16 require the Company or any of its Subsidiaries to cause the Payoff Indebtedness Terminations to be consummated unless and until the Effective Time has occurred.

Section 5.17 Financing Cooperation.

(a) Prior to the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, the Company shall, to the extent Parent may reasonably request, use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall instruct its and their respective Representatives to, use commercially reasonable efforts to provide, in each case, at Parent’s expense in accordance with Section 5.17(b), to Parent such cooperation as is reasonable and customary and reasonably requested in writing by Parent in connection with consummation of the debt financing consummated or anticipated to be consummated by Parent in connection with the transactions contemplated hereunder (any such debt financing, a “Debt Financing”), including, without limitation:

(i) cooperating in the preparation of any customary confidential information memorandum or similar customary marketing documents and the negotiation, execution and delivery of any definitive financing documents (including any loan agreement, pledge and security documents, and related deliverables (including any schedules and exhibits thereto)) as may be reasonably requested by Parent;

(ii) making senior management of the Company reasonably available at mutually agreeable reasonable times, with reasonable advance notice, for participation in conference calls and/or lender meetings (limited, in the case of lender meetings to no more than two (2) meetings) and a reasonable and limited number of due diligence sessions, drafting sessions and, to the extent required by the Debt Financing, sessions with ratings agencies;

(iii) solely with respect to financial information and data derived from the Company’s and its Subsidiaries’ books and records, cooperating and assisting Parent in connection with the preparation of customary pro forma financial statements reflecting the consummation of the relevant transactions contemplated hereby to the extent customary to be included in marketing materials in connection with the Debt Financing; provided, for the avoidance of doubt, that the Company and its Subsidiaries shall not be obligated to provide pro forma financial statements or any information regarding any post-Closing or pro forma cost savings, synergies, capitalization or ownership;

(iv) ensuring that the chief financial officer or similar officer of the Company executes, (A) prior to the Closing, customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders containing a customary “10b-5 representation” and identifying any portion of such information that constitutes material, nonpublic information regarding the Company; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company and its Subsidiaries with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof and (B) a customary solvency certificate in the form and substance reasonably satisfactory to Parent;

(v) facilitating the pledging of collateral and the perfection of the applicable security interests;

(vi) furnishing Parent and the Debt Financing Sources promptly, and in any event no later than three (3) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” provisions of anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent in writing at least nine (9) Business Days prior to the Closing Date;

(vii) causing the taking of corporate and other actions by the Company that are reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company who retain their respective positions as of the Closing;

(viii) consenting to the reasonable use of the logos of the Company in connection with the Debt Financing in a manner that is customary for financing transactions of the type; it being understood that such logos will not be used in a manner that is intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company;

(ix) to the extent the syndication efforts in respect of the Debt Financing would benefit from the existing lending relationships of the Company, provide such support reasonably requested by Parent to achieve such benefits; and

(x) at the reasonable request of Parent, and subject to the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed (and for clarity, any action by the Company acting in good faith and upon the advice of legal counsel shall not be deemed unreasonable)), using commercially reasonable efforts to (A) file with the SEC or any securities exchange and (B) post on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means, disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in any bank information memoranda or other customary marketing materials to be provided to potential debt investors who do not wish to receive material nonpublic information with respect to any of the Company, its Subsidiaries or any of their respective securities;

provided, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, (i) materially interfere with the business or operations of the Company and its

Subsidiaries (it being understood and agreed that the actions specified in clauses (i) through (x) of this Section 5.17(a), giving effect to all reasonable and customary qualifiers and other limitations expressly set forth therein, do not interfere with the business or operations of the Company and/or its Subsidiaries), (ii) cause any representation or warranty in this Agreement to be breached or (iii) cause any condition in this Agreement to be failed to be satisfied; provided, further, that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall (1) be required to bear any cost or expense, pay any fee or incur any liability unless and until the Closing occurs, (2) other than with respect to the authorization letters contemplated in clause (iv) above, (a) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing, unless and until the Closing occurs or (b) execute or deliver any definitive financing documents, including any credit or other agreements, pledge or security documents or other certificates, legal opinions or documents, in connection with the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date, (3) be required to take any corporate or similar actions prior to the Closing to permit the consummation of the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date, (4) be required to provide or prepare any financial and operating data with respect to the Company and its Subsidiaries that is not prepared by the Company in the ordinary course of business and available to the Company or (5) be required to deliver or cause the delivery of (x) any legal opinions or accountants’ comfort letters or (y) reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing that, in the case of this clause (y), is not contingent upon the Closing or that would be effective prior to the Closing Date. If Closing does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries, and their respective officers, employees and other Affiliates, from and against any loss, liability, damages, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”) incurred by any of them in connection with the arrangement of the Debt Financing and the utilization of any information in connection therewith, except to the extent such Losses arise out of or result from (A) any material inaccuracy in any information provided by or on behalf of the Company and/or any of its Subsidiaries or (B) the gross negligence, fraud or willful misconduct or intentional misrepresentation or intentional breach of this Agreement by the Company and/or any of its Subsidiaries or any of it or their respective Affiliates. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, Parent shall be permitted to share information related to the Company with rating agencies and prospective lenders and financing sources, subject to the entry thereof into customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memorandum. Neither the Company nor any of its Subsidiaries or Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.17 that would (i) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (ii) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (iii) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract to which the Company or any of its Subsidiaries is a party, (iv) require the Company or any of its Subsidiaries or any of their Representatives to provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines could jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Subsidiaries or (v) require the delivery of any opinion of counsel representing the Company or any of its Subsidiaries; provided, that in the event that the Company or any of its Subsidiaries or any of their Representatives do not provide access or information in reliance on clause (iv), the Company will use commercially reasonable efforts to notify Parent that such information is being withheld on such basis (but solely if providing such notice would not violate any confidentiality obligation).

(b) If Closing does not occur, Parent shall reimburse the Company for all reasonable and documented expenses incurred by the Company in connection with its compliance with this Section 5.17, promptly upon receipt of the Company’s written request therefor.

(c) Notwithstanding anything to the contrary in this Agreement, any failure by the Company to comply with its obligations under this Section 5.17 shall be disregarded for purposes of determining whether the condition set forth in Section 6.3(b) has been satisfied, and no such failure shall be deemed to constitute a breach of this Agreement for purposes of such condition.

(d) Parent and Merger Sub acknowledge and agree that obtaining any Debt Financing (or any alternative financing), or the consummation of any transaction or issuance in connection therewith, is not a condition to the Closing, and Parent and Merger Sub each reaffirm their respective obligations to consummate the transactions contemplated hereby irrespective and independently of the availability of any Debt Financing (or any alternative financing), subject only to the satisfaction of the conditions set forth in Section 6.1 and Section 6.3.

Section 5.18 Transaction Litigation. Each of the Company, on the one hand, and Parent, on the other hand, shall as promptly as reasonably practicable notify the other party in writing of, and shall give the other party a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation. For purposes of this Section 5.18, “participate” means that the Company or Parent, as the case may be, shall keep the other party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and the other party may offer comments or suggestions at its own expense with respect to such Transaction Litigation which the Company or Parent, as the case may be, shall consider in good faith, but the other party shall not be afforded decision-making power or authority. Notwithstanding the foregoing, the Company shall not compromise or settle, or agree to compromise or settle, any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

Section 5.19 Equity Financing. Subject to, and in accordance with, the terms of the Equity Commitment Letter, Parent and Merger Sub will take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter. Parent shall not amend, waive, supplement, consent to or otherwise modify the Equity Commitment Letter in any respect without the prior written consent of the Company. Parent shall give the Company prompt written notice (i) of any breach or default, cancellation, termination or repudiation (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in any breach or default) by any party to the Equity Commitment Letter, (ii) of the receipt of any notice from any Person with respect to any breach, default, termination or repudiation by any party to the Equity Commitment Letter and (iii) of any expiration or termination of the Equity Commitment Letter. Without limiting the foregoing, Parent shall not, and shall not permit any of its controlled Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent consummation of the Equity Financing contemplated by the Equity Commitment Letter (and subject to the terms and conditions thereof) or fail to take any action or enter into any transaction, if such failure would reasonably be expected to materially impair, delay or prevent consummation of the Equity Financing contemplated by the Equity Commitment Letter (and subject to the terms and conditions thereof). Parent and Merger Sub acknowledge and agree that neither obtaining the Equity Financing or any alternative financing, nor the consummation of any issuance of equity securities Equity Financing or any alternative financing, is a condition to the Closing, and Parent and Merger Sub each reaffirm their respective obligations to consummate the transactions contemplated hereby, irrespective and independently of the availability of the Equity Financing or any alternative financing or the consummation of any such issuance, subject to the satisfaction of the conditions set forth in this Agreement.

Section 5.20 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c) Antitrust Laws. (i) Any applicable waiting period (and any extension thereof) under the HSR Act (including any timing agreements, understandings, or commitments entered into with a Governmental Entity to extend any waiting period or not close the transactions) shall have expired or been terminated and (ii) the approvals by the Governmental Entities listed in Section 3.4(b) of the Company Disclosure Letter shall have been obtained.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company:

(i) set forth in Section 3.1(a) (Organization, Standing and Power) and Section 3.24 (Brokers) of this Agreement (A) to the extent not qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (B) to the extent qualified by “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein, shall be true and correct, as so qualified, in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(ii) set forth in (A) Section 3.2(a) (Capital Stock) shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any inaccuracies in such representations and warranties that are de minimis relative to the total fully diluted equity capitalization of the Company, and (B) Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date; and

(iii) all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 6.3(a), shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing as of the Effective Time.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an Executive Officer of the Company certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

Section 6.4 Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger or the other transactions contemplated hereby to the extent that such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before 11:59 p.m. (Eastern time) on July 5, 2026 (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) to the extent that any action of such party or Merger Sub (in the case of purported termination by Parent) or failure of such party or Merger Sub (in the case of purported termination by Parent) to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.8; provided, further, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) to the extent that any action of such party (or Merger Sub in the case of purported termination by Parent) or failure of such party (or Merger Sub in the case of purported termination by Parent) to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the issuance or continuing existence of such judgment, order, injunction, rule or decree or other action, and such action or failure to perform constitutes a breach of this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) to the extent that any action of such party (or Merger Sub in the case of purported termination by Parent) or failure of such party (or Merger Sub in the case of purported termination by Parent) to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure to obtain the Company Stockholder Approval and such action or failure to perform constitutes a breach of this Agreement.

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2 and (B) has not been cured by the earlier of the Termination Date and the thirtieth (30th) day following delivery of the Company’s written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3); or

(ii) if prior to obtaining Company Stockholder Approval, (A) the Company Board (or any committee thereof) authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with, and as a condition to, the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4, enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or substantially concurrently with, and as a condition to, such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 7.3(b);

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3 and (B) has not been cured by the earlier of the Termination Date and the thirtieth (30th) day following delivery of the Parent’s written notice to the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement (and such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2); or

(ii) if the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the parties hereto or any Non-Recourse Party, except that the Confidentiality Agreements and the provisions of Section 3.24 and 4.10 (Brokers), Section 5.13 (Public Announcements), Section 5.6(b) (Confidentiality), Section 5.17(b) (Financing Cooperation - Reimbursement), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial), Section 8.15 (No Presumption Against Drafting Party), Section 8.18 (Non-Recourse) and Section 8.19 (Debt Financing Sources) of this Agreement shall survive the termination hereof; provided, that, subject to Section 7.3(e), none of the parties hereto shall be released from any liabilities or damages arising out of fraud or a Willful Breach.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval shall be shared equally by Parent and the Company.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to termination under Section 7.1(b)(i) or Section 7.1(d)(i) or the taking of a vote to adopt this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 7.1(b)(iii)), an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and it has been so announced or publicly made known but not withdrawn (x) prior to such termination in the case of such termination under Section 7.1(b)(i) or Section 7.1(d)(i) or, (y) prior to the Company Stockholders Meeting in the case of such termination under Section 7.1(b)(iii) and (B) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent a termination fee of $38,900,000 (the “Termination Fee”), it being agreed that in no event shall the Company be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Termination Fee on more than one occasion.

(c) Payment of the Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with, and as a condition to, termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii) or (iii) within (2) Business Days after termination, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii).

(d) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses, provided that in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees) in connection with such suit, together with interest (compounded annually) on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. The parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties hereto would not enter into this Agreement.

(e) The parties hereto agree that, other than in the case of fraud or a Willful Breach by the Company, the payment of the Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.3(d), shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or any of their respective Affiliates under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event any such payment becomes due and payable. Upon payment of the Termination Fee by the Company, other than in the case of fraud or a Willful Breach by the Company, neither Company, nor its Subsidiaries or Affiliates, nor any of their respective former, current or future stockholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any their respective assignees or successors nor any former, current or future stockholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing shall have any further liability to Parent, Merger Sub or any other Person for any losses suffered under, arising out of or relating to this Agreement and the transactions contemplated hereby (including the termination hereof and the abandonment of the Merger), whether at Law, in Contract, in tort or otherwise.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto, prior to the Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective boards of directors; provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties hereto may to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties hereto which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall in each case of (x) and (y) be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

c/o Advent International, L.P.

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02215

Attention: Advent Legal

Email: [***]

and

Corvex PE Advisors LP

667 Madison Avenue

New York, NY 10065

Attention: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello; Sachin Kohli

E-mail: [***]

(ii)	if to the Company, to:

Heidrick & Struggles International, Inc.

233 South Wacker Drive

Suite 4900

Chicago, IL 60606-6303

Attention: [***]

E-mail: [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Eduardo Gallardo; Andrew Goodman

E-mail: [***]

Section 8.3 Certain Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Section 8.4 Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to October 5, 2025. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to “days” in this agreement means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

(b) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date); (iv) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available (A) in the electronic dataroom relating to the transactions contemplated by this Agreement maintained by the Company or in the Company SEC Documents on or prior to one (1) calendar day prior to the date of execution of this Agreement or (B) via email delivery to the other party or its authorized representatives before execution of this Agreement.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section  251 of the DGCL, but shall have the effects provided in this Agreement.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended third party beneficiaries thereof, (b) with respect to Section 8.19, which shall inure to the benefit of the Debt Financing Sources who are intended third party beneficiaries thereof, (c) if and only if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and applicable Law and (ii) the rights of holders of Company RSUs or Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement, (d) the rights of the Non-Recourse Parties set forth in Section 8.18, (e) the right of the Company, on its own behalf and as representative of its stockholders and other applicable Persons, to pursue damages (including claims for damages based on the loss of economic benefits of the Merger, including the loss of premium, suffered by holders of Shares, Company RSUs and Company PSUs) and other relief (including equitable relief) for the benefit of the Company and its Affiliates, holders of Shares, Company RSUs and Company PSUs or other applicable Persons in the event of Parent’s or Merger Sub’s failure to effect the Merger as required by this Agreement or otherwise breaches this Agreement. Parent and Merger Sub expressly acknowledge and agree that they shall be jointly and severally liable to the Company for any such damages or relief for which Parent or Merger Sub is found liable, including claims based on lost stockholder premium and other economic harm, whether or not this Agreement has been validly terminated pursuant to Article VII. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon, or seek enforcement of, the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 8.10 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub acknowledge and agree that, at any time prior to the valid termination of this Agreement pursuant to Article VII, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts chosen under Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Without limiting the foregoing, the Company shall also be entitled to seek specific performance of Parent’s rights and obligations under the Equity Commitment Letter, including Parent’s obligation to enforce each Equity Investor’s obligations thereunder, in accordance with and subject to the terms and conditions of the Equity Commitment Letter. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the parties hereof will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY COMMITMENT LETTER, THE LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14 Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. No party hereto may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.16 Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of the Company or any of its Subsidiaries as a result of legal counsel representing the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 8.16(a) and (c) all documents maintained by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement shall, from and after the Closing, be held by the persons serving as directors of the Company immediately prior to the Closing, and their respective successors.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.17.

Section 8.18 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company or any of its Subsidiaries may assert in accordance with the Equity Commitment Letter, the Limited Guarantee or the Confidentiality Agreements. Except as expressly set forth in this Agreement, the Equity Commitment Letter, the Limited Guarantee or the Confidentiality Agreements, no former, current or future officers, employees, directors, partners, direct or indirect equity holders, managers, members or other Representatives or Affiliates of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated by this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated by this Agreement shall be sought or had against any Non-Recourse Party, except for claims that any party may assert (a) against another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (b) pursuant to the express terms of the Equity Commitment Letter, the Limited Guarantee or the Confidentiality Agreements.

Section 8.19 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, its Subsidiaries and each of their Affiliates hereby:

(a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Source Related Parties, arising out of or relating to, this Agreement or any of the transactions contemplated hereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court;

(b) AGREES THAT ANY SUCH PROCEEDING SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE PROVIDED IN THE APPLICABLE DOCUMENTATION RELATING TO THE DEBT FINANCING;

(c) agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Related Parties in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agrees that service of process in any such legal proceeding shall be effective if notice is given in accordance with Section 8.2;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court;

(f) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(g) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY;

(h) agrees that none of the Debt Financing Source Related Parties shall have any liability to the Company, any of its Subsidiaries and/or any of their respective Affiliates relating to or arising out of this Agreement or any of the transactions contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise (the Company, on behalf of itself and its Subsidiaries and each of their respective Affiliates, hereby acknowledges that they have no recourse against, and hereby waive any rights or claims against, the Debt Financing Source Related Parties in connection therewith); provided, that nothing in this Agreement shall limit the liability of the Debt Financing Source Related Parties pursuant to the documentation related to the Debt Financing; and

(i) agrees that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.19 and that such provisions and the definitions of “Debt Financing Sources” or “Debt Financing Source Related Parties”, shall not be amended in any way that is materially adverse to any Debt Financing Source Related Party without the prior written consent of the Debt Financing Sources party to the documentation relating to the Debt Financing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HERON BIDCO, LLC

By:	/s/ Ben Scotto
Name: Ben Scotto
Title: President

HERON MERGER SUB, INC.

By:	/s/ Ben Scotto
Name: Ben Scotto
Title: President

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

By:	/s/ Thomas L. Monahan, III
Name: Thomas L. Monahan, III
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Certain Definitions

(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Affiliates for (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company), in each case where the business acquired constitutes 20% or more of (i) the net revenues, (ii) the net income or (iii) the assets of the Company and its Subsidiaries, taken as a whole (in the case of items (i) and (ii), based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company SEC Documents and, in the case of item (iii), measured by the fair market value thereof as determined in good faith by the Company Board)) or (B) the acquisition by (including by way of merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction), or issuance to, any Person in any manner, directly or indirectly, or any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company or (C) any combination of the foregoing, in each case other than the Merger and the other transactions contemplated by this Agreement;

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that, for purposes of Section 4.15 and Section 5.8(f), the term “Affiliate” as used therein (i) shall not include any portfolio company of Parent, its Affiliates or its Affiliates’ investment funds and (ii) shall only include those Affiliates of Parent who, directly or indirectly, have executed a written commitment to make an investment in Parent in connection with the transactions contemplated by this Agreement.

(c) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition;

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Governmental Entities in the State of Delaware are authorized or required by applicable Law to be closed;

(e) “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, Tax gross-up, employee loan, employment, equity or equity-based compensation (including stock purchase), severance, termination, vacation, bonus or other cash incentive, health or welfare, post-retirement welfare, consulting, compensation or employee benefit plan, agreement, program, policy, or arrangement, in each case, whether written or unwritten, funded or unfunded, that is maintained, administered, contributed to, or sponsored by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has or may have any present or future liability, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan, agreement, program, policy, or arrangement maintained or sponsored solely by a Governmental Entity to which the Company or any Subsidiary is required to contribute pursuant to applicable Law;

(f) “Company Group” means the Company and its wholly-owned Subsidiaries, taken as a whole;

(g) “Company Stock Plan” means the Fifth Amended and Restated Heidrick & Struggles 2012 Globalshare Program, as in effect from time and time (and any predecessor plans);

(h) “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the

EXHIBIT A

Company or any of its Subsidiaries or any of their respective properties are bound, other than any Company Benefit Plan;

(i) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(j) “Credit Agreement” means that certain Credit Agreement, dated October 26, 2018, by and among the Company, Bank of America, N.A., as administrative agent (the “Credit Agreement Agent”), and the lenders party thereto, as amended by that certain First Amendment to Credit Agreement, dated July 13, 2021, and as further amended by that certain Second Amendment to the Credit Agreement, dated February 24, 2023 and as further amended by that certain Third Amendment to the Credit Agreement, dated March 17, 2025;

(k) “Debt Financing Source Related Parties” means Debt Financing Sources, their Affiliates and their Affiliates’ respective former and current directors, officers, managers, members, stockholders, partners, employees, advisors, agents and representatives and their successors and assigns;

(l) “Debt Financing Sources” means solely in its capacity as such, any lender, agent, arranger or similar debt financing source that has committed to provide, arrange or act as administrative agent or collateral agent or has otherwise entered into agreements (including any joinder agreements) in connection with all or any part of the Debt Financing;

(m) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement;

(n) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws;

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(p) “ERISA Affiliates” means any entity, trade, or business (whether or not incorporated) that is, or has at the relevant time been, under common control, or treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code;

(q) “Executive Officer” means, with respect to any Person, each officer who, as of the date hereof, files reports with the SEC pursuant to Section 16(a) of the Exchange Act;

(r) “Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery, anti-corruption, or illegal payments or gratuities;

(s) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (iv) all guarantees of such Person of any Indebtedness of any other Person, (v) obligations of such Person under leases classified as capital or finance leases in accordance with GAAP, (vi) obligations of such Person in respect of interest rate and currency obligation swaps and hedging arrangements, in each case, calculated as if the

EXHIBIT A

applicable swap or hedging arrangement was terminated at the Effective Time and (vii) liabilities related to the deferred purchase price of property or services (including any earn-outs, contingent payments, seller notes or other similar obligations);

(t) “International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order or directive promulgated, issued or enforced pursuant to such Laws); (iii) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order or directive promulgated, issued or enforced pursuant to such laws; (iv) anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (v) export, import and customs laws of other countries in which the Company or any of its Subsidiaries has conducted or is currently conducting business;

(u) “Intervening Event” means an event or effect that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Company Board prior to the execution of this Agreement), which event or effect, or any consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholder Approval and (B) does not relate to (i) an Acquisition Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal (ii) changes in the Share price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event);

(v) “knowledge” of the Company means the actual knowledge of the individuals listed on Section 8.3(v) of the Company Disclosure Letter;

(w) “Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the business currently conducted by the Company or any Subsidiary of the Company;

(x) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary of the Company holds, or grants the right to hold, any Leased Real Property;

(y) “Liens” means any security interest, lien, claim, pledge, mortgage, condemnation or expropriation award, lease, sublease, preferential purchase right, option, conditional sales contract, limitation in voting rights, charge, license or other encumbrance of any nature whatsoever;

(z) “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic, business or social conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, including due to the issuance of any executive orders or other proposed or binding directives issued by any Governmental Entity or other governmental activity, (3) any actions required under this Agreement to obtain any approval or

EXHIBIT A

authorization under applicable antitrust or competition Laws for the consummation of the Merger or any of the other transactions contemplated hereby, (4) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes in any applicable Laws (including actions taken by any Governmental Entities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing; provided, that notwithstanding anything to the contrary set forth herein, any imposition of new tariffs, duties, trade restrictions, or import/export regulations by the U.S. government (or any retaliatory measures enacted by foreign governments in response thereto) shall not constitute, and shall not be taken into account in determining the occurrence of, a Material Adverse Effect, regardless of the magnitude or whether such measures have a disproportionate impact on the Company and its Subsidiaries, (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (8) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (9) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (10) any other regional, national or international calamity, crisis or emergency, including any government shutdown, default or other similar event or occurrence by or involving any Governmental Entity, whether or not caused by any Person, (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees (including actual or threatened departures thereof) of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (12) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by this Agreement, (13) any matter set forth in the Company Disclosure Letter or (14) any actions taken (or omitted to be taken) at the written request of Parent; provided, that in the case of clauses (1), (2), (4), (7), (8), (9) and (10), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”);

(aa) “Nasdaq” means the Nasdaq Stock Market;

(bb) “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control;

(cc) “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby;

(dd) “Payoff Indebtedness” means any liabilities of the type described in clauses (i) and (ii) of the definition of “Indebtedness”;

(ee) “Permitted Encumbrances” means: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to real property which are not due and payable as of the Closing

EXHIBIT A

Date or which are being contested by appropriate proceedings and for which adequate reserves have been established on the applicable financial statement in accordance with GAAP; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not delinquent and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which are being contested by appropriate proceedings; (C) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any Subsidiary of the Company or any violation of which would not have a Material Adverse Effect; (D) Liens that will be terminated at or prior to the Closing Date; (E) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other title defects which (i) are matters of record, (ii) would be shown by a current accurate survey, or (iii) do not materially impair the use or occupancy of such real property; and (F) non-exclusive licenses under Intellectual Property;

(ff) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(gg) “Personal Information” means a natural Person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural Person or that is related to a natural Person or, in combination with other reasonably available data, can be used to identify or locate a natural Person, in addition to any definition for “personal information” or any similar term provided by applicable Law or the Company’s or any of its Subsidiaries’ privacy policies, notices or contracts;

(hh) “Privacy Laws” means all applicable Laws, legal requirements and binding guidelines and standards relating to the Processing of any Personal Information and any and all applicable Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.

(ii) “Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

(jj) “PSU Performance Level” means, (i) 100% of all Company PSUs that vest on the achievement of specified stock prices and (ii) 200% of target with respect to all other Company PSUs.

(kk) “Representative” means, with respect to any Person, such Person’s directors, officers, managers, employees, investment bankers, attorneys, consultants, accountants and other advisors;

(ll) “Retained Claim” means the “Retained Claim” as set forth in the Equity Commitment Letter.

(mm) “Sanctioned Country” means any country or region that itself is the subject or target of a comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, and prior to July 1, 2025, Syria);

(nn) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other Governmental Entity with jurisdiction over the Company and its Subsidiaries;

(oo) “Sanctions Target” means any Person that is the subject or target of any Sanctions, including any Person: (a) named in any Sanctions-related list maintained by the U.S. Department of State, the U.S. Department

EXHIBIT A

of Commerce or OFAC, including the OFAC “Specially Designated Nationals and Blocked Persons List” or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other Governmental Entity with jurisdiction over the Company or its Subsidiaries; (b) located, organized, or resident in a Sanctioned Country, or (c) owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a)-(b);

(pp) “Significant Subsidiary” means each Subsidiary of the Company listed on Section 8.3(pp) of the Company Disclosure Letter;

(qq) “Solvent” means, as of any time of determination, with respect to any Person, that: (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date;

(rr) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(ss) “Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a material breach of Section 5.4 which the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal (including the certainty of closing and, if applicable, any revisions to the terms of this Agreement or the Equity Commitment Letter proposed by Parent in writing prior to the time of such determination), and this Agreement; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(tt) “Tax Returns” means all U.S. or non-U.S. (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return;

(uu) “Taxes” means U.S. federal, state, provincial, local or non-U.S. taxes, levies, imposts, duties, fees, assessments or other charges in the nature of a tax imposed by a Governmental Entity, including any income, profits, gross or net receipts, property, ad valorem, sales, use, capital gain, transfer, estimated, excise, license, production, franchise, employment, social security, national insurance contributions, unemployment, occupation, payroll, registration, capital, severance, stamp, documentary, value added, goods and services, and add-on minimum taxes (in each case, whether payable directly or imposed by way of withholding or deduction), together with all interest, penalties and additions imposed with respect to such amounts;

(vv) “Transaction Litigation” means any Action (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving Parent, Merger Sub, the Company, the Company Board, any committee thereof and/or any of Parent’s or the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction

EXHIBIT A

(including any Action based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries), in each case other than any Action solely among the parties hereto or their respective Affiliates.

(ww) “United States” or “U.S.” means the United States of America; and

(xx) “Willful Breach” means, with respect to any agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of the Closing to occur.

EXHIBIT A

Annex B

October 5, 2025

The Board of Directors

Heidrick & Struggles International, Inc.

233 South Wacker Drive, Suite 4900

Chicago, IL 60606

Members of the Board of Directors:

We understand that Heidrick & Struggles International, Inc. (“Heidrick”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Heidrick, Heron BidCo, LLC (“Parent”) and Heron Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, pursuant to which, among other things, Merger Sub will be merged with and into Heidrick (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Heidrick (“Heidrick Common Stock”) (other than (i) the shares of Heidrick Common Stock held in the treasury of Heidrick or owned, directly or indirectly, by Parent, Merger Sub or a wholly-owned subsidiary of Heidrick and (ii) any Dissenting Shares (as defined in the Agreement) (collectively, the “Excluded Shares”)) will be converted into the right to receive $59.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Heidrick Common Stock (other than the Excluded Shares) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Heidrick;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Heidrick furnished to or discussed with us by the management of Heidrick, including certain financial forecasts relating to Heidrick prepared by the management of Heidrick (such forecasts, “Heidrick Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of Heidrick with members of senior management of Heidrick;

(4)	reviewed the trading history for Heidrick Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of Heidrick with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)

considered the results of our efforts on behalf of Heidrick to solicit, at the direction of Heidrick, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Heidrick;

(8)	reviewed a draft, dated October 3, 2025, of the Agreement (the “Draft Agreement”); and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

The Board of Directors

Heidrick & Struggles International, Inc.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Heidrick that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to Heidrick Forecasts, we have been advised by Heidrick, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Heidrick as to the future financial performance of Heidrick. We have relied, at the direction of Heidrick, upon the assessments of the management of Heidrick as to the potential impact of market, governmental and regulatory trends and developments relating to or affecting Heidrick and its business. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Heidrick, nor have we made any physical inspection of the properties or assets of Heidrick. We have not evaluated the solvency or fair value of Heidrick under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Heidrick, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Heidrick or the contemplated benefits of the Merger. We have also assumed, at the direction of Heidrick, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Heidrick Common Stock (other than the Excluded Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Heidrick or in which Heidrick might engage or as to the underlying business decision of Heidrick to proceed with or effect the Merger. We are also not expressing any view or opinion with respect to, and we have relied, at the direction of Heidrick, upon the assessment of representatives of Heidrick regarding legal, regulatory, accounting, tax and similar matters relating to Heidrick or the Merger, as to which matters we understand that Heidrick obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Heidrick in connection with the Merger and will receive a fee for our services, a portion of which is payable in upon the delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Heidrick has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and

The Board of Directors

Heidrick & Struggles International, Inc.

financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Heidrick and certain of its affiliates, Advent International, L.P. (“Advent”), an affiliate of Parent, and certain affiliates and portfolio companies of Advent, and Corvex PE Advisors LP (“Corvex”), an affiliate of Parent, and certain affiliates and portfolio companies of Corvex.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Heidrick and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as or acting as administrative agent, lead arranger, bookrunner for, and a lender under, certain term loans, letters of credit and other credit facilities of Heidrick and/or certain of its affiliates, (ii) having provided or providing certain treasury management services and products to Heidrick and/or certain of its affiliates and (iii) having provided or providing certain foreign exchange trading services to Heidrick and/or certain of its affiliates. In addition, certain of our affiliates maintain certain commercial (including vendor and/or customer) relationships with Heidrick and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Advent and/or certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain term loans, leases, letters of credit and other credit facilities of Advent and/or certain of its affiliates and/or portfolio companies (including in connection with certain mergers and acquisitions transactions), (ii) having acted or acting as underwriter or manager for certain block trades and other equity offerings of Advent and/or certain of its affiliates and/or portfolio companies, (iii) having provided or providing certain treasury management services and products to Advent and/or certain of its affiliates and/or portfolio companies and (iv) having provided or providing certain derivatives and foreign exchange trading services to Advent and/or certain of its affiliates and/or portfolio companies. In addition, certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with Advent and/or certain of its affiliates and/or portfolio companies.

Further, we and our affiliates in the past have also provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Corvex and/or certain of its affiliates and/or portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as lender under certain term loans of Corvex and/or certain of its affiliates and/or portfolio companies, (ii) having provided or providing certain treasury management services and products to Corvex and/or certain of its affiliates and/or portfolio companies and (iii) having provided or providing certain derivatives and foreign exchange trading services to Corvex and/or certain of its affiliates and/or portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Heidrick (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Heidrick or the Merger. It should be understood that

The Board of Directors

Heidrick & Struggles International, Inc.

subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Heidrick Common Stock (other than the Excluded Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

BOFA SECURITIES, INC.

PRELIMINARY COPY - SUBJECT TO COMPLETION VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to [TBD] You may attend the meeting via the internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to join the meeting and vote. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. HEIDRICK & STRUGGLES INTERNATIONAL, INC. 233 S. WACKER DR., SUITE 4900 CHICAGO, IL 60606 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 NAME CONTROL # 0000000000000000 SHARES PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated October 5, 2025 (as amended or modified from time to time, the “Merger Agreement”), by and among Heidrick & Struggles International, Inc. (“Heidrick”), Heron BidCo, LLC (“Parent”) and Heron Merger Sub, Inc. (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into Heidrick, and Heidrick will survive the merger as a wholly-owned subsidiary of Parent. 2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heidrick’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated thereby. 3. To adjourn the special meeting to a later date or dates, if necessary or appropriate, including to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Heidrick stockholders a reasonable amount of time in advance of the special meeting, or to solicit additional proxies to approve the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. 0000685126_1 R2.09.05.010 02 0000000000 Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Virtual Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com HEIDRICK & STRUGGLES INTERNATIONAL, INC. Virtual Special Meeting of Stockholders [TBD] at [TBD] Eastern Time Via live webcast at [TBD] This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Tracey Heaton and Nirupam Sinha, and either of them, as proxy, with full power of substitution to each of them, to vote, as directed, all the shares of common stock of Heidrick & Struggles International, Inc. held of record as of [TBD], at the Virtual Special Meeting of Stockholders to be held on [TBD], or any adjournment of the meeting. This proxy authorizes Ms. Heaton and Mr. Sinha, and either of them, to vote in her or his discretion on any matter that may properly come before the Virtual Special Meeting or any adjournment of the meeting. You can virtually attend the meeting online by visiting [TBD]. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, this proxy will be voted “FOR” Proposals 1, 2 and 3. Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope in order that, in either case, your vote is received no later than [TBD]. 0000685126_2 R2.09.05.010 Continued and to be signed on reverse side